UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CARPENTER TECHNOLOGY CORPORATION

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MARKETS SERVED Aerospace & Defense | Energy | Industrial & Consumer | Medical | Transportation

Today's Performance, Tomorrow's Breakthroughs.™

CARPENTER® TECHNOLOGY

NOTICE OF 2019 Annual Meeting and Proxy Statement

www.CarpenterTechnology.com

MARKETS SERVED Aerospace & Defense Energy Industrial & Consumer Medical Transportation Todays Performance, Tomorrows Breakthroughs. TM NOTICE OF 2019 Annual Meeting and Proxy Statement www.CarpenterTechnology.com

Carpenter's Strategy

Driving Force:
Distinctive Product and Process Capabilities

Areas of Excellence:

Technology Development

- Respond quickly to customer technical questions
- Rapidly translate customer needs into solutions
- Develop proprietary and breakthrough products
- Establish and maintain process expertise and excellence
- Capture internal "know-how"

Operational Excellence

- Be safe and compliant
- Practice System Thinking
- Develop and execute standard work
- Identify and eliminate waste
- Employ root cause problem solving
- Perform daily management
- Control key process variables

Strategic Marketing

- Think, act and execute in a future outcome manner
- Translate broad strategies into actionable plans
- Demonstrate market knowledge
- Segment and target markets based on potential value and growth
- Provide timely customer solutions
- Support the go-to-market approach and advantage

Talent Engagement

- Acquire talent on an ongoing basis
- Provide attractive mix of rewards and recognition
- Sustain a high-performance environment
- Employ a living, strategic work plan
- Develop talent based upon criticality to the organization
- Anticipate changing requirements of a shifting workforce and marketplace
- Create compelling careers

Carpenter's Strategy Driving Force: Distinctive Product and Process Capabilities Areas of Excellence: Business Purpose: Our driving force is to leverage our core technical strength in engineered materials and process capabilities to solve our customer's current and anticipated challenges. We will grow in market segments where we can provide differentiated and value-added solutions to complex problems. We will solidify our position as the industry leader by being the preferred solutions provider and providing our customers a competitive advantage. Technology Development Respond quickly to customer technical questions Establish and maintain process expertise and excellence Rapidly translate customer needs into solutions Capture internal "know-how" Develop proprietary and breakthrough products Operational Excellence Be safe and compliant Employ root cause problem solving Practice Systems Thinking Perform daily management Develop and execute standard work Control key process variables Identify and eliminate waste Strategic Marketing Think, act and execute in a future outcome manner Segment and target markets based on potential value and growth Translate broad strategies into actionable plans Provide timely customer solutions Demonstrate market knowledge Support the go-to-market approach and advantage Talent Engagement Acquire talent on an ongoing basis Develop talent based upon criticality to the organization Provide attractive mix of rewards and recognition Anticipate changing requirements of a shifting workforce and marketplace Sustain a high-performance environment Create compelling careers Employ a living, strategic work plan

September 17, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Carpenter Technology Corporation to be held on October 8, 2019, at 11:00 a.m. Eastern Daylight Time, at the Four Seasons Hotel Philadelphia, One North 19th Street, Philadelphia, Pennsylvania 19103. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

Execution of Commercial and Manufacturing Strategies Drove Sales and Earnings Growth, Combined with Focus on Continued Investment in Future Growth Platforms

The ongoing execution of our strategy delivered our best financial results in the last six years. We continue to generate consistent year-over-year sales and earnings growth through solid execution of our commercial strategy and our ongoing focus on enhanced manufacturing discipline using the Carpenter Operating Model.

We have also taken innovative steps to strengthen our capabilities and expand our growing leadership positions in key growth platforms of Additive Manufacturing and Soft Magnetics. These investments are critical to position us for transformative growth and long-term value creation in the years to come.

▶

The safety of our employees has and will continue to be our top priority. Although our fiscal year 2019 total case incident rate was slightly above fiscal year 2018 results, we had several business units that achieved zero injuries in fiscal year 2019 demonstrating that a zero-injury workplace is possible. We are confident that we can achieve our safety goal across the entire organization through increased employee engagement, system improvements and continued leadership commitment.

▶

The execution of our solutions-focused commercial approach continues to drive backlog to record levels, especially in our key end-use markets of Aerospace and Defense and Medical. We continue to strengthen our supply chain position through our demonstrated expertise that has driven expanded customer relationships, key market share gains and an improving product mix.

▶

As demand for our solutions portfolio expands, we believe the ongoing execution of the Carpenter Operating Model is essential to capture manufacturing efficiencies and productivity enhancements necessary to unlock meaningful incremental capacity across all our facilities.

▶

We also continued to make progress on the Aerospace Vendor Approved Processes (“VAP”) at our Athens, Alabama facility. In fiscal year 2019, we received an additional seven VAP approvals demonstrating the value that Athens’ capacity and capabilities offer to the aerospace industry.

▶

Our focus on delivering current results is balanced by our investments to expand our position in our key long-term growth platforms. In fiscal year 2019, we advanced our leading end-to-end Additive Manufacturing portfolio with the acquisition of LPW Technology Ltd. The acquisition added powder life cycle management to our already impressive capabilities in Additive Manufacturing. We also strengthened our technical and operations teams through the addition of experienced industry veterans and thought leaders in this space. Our footprint, capabilities and breadth of expertise will be further enhanced by our Emerging Technology Center that is currently under construction on our Athens campus.

▶

We also advanced our soft magnetics capabilities to capitalize on the disruptive impact of electrification. Our significant investment in a new precision strip hot rolling mill on our Reading, Pennsylvania campus remains on track. We believe that the strip mill investment combined with our proven technical expertise and portfolio of proprietary soft magnetics alloys positions us to be a major player in this growing technology.

Our ability to invest in our future growth is a critical component of our strategy, and our strong balance sheet allows us the flexibility to make these investments. We have also demonstrated our commitment to providing direct returns to stockholders by increasing our quarterly dividend by 11% in fiscal year 2019. In addition, our long-standing commitment to providing direct returns to our stockholders is clear as fiscal year 2019 marks our 112th straight year of uninterrupted dividend payments.

As we enter fiscal year 2020, we seek to further improve on the impressive results we delivered in fiscal year 2019. Our strategy to be the preferred solutions provider in specialty materials with a reputation for zero injuries, unquestionable quality, intimate customer connections, innovative growth, creative technology, and engaged talent remains clearly in focus.

Thank you for your continued support and confidence in Carpenter Technology. I hope you can join us at the Annual Meeting.

Sincerely, Tony R. Thene President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

Carpenter Technology Corporation will hold its 2019 Annual Meeting of Stockholders at the Four Seasons Hotel Philadelphia at One North 19th Street, Philadelphia, Pennsylvania 19103 on Tuesday, October 8, 2019, at 11:00 a.m. We will vote on the following matters:

1.	The election of three directors to three-year terms expiring in 2022;

2.	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm for fiscal year 2020;

3.	Approval of our named executive officers’ compensation, in an advisory vote;

4.	Approval of an Amendment to the Stock-Based Incentive Compensation Plan for Officers and Key Employees; and

5.	Any other business that is properly presented at the meeting.

Only stockholders who were record owners of our common stock at the close of business on August 9, 2019, may vote at the meeting. A list of those stockholders will be available at the meeting and during the ten days before the meeting at Carpenter’s office of the Corporate Secretary, 1735 Market Street, 15th Floor, Philadelphia, Pennsylvania 19103. Carpenter’s Board of Directors solicits this proxy.

How to Vote:

It is important that you vote your shares. We encourage you to take advantage of the easy and cost-effective internet and telephone voting that Carpenter offers.

Internet: Visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the web page.	Mail: Complete and sign the proxy card and return it in the enclosed postage pre-paid envelope.

Telephone:

If your shares are held in the name of a broker, bank, or other nominee: Follow the telephone voting instructions, if any, provided on your proxy card. If your shares are registered in your name: Call 1-800-690-6903 and follow the telephone voting instructions. You will need the control number that appears on your proxy card when you call.

In Person:

You may attend the Annual Meeting and vote by ballot. Your admission ticket to the Annual Meeting is either attached to your proxy card or is in the e-mail by which you received your Proxy Statement.

Important notice regarding the availability of proxy materials for the annual meeting to be held on October 8, 2019. This Proxy Statement and our Annual Report to Stockholders for the fiscal year ending June 30, 2019, are available electronically at www.proxyvote.com.

Selected information from Carpenter’s 2019 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 17, 2019.

On behalf of the Board of Directors,

James D. Dee,

Vice President, General Counsel and Secretary

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Environmental, Social and Governance Issues	22

Governance Policies and Practices	23

Transactions with Related Parties	24

Compensation Committee Interlocks and Insider Participation	24

Delinquent Section 16(a) Reports	25

Security Ownership of Principal Beneficial Owners	26

Directors, Nominees and Management Stock Ownership	27

Director Compensation	29

Fiscal Year 2019 Director Compensation Table	31

Proposal No. 2 – Approval of Appointment of Independent Registered Public Accounting Firm	32

Audit/Finance Committee Report	34

Proposal No. 3 – Advisory Vote to Approve the Compensation of our Named Executive Officers	36

Compensation Committee Report	37

Proposal No. 4 – Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees	38

Compensation Discussion and Analysis (Table of Contents)	49

Safe Harbor Statement: Please refer to the Safe Harbor Statement in our Form 10-K for information about factors that could cause future results to differ materially from forward-looking statements, expectations, and assumptions expressed or implied in this proxy statement.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proxy Summary

Annual Meeting of Stockholders

Meeting Date:

October 8, 2019

Time:

11:00 a.m.

Place:

Four Seasons Hotel

Philadelphia at

One North 19th Street,

Philadelphia,

Pennsylvania 19103

Record Date:

August 9, 2019

This summary gives you an overview of selected information in this year’s proxy. Please read the entire proxy before voting.

Agenda and Voting Matters

Proposal	Board Recommendation	Page Reference
1. Election of three directors to three-year terms expiring in 2022	For all nominees	9
2. Ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2020	For	32
3. Advisory vote to approve the compensation of our named executive officers	For	36
4. Approval of amendment to the Stock-Based Incentive Compensation Plan for Officers and Key Employees	For	38

Director Nominees: Terms to Expire 2022

Name	Director Since	Experience and Qualifications	Board Committees	Board Tenure
Dr. Viola L. Acoff	2019	Metallurgical, Advanced Materials and Additive Manufacturing Experience	▶ Compensation ▶ Corporate Governance ▶ Science and Technology	7 months
I. Martin Inglis	2003	Chief Operating Officer and Chief Financial Officer Experience	▶ Audit/Finance ▶ Strategy	16 years
Stephen M. Ward, Jr.	2001	Chief Executive Officer and Information Technology Experience	▶ Compensation ▶ Corporate Governance ▶ Science and Technology	18 years

Board Composition Board Tenure Diversity of skills and experience

6	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proxy Summary • Governance Highlights

Governance Highlights:

Our commitment to good corporate governance is illustrated by the following practices:

▶	Board independence (10 out of 11 directors are independent)

▶	Strong corporate governance guidelines and policies

▶	Diversity of Board skills and experience

▶	Robust stock ownership guidelines for Directors and Executive Management

▶	Directors attended 99% of all Board and Committee meetings in fiscal year 2019

▶	Separate Chairman and Chief Executive Officer

▶	Succession planning process
▶	Majority voting with Director resignation policy for uncontested elections

▶	Stockholder outreach program

▶	Director training and education

▶	Annual Board and Committee evaluations

▶	Mandatory retirement policy

▶	Board risk oversight and assessment

▶	Independent Directors meet in executive sessions without management present

Compensation Governance Practices

Our executive compensation program reflects the Board’s strong commitment to good governance.

What we do

Balanced portfolio: The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics (financial and operational goals).

Double-trigger benefits: The Compensation Committee has implemented a double-trigger for change-in-control separation benefits. This means that a change-in-control of Carpenter alone does not trigger any severance obligations to our Named Executive Officers (“NEOs”) under our Change in Control Severance Plan or vesting of awards granted after July 18, 2018.

Committee discretion to reduce annual cash incentive: The Compensation Committee retains discretion to reduce, but not increase, annual cash incentive payouts for NEOs in appropriate circumstances.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Compensation Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics.

Risk assessment: The Compensation Committee reviews an annual assessment by the independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

What we don’t do

No excise tax gross-ups: The compensation program does not include any change-in-control tax gross-ups to our executives.

No dividend payments on unearned restricted stock units: We do not pay dividends on unearned restricted stock units. Additionally, no dividend equivalent rights are granted on shares underlying stock options.

Limited perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, relocation expenses and parking fee reimbursements at our Philadelphia headquarters.

No hedging/pledging of company stock: Our policy prohibits hedging or pledging of Carpenter stock by NEOs.

No option repricing: Our long-term incentive plan does not permit repricing of stock options without stockholder approval. Additionally, the plan does not permit Carpenter to offer a cash buyout of underwater options.

No employment contracts: We do not provide employment contracts to our NEOs.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	7

Proxy Summary • Stockholder Engagement and Advisory Say-On-Pay Vote

Stockholder Engagement and Advisory Say-On-Pay Vote

Since 2012, we have provided stockholders an annual say-on-pay advisory vote on compensation of our NEOs. We are very pleased that stockholders expressed their support of our compensation practices.

Pay for Performance

Our compensation program targets market median positioning, but delivers the majority of that compensation through performance-based compensation elements. This ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to Carpenter’s performance.

Target Direct Compensation Mix – CEO

18% Restricted Stock Units (Time) 20% Base Salary 20% Target Bonus 30% Restricted Stock Units (Target Performance) 12% Stock Options 62% Performance Based

Target Direct Compensation Mix – NEOs*

12% Restricted Stock Units (Time) 36% Base Salary 22% Target Bonus 21% Restricted Stock Units (Target Performance) 9% Stock Options 52% Performance Based

*	Represents target pay mix for Messrs. Audia, Dee, Lain, Malloy and Murtagh.

8	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proposal 1:

Election of Directors

Carpenter has a strong Board, bringing diverse experience and perspectives in areas vital to our business of manufacturing, fabricating and distributing specialty metals, including products for critical industries in aerospace, defense, energy, medical, and industrial and consumer end-use markets.

Our Board has eleven directors that serve in three classes, with each class serving for three-year terms. The term of office of one class of directors expires each year at the Annual Meeting. Dr. Viola L. Acoff, I. Martin Inglis and Stephen M. Ward, Jr. have been re-nominated for election at the 2019 Annual Meeting of Stockholders to serve for an additional term. If elected, their terms will expire at the 2022 Annual Meeting.

Unless otherwise directed by the stockholders, the shares represented by proxies will be voted for the three nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

Majority voting standard: Generally, directors will be elected by a majority of the votes cast. In the event of a contested election, where the number of candidates exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

Resignation policy: If an incumbent director fails to obtain the required majority vote in an uncontested election, that director must promptly tender a resignation to the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. The Board will then decide whether to accept or reject the resignation, and publicly disclose its decision, within 90 days following certification of the election results.

Mandatory retirement policy: All non-management directors must retire at the Annual Meeting of Stockholders that occurs after the director attains age 72 unless the Board determines there are extraordinary circumstances that warrant a longer tenure. A management director (officer of Carpenter) must retire from the Board at the earlier of attaining age 65 or retiring as an officer of Carpenter.

Kathryn C. Turner has attained the mandatory retirement age and will retire from the Board at this year’s Annual Meeting of Stockholders.

Nomination Process and Criteria for Selection

The Board’s Corporate Governance Committee is responsible for identifying and recommending qualified individuals to become members of the Board of Directors. Candidates are considered for nomination based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. The Corporate Governance Committee will review and consider any candidates for director recommended by a stockholder of record who is entitled to vote at an annual meeting and who satisfies the notice, information and consent provisions set forth in Carpenter’s By-laws. The Corporate Governance Committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. The Corporate Governance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter’s website at www.carpentertechnology.com.

In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board. The Corporate Governance Committee considers a number of characteristics, including each candidate’s professional background and capabilities, knowledge of specific industries, and experience working outside the United States. We believe the foremost responsibility of a Carpenter director is to represent the interests of stockholders as a whole, which requires directors to have time available to devote to Board activities. Accordingly, Carpenter seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter. Carpenter believes there should be a majority of independent directors on the Board, and it is our policy to avoid nominating outside professionals, such as lawyers, investment bankers, or accountants, whose firms provide services to Carpenter.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	9

Proposal 1: Election of Directors

Director Skills Summary

Our Board of Directors brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable stockholder value creation.

Director Name	CEO Experience	Key Industry Experience	Operational Manufacturing Experience	Financial Expertise	Strategy Experience	International Experience	R&D or Innovation Experience
Dr. Viola L. Acoff		⬛					⬛
Dr. A. John Hart		⬛					⬛
I. Martin Inglis		⬛	⬛	⬛	⬛	⬛	⬛
Steven E. Karol	⬛	⬛	⬛	⬛	⬛	⬛
Kathleen Ligocki	⬛	⬛	⬛		⬛	⬛
Robert R. McMaster	⬛	⬛		⬛	⬛
Gregory A. Pratt	⬛	⬛	⬛	⬛	⬛		⬛
Tony R. Thene	⬛	⬛	⬛	⬛	⬛	⬛
Kathryn C. Turner	⬛	⬛	⬛		⬛	⬛	⬛
Dr. Jeffrey Wadsworth	⬛	⬛			⬛		⬛
Stephen M. Ward, Jr.	⬛	⬛			⬛	⬛	⬛

FOR	The Board of Directors recommends that you vote FOR the election of Dr. Viola L. Acoff, I. Martin Inglis and Stephen M. Ward, Jr.

10	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proposal 1: Election of Directors

Nominees

Terms to Expire 2022

Dr. Viola L. Acoff

Dr. Acoff is currently the Associate Dean for Undergraduate and Graduate Programs at The University of Alabama College of Engineering, a position she has held since 2014. Dr. Acoff joined the faculty at The University of Alabama in 1994. Since 2004, she has been a professor in the University’s Department of Metallurgical and Materials Engineering, where she served as Department Head from 2009 to 2014. Dr. Acoff also led the Department of Chemical and Biological Engineering. She is a Doctor of Philosophy in Materials Engineering and holds graduate and undergraduate degrees in the same field. All degrees were earned at the University of Alabama at Birmingham.

Dr. Acoff also serves on the Executive Board of Boy Scouts of America (Black Warrior Council), the Board of Trustees for TMS Foundation, and the Four Little Girls Memorial Fund. She holds multiple awards, honors, and publications.

Associate Dean for Undergraduate and Graduate Programs at the University of Alabama College of Engineering

AGE                          DIRECTOR SINCE

52                     2019

COMMITTEES

▶  Corporate Governance

▶  Compensation

▶  Science and Technology

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Innovation ▶ R&D ▶ Intellectual Property

Dr. Acoff’s qualifications include, among other things, her expertise in additive manufacturing, advanced materials, welding metallurgy, physical metallurgy and materials characterization. Additionally, Dr. Acoff’s strong background as a professor in the metallurgical and materials area enables her to contribute valuable knowledge to our Board.

I. Martin Inglis

Mr. Inglis joined Battelle, a research and development enterprise headquartered in Columbus, Ohio, in 2004, and served as Executive Vice President and Chief Operating Officer, retiring in July 2014. Through July 2013, he also served as Chief Financial Officer. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets. He was named head, Global Products and Business Strategy, and elected a corporate Vice President in 1996; President, Ford South America, in 1999; head, Ford North America, in 2000; and Chief Financial Officer in 2001. Mr. Inglis also served on the Advisory Board of three venture funds (Reservoir Ventures, Battelle Ventures, and Fletcher Spaght), stepping down in mid-2015 from the first two.

Mr. Inglis is active in local charities and serves on the Board of Breckenridge Music where he is the Treasurer. He served as the Chairman of the Columbus Symphony Orchestra for six years through 2014. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

Retired Chief Operating Officer, Battelle; Previous Chief Financial Officer, Ford Motor Company

AGE                           DIRECTOR SINCE

68                     2003

COMMITTEES

▶  Audit/Finance (Chair)

▶  Strategy

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Finance ▶ Strategic Experience ▶ Labor Relations

Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors. Additionally, Mr. Inglis’ substantial operational and labor relations experience and broad international knowledge enable him to provide valuable perspective to support Carpenter’s growth strategies.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	11

Proposal 1: Election of Directors

Stephen M. Ward, Jr.

Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international computer company formed by the acquisition of IBM’s PC business by Lenovo of China. Prior to joining Lenovo, he was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division, and the Printing Systems Division. In his 26-year career with IBM, Mr. Ward also served as IBM’s Chief Information Officer and Vice President, Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM products and services to all manufacturing and industrial companies worldwide. In the mid-1990’s, he served as General Manager, IBM ThinkPad, in the IBM Personal Computer Company. He began his career at IBM as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control, and project development for disk drive, tape, and optical storage projects and software development, and was also an assistant to the IBM chairman. Mr. Ward was co-founder of E2open (a provider of supply chain management tools) and C3.ai, (a developer of “AI and IoT” enterprise platforms and software applications). He serves on the Board of C3.ai, where he is also Compensation Committee Chairperson. Mr. Ward also serves on the Board of KLX Energy Services Holdings, Inc. where he is a member of the Compensation and Governance committees. He holds a B.S. degree in mechanical engineering from California Polytechnic State University at San Luis Obispo.

Retired President and Chief Executive Officer, Lenovo Corporation

AGE                           DIRECTOR SINCE

64                     2001

COMMITTEES

▶  Corporate Governance (Chair)

▶  Compensation

▶  Science and Technology

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  KLX Energy Services Holdings, Inc. (since 2014)

Qualifications
▶ Chief Executive Officer ▶ Information Technology ▶ Innovation ▶ International Markets Experience

Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on innovation, which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

Terms to Expire 2021

Dr. A. John Hart

Dr. Hart is an Associate Professor of Mechanical Engineering at the Massachusetts Institute of Technology (“MIT”). He is also the Director of the MIT Laboratory for Manufacturing and Productivity, and the Center for Additive and Digital Advanced Production Technologies. Prior to joining the MIT faculty in 2013, Dr. Hart was Assistant Professor of Mechanical Engineering, Chemical Engineering, and Art and Design at the University of Michigan. He has worked extensively with industry in these areas via his research and as a consultant, and is a co-founder of Desktop Metal and VulcanForms.

Dr. Hart earned his Master’s and Ph.D. degrees from MIT, and his undergraduate degree from the University of Michigan. He has received numerous awards for his research and teaching accomplishments and has many publications and patents.

Associate Professor of Mechanical Engineering at the Massachusetts Institute of Technology AGE DIRECTOR SINCE 40 2019 COMMITTEES ▶ Audit/Finance ▶ Strategy CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0
Qualifications
▶ Research and Development ▶ Key Industry Experience ▶ Innovation

Dr. Hart’s qualifications include, among other things, his extensive work in the areas of additive manufacturing, advanced materials, machine design, automation and nanocomposites. His industry expertise and his background as a professor in these areas enable him to add valuable support to both the Board and Carpenter.

12	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proposal 1: Election of Directors

Kathleen Ligocki

Kathleen Ligocki is a former CEO and current board member. From 2015 to 2019, she served as the CEO of Agility Fuel Solutions, a leader in sustainable clean energy storage and propulsion solutions for commercial vehicles around the world since 2015. From 2014 to 2015, Ms. Ligocki served as the Chief Executive Officer of Harvest Power, one of the leading organics management companies in North America with a mission to create a more sustainable future by transforming organic wastes into bioenergy and soil amendment products. From 2012 to 2014, she worked as an Operating Partner at Kleiner Perkins Caufield & Byers, one of Silicon Valley’s top venture capital providers. From 2010 to 2012, Ms. Ligocki served as Chief Executive Officer of Next Autoworks, an auto company with a unique low-cost business model. From 2008 to 2009, Ms. Ligocki served as Chief Executive Officer of GS Motors, a Mexico City-based auto retailer owned by Grupo Salinas, a large Mexican conglomerate. From 2003 to 2007, she served as Chief Executive Officer of Tower Automotive, a Fortune 1000 global auto supplier. Ms. Ligocki also founded her own firm, Pine Lake Partner, a consultancy firm focused on start-ups and turnarounds. She has held executive positions at Ford and United Technologies where she led operations in the Americas, Europe, Africa, the Middle East and Russia. She started her career at General Motors in manufacturing leadership, sales and strategy/program management.

Ms. Ligocki earned a bachelor’s degree with highest distinction from Indiana University Kokomo and holds an MBA from the Wharton School at the University of Pennsylvania. She also has been awarded honorary doctorate degrees from Indiana University Kokomo and Central Michigan University. Currently she serves on the boards of Lear Corporation, a publicly traded Fortune 200 automotive supplier and Farmers Business Network, a venture capital-backed technology company in the agriculture sector. She is also a board member at the Indiana University Foundation.

Former CEO of Agility Fuel Solutions AGE DIRECTOR SINCE 62 2017 COMMITTEES ▶ Compensation ▶ Corporate Governance ▶ Strategy CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1 ▶ Lear Corporation (Since 2012)
Qualifications

▶ Chief Executive Officer ▶ International ▶ Key Industry Experience ▶ Operational Manufacturing Experience

Ms. Ligocki’s qualifications include, among other things, her Chief Executive Officer experience and leadership skills. Her international knowledge and operational manufacturing experience bring valuable insight to the Board.

Dr. Jeffrey Wadsworth

Dr. Wadsworth, now retired, was President and Chief Executive Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio from January 2009 to September 2017. He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory, Chief Executive Officer and President of UT-Battelle LLC, and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was Director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office during the formation of the U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.

Dr. Wadsworth was elected to the U.S. National Academy of Engineering in 2005, has been elected Fellow of three technical societies, and holds numerous awards and honors. Dr. Wadsworth holds a bachelor’s degree in metallurgy, a Ph.D., and D.Met, and D.Eng. degrees from Sheffield University, England.

Retired President and Chief Executive Officer, Battelle

AGE                           DIRECTOR SINCE

69                     2006

COMMITTEES

▶  Science and Technology (Chair)

▶  Audit/Finance

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  3D Systems (since 2017)

Qualifications
▶ Chief Executive Officer ▶ Research and Development ▶ Key Industry Experience

Dr. Wadsworth’s qualifications include, among other things, his strong background in Carpenter’s precise area of focus—metallurgy. Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	13

Proposal 1: Election of Directors

Terms to Expire 2020

Steven E. Karol

Mr. Karol is Managing Partner and founder of Watermill Group, a private investment firm specializing in strategic and operational management. He serves on the Boards of private companies owned by the Watermill Group, including Tenere, Inc., Quality Metalcraft, Inc., Enperi-Metal, Inc., Cooper and Turner, LTD., Beck Industries, and ENBI Global, Inc. Additionally, Mr. Karol is Chairman of the Board and CEO of HMK Enterprises, Inc., a privately-held investment company. From 2006 through February 2012, Mr. Karol served as a Director of Latrobe Specialty Metals, Inc. (“Latrobe”), a manufacturer and distributor of high-performance materials, which was partially owned by the Watermill Group during this time period and was acquired by Carpenter in February 2012.

Mr. Karol is currently a member of the Board of Advisors of J. Walter Company. He has also served as Chairman of the Board at Mooney Aircraft Company, Director and Chairman of the Audit Committee at StockerYale, and as a Director for Jeepers! Inc., Intelligent Energy Limited, Inter-Tel Corp., Superior Tubes, and Fine Tubes.

Mr. Karol is currently a member of the Young President’s Organization-Gold and has served as a member of the leadership team for this organization. During this time, Mr. Karol served on the International Board of Directors (1991—2001), Chairman of Strategic Planning (1993—1996), and as International President (1998—1999). He is currently a trustee of Tufts University and is Chairman of the Council of Advisors. He received the 2009 Tufts Distinguished Service Award. He is also past Chairman of the Board of Trustees of Vermont Academy, and a Director Emeritus at the National Brain Tumor Society. In addition, he is a co-founder and President of the Herbert M. Karol Cancer Foundation. He formerly served as a member of the Board of Overseers of the Boston Symphony Orchestra and he is a Trustee Emeritus of the Boston Ballet.

Managing Partner, Watermill Group; Chairman and Chief Executive Officer, HMK Enterprises, Inc.

AGE                           DIRECTOR SINCE

65                   2012

COMMITTEES

▶  Strategy (Chair)

▶  Corporate Governance

▶  Compensation

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

Qualifications

▶ Chief Executive Officer ▶ Deep Industry Knowledge ▶ Strategic Experience ▶ Financial Knowledge

Mr. Karol’s qualifications include, among other things, his extensive business experience and experience as a Chief Executive Officer and Chairman of the Board, which enable him to contribute to the Board’s operational and growth initiatives. In addition, Mr. Karol’s experience as a Director of Latrobe (a wholly-owned subsidiary of Carpenter) enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

Robert R. McMaster

Mr. McMaster held various positions at KPMG, LLP, an international audit, advisory and tax services firm, from May 1970 to June 1997, including Ohio Valley Area Managing Partner. He served from 1992 to 1997 as a member of KPMG’s Management Committee. From June 1997 to February 2005, Mr. McMaster was Chairman and Chief Executive Officer of Westward Communications and President and Chief Executive Officer of its successor company, ASP Westward Holdings, publishers of community newspapers in Texas, Arkansas, and Colorado.

Mr. McMaster serves as Chairman of the Board and Audit Committee Chairman of Sally Beauty Holdings Inc., a public company listed on the NYSE. Additionally, from September 2008 through May 2013, Mr. McMaster served as Senior Financial Advisor to the Chairman of Worthington Industries, a diversified metal processing company. He also is a former Board member of American Eagle Outfitters, Inc. and Dominion Homes Inc.

He has been active in a wide variety of community affairs organizations in the Columbus, Ohio region. He received his B.S., magna cum laude, in accounting from Miami University, Oxford, Ohio in 1970, and is the recipient of the Haskins & Sells Foundation Award for excellence in accounting.

Retired Chairman and Chief Executive Officer, Westward Communications; Prior Area Managing Partner, KPMG, LLP

AGE                          DIRECTOR SINCE

71                     2007

COMMITTEES

▶  Audit/Finance

▶  Strategy

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  Sally Beauty Holdings Inc. (Since 2006)

FORMER DIRECTORSHIPS

▶  American Eagle Outfitters, Inc.

▶  Dominion Homes Inc.

Qualifications
▶ Chief Executive Officer ▶ Accounting and Finance

Mr. McMaster’s qualifications include, among other things, his extensive accounting and financial expertise and background as managing partner at a large international firm providing audit, tax and advisory services.

14	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proposal 1: Election of Directors

Gregory A. Pratt

Mr. Pratt is the Chairman of the Board of Directors and served as interim President and Chief Executive Officer of Carpenter in fiscal years 2010 and 2015. Mr. Pratt is former Vice Chairman and director of OAO Technology Solutions, Inc. (“OAOT”), an information technology and professional services company. He joined OAOT in 1998 as President and Chief Executive Officer after OAOT acquired Enterprise Technology Group, Inc., a software engineering firm founded by Mr. Pratt. Mr. Pratt served as President and Chief Operations Officer of Intelligent Electronics, Inc. from 1991 through 1996, and was co-founder, and served variously as Chief Financial Officer and President, of Atari (US) Corporation from 1984 through 1991.

Mr. Pratt serves as Chairman of the Nominating and Governance Committee and a member of the Audit Committee at Tredegar Corporation, a public company listed on the NYSE. He served as a Director and Audit Committee Chairman of AmeriGas Propane, Inc., a public company listed on the NYSE for 7 years.

Mr. Pratt is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, which is a rigorous suite of courses spanning leading practices for boards and committees. He also was appointed to serve a three-year term on the Standing Advisory Group of the Public Company Accounting Oversight Board ending November 2016. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Chairman, Carpenter Technology Corporation; Prior Vice Chair, OAO Technology Solutions, Inc.

AGE                           DIRECTOR SINCE

70                     2002

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1

▶  Tredegar Corporation (Since 2014)

FORMER DIRECTORSHIPS

▶  AmeriGas Propane, Inc.

▶  OAO Technology Solutions

▶  Intelligent Electronics

▶  Atari Corporation

Qualifications

▶ Finance ▶ Information Technology ▶ Operations ▶ International	Mr. Pratt’s qualifications include, among other things, his extensive financial expertise, his leadership skills, and significant operational and international management experience as president of a large public company, all of which contribute to the valuable perspective Mr. Pratt brings to our Board of Directors.

Tony R. Thene

Mr. Thene was appointed to serve as Carpenter’s President and Chief Executive Officer in July 2015, when he was also appointed to the Board of Directors. He previously served as Carpenter’s Senior Vice President and Chief Financial Officer from January 2013 until June 2015. Prior to joining Carpenter, Mr. Thene served as the Chief Financial Officer of the Engineered Products and Solutions Business Group at Alcoa, Inc. from 2010 until 2013. Previously, he served as Vice President, Controller and Chief Accounting Officer of Alcoa. He also previously held various other positions during his 23-year career at Alcoa, including Director, Investor Relations; Chief Financial Officer for the Flat Rolled Products Group; Chief Financial Officer for Alcoa World Alumina and Chemicals; and manufacturing manager for the Alumina Chemicals business.

Mr. Thene earned his undergraduate degree in Accounting from Indiana State University and his MBA from Case Western Reserve University, Cleveland, Ohio. He is also a Certified Public Accountant.

Mr. Thene serves on the Board of Directors of Neenah, Inc., a leading global specialty materials company focused on premium niche markets that value performance and image. He also serves on Furman University’s Board of Trustees.

President and Chief Executive Officer, Carpenter Technology Corporation AGE DIRECTOR SINCE 58 2015 COMMITTEES ▶ Strategy CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 1 ▶ Neenah, Inc. (Since 2018)
Qualifications

▶ Finance ▶ Key Industry Experience ▶ Operations	Mr. Thene’s qualifications include his extensive accounting and financial knowledge, operational and manufacturing experience, and his leadership skills.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	15

Proposal 1: Election of Directors

Term to Expire 2019 - Kathryn C. Turner is retiring from the Board at the 2019 Annual Meeting of Stockholders since she has attained the mandatory retirement age.

Kathryn C. Turner

Ms. Turner is Chairperson, Chief Executive Officer and President of Standard Technology, Inc. Ms. Turner founded Standard Technology, a management and technology solutions firm with a focus in the Department of Defense sector, in 1985. Standard Technology is headquartered in Bethesda, Maryland.

Ms. Turner has a B.S. in Chemistry from Howard University. She currently serves on the Advisory Board of the Smithsonian Institute Libraries.

Ms. Turner has served on the President’s Export Council, the ExIm Bank Advisory Committee, the Commission on the Future of Worker-Management Relations, and the Defense Policy Advisory Committee on Trade.

Chairperson, Chief Executive Officer and President, Standard Technology, Inc.

AGE                           DIRECTOR SINCE

72                     1994

COMMITTEES

▶  Compensation (Chair)

▶  Corporate Governance

▶  Science and Technology

CURRENT NON-CARPENTER PUBLIC DIRECTORSHIPS 0

FORMER DIRECTORSHIPS

▶  ConocoPhillips

▶  Schering Plough

▶  The Tribune Company

▶  COMSAT

Qualifications
▶ Chief Executive Officer ▶ Research and Development ▶ Key Industry Experience ▶ IT Background

Ms. Turner’s qualifications include, among other things, her expansive Board leadership expertise and Chief Executive Officer experience, which enable her to provide a wide range of perspectives on governance and management issues. Ms. Turner’s knowledge of the defense aerospace industry, one of Carpenter’s markets, makes her well suited for addressing strategy matters. Ms. Turner also has knowledge of cybersecurity issues.

16	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Corporate Governance

Carpenter’s business, property and affairs are managed under the direction of its Board of Directors in accordance with the General Corporation Law of the State of Delaware and Carpenter’s Certificate of Incorporation and By-Laws. While Carpenter’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter’s officers during meetings of the Board of Directors and its committees.

Board Information

Majority Voting Standard for Election of Directors

The By-Laws have been amended to provide that directors will be elected by a majority of the votes cast except in the event of a contested election, where the number of candidates for election exceeds the number of directors to be elected. In a contested election, directors will be elected by a plurality of the votes cast.

Board Independence

In determining independence, each year the Board evaluates whether directors have a “material relationship” with Carpenter. To assess the “materiality” of a director’s relationship with Carpenter, the Board considers all relevant facts and circumstances, including the individuals or organizations with which the director has an affiliation. When a director is affiliated with one of Carpenter’s service providers or customers, the Board considers how often or regularly services are provided, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms as those prevailing at the time for unrelated parties in comparable transactions.

Mr. Thene was appointed Carpenter’s President and CEO and a member of Carpenter’s Board of Directors effective July 1, 2015. With the exception of Mr. Thene, all other members of the Board of Directors qualify as independent directors under the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Board committees also satisfy applicable requirements for certain of their members to qualify as independent directors.

Board Leadership Structure

At Carpenter, the roles of Chairman and Chief Executive Officer are split into two separate positions. The Board believes this split is the most appropriate leadership structure for Carpenter in order to clearly distinguish the functions of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to concentrate on operational and strategic issues while the Chairman focuses on governance and Board leadership.

Meetings of the Board, Committees, and Independent Directors

Carpenter expects attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2019.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	17

Corporate Governance • Board Information

As required by Carpenter’s Corporate Governance Guidelines, the independent directors of the Board meet in an executive session at least twice per year to review the performance of the Chief Executive Officer and to address any other matters of concern. Gregory A. Pratt, Chairman of the Board, presided over all executive sessions in fiscal year 2019.

Board/Committee	# Meetings Held
Full Board	Total: 8
Audit/Finance	10
Corporate Governance	5
Compensation	7
Science and Technology	4
Strategy	4
Total Committee Meetings	Total: 30
Executive Sessions (Independent directors meet without management present)	5
Annual Meeting of Stockholders	1
Average Director Attendance	99%
All directors attended last year’s Annual Meeting and are expected to attend in 2019

Board Committees

The Board of Directors has three standing committees: Audit/Finance, Corporate Governance, and Compensation. The Board currently also has two additional committees: Science and Technology, and Strategy. The Board periodically establishes ad hoc committees, on an interim basis, to assist the Board with specific matters when prudent and advisable. Summary information about each committee is shown in the following table.

18	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Corporate Governance • Board Information

Significant Functions of the Committee

Audit/Finance Committee

▶   Assists the Board in its oversight of the integrity of Carpenter’s financial statements:

•   qualifications, independence and performance of Carpenter’s independent registered public accounting firm;

•   performance of Carpenter’s internal audit personnel; and

•   overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

▶   Selects the independent registered public accounting firm and provides a recommendation to the Board with respect to including the company’s audited financial statements in the Annual Report on Form 10-K.

▶   Reviews and provides recommendations to the Board relating to major financial matters affecting the company.

COMMITTEE AND MEMBERS I. Martin Inglis, Chair A. John Hart Robert R. McMaster Jeffrey Wadsworth ▶ All members are independent ▶ All members are financially literate under NYSE standards

Corporate Governance Committee

▶   Functions as a nominating committee with respect to directors:

•   assists the Board in identifying qualified individuals to become directors; and

•   recommends the overall composition of the Board and its committees.

▶   Assists the Board in developing, implementing and monitoring a set of corporate governance principles for the company, and overseeing processes to assess the performance and effectiveness of the Board, its committees and Carpenter’s management.

▶   Ensures orderly succession at the Board and management levels.

COMMITTEE AND MEMBERS Stephen M. Ward, Jr., Chair Viola L. Acoff Steven E. Karol Kathleen Ligocki Kathryn C. Turner ▶ All members are independent

Compensation Committee

▶   Establishes the philosophy for executive compensation.

▶   Designs and oversees administration of Carpenter’s equity and incentive compensation plans.

▶   Reviews and approves compensation of Carpenter’s executive officers.

▶   Reviews and approves annually the corporate goals and objectives relevant to compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives.

▶   Reviews succession plans for Carpenter’s CEO and executive officers.

▶   Assists the Board with other human resource matters, including overseeing management’s work to promote organizational effectiveness, leadership development, and the design and administration of employee benefits programs.

COMMITTEE AND MEMBERS Kathryn C. Turner, Chair Viola L. Acoff Steven E. Karol Kathleen Ligocki Stephen M. Ward, Jr. ▶ All members are independent

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	19

Corporate Governance • Board of Directors’ Role in Risk Oversight

Significant Functions of the Committee

Science and Technology Committee

▶   Reviews and monitors major scientific or technological developments that could affect Carpenter’s current business or operations or implicate significant strategic planning or considerations for the future.

▶   Makes periodic recommendations to the Board concerning major developments or potential business opportunities for Carpenter with respect to scientific or technological matters.

COMMITTEE AND MEMBERS Jeffrey Wadsworth, Chair Viola L. Acoff Kathryn C. Turner Stephen M. Ward, Jr. ▶ All members are independent

Strategy Committee

▶   Ensures that Carpenter has developed a relevant operative strategy for the company’s industry and markets.

▶   Reviews and monitors implementation and maintenance of the corporate strategy.

▶   Reviews implementation of the corporate strategy through capital investments and corporate developments, including acquisitions, divestitures, joint ventures, strategic alliances and facility utilization.

COMMITTEE AND MEMBERS

Steven E. Karol, Chair

A. John Hart

I. Martin Inglis

Kathleen Ligocki

Robert R. McMaster

Tony R. Thene

▶  All members are independent except Mr. Thene, Carpenter’s President and CEO

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors management’s processes for operating Carpenter’s business, including risk management. The Board’s oversight of risk includes monitoring management’s work to identify risks and manage risk parameters, including those relating to enterprise, financial, operational, cybersecurity, business and reputation risks.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands and is committed to risk management and also incorporates business integrity into Carpenter’s overall corporate strategy and day-to-day business operations.

Oversight of Carpenter’s risk management processes is an important part of Board and committee work throughout the year.

20	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Corporate Governance • Stockholder Engagement and Communication with the Board

Risk Oversight Role and Responsibilities

Full Board

The full Board oversees management’s processes for managing significant strategic and business risks, such as those relating to our products, markets, capital investments, and cybersecurity.

.

Audit/Finance Committee	Corporate Governance Committee	Compensation Committee	Strategy Committee	Science and Technology Committee
Oversees management’s processes for managing business and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials	Oversees management’s processes for managing the risks associated with governance issues, such as the independence of the Board and key executive succession

Sets incentive metrics and the mix of incentive pay for executive compensation plans and policies; strives to drive high performance while avoiding an inadvertent incentive to take risks beyond the established risk parameters

Oversees management’s processes for the continual development, implementation and maintenance of Carpenter’s corporate strategy, and ensures that the annual business plan is aligned with and supports the corporate strategy

Oversees management’s processes for managing the risks associated with major scientific or technological developments that could affect business, operations or strategic planning

Management

Carpenter’s risk management processes include continuous work to assess and analyze the most likely areas of future risk and to address them in our long-term planning process and in our daily risk management activities.

Stockholder Engagement and Communication with the Board

Carpenter has long supported a robust investor relations program to communicate regularly with investors about economic, financial, operational and strategic matters. As a result of institutional investors’ changing practices, the Board worked with management to establish further engagement with investors’ governance personnel to discuss leadership, compensation, social responsibility and other governance matters. James D. Dee, Carpenter’s General Counsel and Chief Governance Officer, and Timothy Lain, Carpenter’s Chief Financial Officer and head of Investor Relations, assist the Board in understanding stockholders’ priorities and views on an ongoing basis. Messrs. Dee and Lain’s role is to communicate with stockholders throughout the year about investor relations, governance, compensation and social responsibility developments; to solicit feedback from stockholders and disseminate that information to the Board and management; to keep the Board and others in management apprised of stockholder views and priorities; and to arrange appropriate direct interactions for stockholders with the CEO, management, and directors.

The Board also requested that the Corporate Governance Committee regularly interact with the Chief Governance Officer, and that the Audit/Finance Committee regularly interact with the Chief Financial Officer to help the Board stay well informed of stockholder views.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	21

Corporate Governance • Environmental, Social and Governance Issues

Any stockholder who wishes to interact with the Board directly should send a request to our Chief Governance Officer, who will work with the Corporate Governance Committee to arrange appropriate interactions. Stockholders can contact Mr. Dee at jdee@cartech.com or 610-208-3423. Also, stockholders can contact Mr. Lain at tlain@cartech.com or 610-208-2210 regarding Investor Relations matters.

How to Communicate with our Board of Directors

Stockholders can communicate with the Board of Directors by sending a letter addressed to Carpenter Technology Board of Directors, c/o Corporate Secretary, 1735 Market Street, 15th Floor, Philadelphia, PA 19103. Carpenter’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed. If the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter or its business, or is similarly inappropriate, the Corporate Secretary will not forward the communication, and will notify the sender if and as appropriate. Stockholders and other interested parties may also communicate with the non-employee directors, non-executive Chairman, or the Audit/Finance Committee by sending an email to boardauditcommittee@cartech.com.

Environmental, Social and Governance Issues

Carpenter is committed to being a good corporate citizen that benefits the communities in which we live, work and play. We strive to maintain the highest ethical, environmental and safety standards and we encourage and celebrate our employees’ active participation in achieving these goals. Our business is managed for long-term success in a manner that we believe is economically, environmentally and socially responsible.

Carpenter Safety Vision

Above all else, the safety of our employees is Carpenter’s top priority. We believe that it is the shared responsibility of every employee to actively participate in all aspects of the safety program and to strive for zero injuries. The hallmarks of our safety program are:

▶	dedicated leadership, accountability and employee empowerment;

▶	continual improvement plans (Plan-Do-Check-Act);

▶	tools, resources, and education to improve total workplace safety and health; and

▶	a skilled, technology-driven workforce that proactively assesses risks, strives to eliminate hazards, and integrates learning from incidents and near-misses to prevent further occurrences.

Community Relations

We believe that part of being a responsible corporate citizen is improving the communities where our employees live and work. This commitment spans a wide variety of engagement and activities, both in terms of our employees’ volunteerism and monetary donations on behalf of Carpenter and by our employees, with the aim of strengthening our communities. We encourage employee volunteerism at all our locations through organized activities and by contributing to local charitable organizations and educational efforts from working at the food pantry, to taking children fishing, to participating in Relay for Life. Our employees are passionate about our communities and enjoy working together for the greater good.

Examples of how Carpenter supports our local communities include:

▶

Promoting science and math curriculum design in public schools and providing scholarship funding to educational efforts, such as summer materials camps, science and engineering fairs and STEM programs;

▶	Supporting the United Way and locally based non-profit organizations through monetary gifts and employee volunteerism; and

▶	Supporting Relay for Life fundraising cancer event.

22	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Corporate Governance • Governance Policies and Practices

Environmental

Carpenter is committed to responsible environmental performance throughout our operations. We have adopted environmental policies and procedures to help ensure compliance with applicable environmental standards and regulations. We believe in reducing waste across our operations by reusing, reducing or recycling materials and energy whenever possible, and we strive to manage our operations waste in a more sustainable manner, including more opportunities to recycle waste in lieu of disposing of it. Some of the highlights or our environmental practices include:

▶	Working with governmental agencies in support of effective environmental standards and regulations;

▶	Participation in pollution prevention, waste management, and recycling and energy conservation;

▶	Continuous efforts to increase the use of recycled materials in our business;

▶	Investments to increase our manufacturing efficiencies to reduce our environmental impact and that of our customers; and

▶

Advancements in emerging technologies such as additive manufacturing and soft magnetic solutions facilitating light weighting, increased fuel efficiency and reduced carbon emissions in end-use applications.

Governance Policies and Practices

Corporate Governance Guidelines and Charters

Carpenter’s Corporate Governance Guidelines, as well as the charters for all the Board committees and our Code of Business Conduct and Ethics, are available on Carpenter’s website at www.carpentertechnology.com. Copies will be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Carpenter’s CEO and senior financial officers. There were no waivers of the Code of Ethics for fiscal year 2019 or through the date of this Proxy Statement.

Ethics Hotline: Carpenter has established an independent web-based ethics hotline for employees to voice any concerns they may have in a confidential manner. A Board appointed corporate staff member will review any reports and, if necessary, involve the appropriate legal, finance, asset protection, human resources or other department.

Annual Board Performance Self-Evaluation

The Board conducts an annual self-evaluation to determine whether the Board and its committees are functioning effectively. The Corporate Governance Committee oversees the self-evaluation process. Results of the self-evaluation process are discussed with the Board as soon as practicable. The Corporate Governance Committee also evaluates individual directors as each is considered for re-election to the Board.

Director Training and Education

We have an orientation process for new directors that involves meeting with senior management and visiting our manufacturing facilities. All directors are encouraged to attend outside educational seminars presented by accredited third-party organizations as well as internal programs organized by Carpenter for the directors’ ongoing education.

Succession Planning

The Corporate Governance Committee is responsible for determining the process for evaluating our CEO succession planning. Carpenter’s CEO presents an annual report to the Board on succession planning for the CEO position. The CEO also recommends, on a continuing basis, a suitable successor should the CEO be unexpectedly disabled or otherwise unavailable to perform the duties of that office.

The Compensation Committee is responsible for monitoring succession planning and management development for positions other than that of the CEO.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	23

Corporate Governance • Transactions with Related Parties

Transactions with Related Parties

A “related party transaction” is a transaction with Carpenter in an amount exceeding $120,000 in which a related person has a direct or indirect material interest. A related person includes an executive officer, director, or five percent stockholder of Carpenter and any immediate family member of such a person. If Carpenter management identifies a related party transaction, the transaction is brought to the attention of the Audit/Finance Committee for its approval, ratification, revision, or rejection after considering all of the relevant facts and circumstances.

Any proposed transactions with executive officers, directors, substantial stockholders, or the family members or affiliates of any of those parties, require approval by the Audit/Finance Committee and will be disclosed as required by the SEC. Carpenter’s Code of Business Conduct and Ethics requires that Carpenter’s officers and directors avoid conflicts of interest, as well as the appearance of conflicts of interest, and disclose to Carpenter’s General Counsel any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between private interests and the interests of the company. Carpenter checks for any potential related party transactions primarily by circulating a Directors and Officers Questionnaire to each member of the Board of Directors and each NEO annually.

Fiscal Year 2019 Related Party Transactions

During fiscal year 2019, there were no related party transactions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was a current or former officer or an employee of Carpenter or any of its subsidiaries during fiscal year 2019, or had any relationship requiring disclosure by Carpenter under the SEC’s proxy rules.

24	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Corporate Governance • Delinquent Section 16(a) Reports

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Carpenter’s directors and executive officers, and persons that own more than 10% of Carpenter common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to give Carpenter copies of all Section 16(a) forms they file.

Based solely on the review of the reports furnished to Carpenter and other company records or information otherwise provided, Carpenter believes that all applicable Section 16(a) reports were timely filed by its directors, executive officers, and more than 10% stockholders during fiscal year 2019 with the exception of one Form 4 and Form 3 for Dr. Hart and Mr. Murtagh, respectively, as a result of a delay in receiving their Edgar filing codes, and one Form 4 for Mr. Dee as a result of an administrative reporting error.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	25

Security Ownership of

Principal Beneficial Owners

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter (through their Section 13 filings) to own more than 5% of the company’s outstanding common stock as of the record date of August 9, 2019. Except as noted below, these investment advisors and their investment vehicles have sole voting and investment power over these shares of Carpenter stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class	(1)
BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	5,549,630	(2)	11.64%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	5,124,943	(3)	10.75%
The Vanguard Group LLP P.O. Box 2600, V26 Valley Forge, PA 19482	4,583,098	(4)	9.62%
Dimensional Fund Advisors, L.P. (U.S.) 6300 Bee Cave Road Building One Austin, TX 78746	3,980,719	(5)	8.35%
Franklin Resources Inc. 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	2,896,517	(6)	6.08%

(1)	The percentages are calculated on the basis of 47,660,522 shares of common stock outstanding as of August 9, 2019.

(2)

This information was based upon the BlackRock Inc. Section 13 filing reflecting shares owned as of June 30, 2019. BlackRock is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. BlackRock reports sole voting power with respect to 5,549,630 shares of Carpenter stock. The investment companies and investment vehicles own all these shares.

(3)

This information was based upon the Wellington Management Group LLP Section 13 filing reflecting shares owned as of June 30, 2019. Wellington is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. The investment companies and investment vehicles own all these shares of Carpenter stock. Wellington reports shared voting power with respect to 5,124,943 shares of Carpenter stock. Wellington disclaims beneficial ownership of these shares.

(4)

This information was based upon The Vanguard Group, Inc. Section 13 filing reflecting shares owned as of June 30, 2019. Vanguard is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Vanguard reports sole voting power with respect to 45,727 shares of Carpenter stock, and shared voting power with respect to 6,000 shares of Carpenter stock. The investment companies and investment vehicles own all these shares of Carpenter stock.

(5)

This information was based upon the Dimensional Fund Advisors, L.P. (US) Section 13 filing reflecting shares owned as of June 30, 2019. Dimensional is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Dimensional reports sole voting power with respect to 3,980,719 shares of Carpenter stock. The investment companies and investment vehicles own all the shares. Dimensional disclaims beneficial ownership of these shares.

(6)

This information was based upon Franklin Resources Inc. Section 13 filing reflecting shares owned as of June 30, 2019. Franklin is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Franklin reports sole voting power with respect to 2,896,257 shares of Carpenter stock. The investment companies and investment vehicles own all the shares. Franklin disclaims beneficial ownership of these shares.

26	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Directors, Nominees and

Management Stock Ownership

The following table shows the ownership of Carpenter common stock as of August 9, 2019, by each director or nominee, the other executive officers during fiscal year 2019 who are considered to be named executive officers under applicable SEC regulations, and Carpenter’s directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(4)(5)
Acoff, V. L.	0		0	1,467	1,467		0.0%
Hart, A. J.	0		0	1,467	1,467		0.0%
Inglis, I. M.	22,704	(6)	0	41,140	63,844	(6)	0.0%
Karol, S. E.	594,266	(6)(7)	0	18,703	612,969	(6)(7)	1.2%
Ligocki, K.	4,000		0	5,082	9,082		0.0%
McMaster, R. R.	19,525		0	32,058	51,583		0.0%
Pratt, G. A.	501,901		2,318	66,125	570,344		1.0%
Turner, K. C.	21,374		0	55,737	77,111		0.0%
Wadsworth, J.	16,167		0	32,062	48,229		0.0%
Ward, Jr., S. M.	37,495	(6)	0	50,890	88,385	(6)	0.1%
Thene, T. R.	482,717		44,129	0	526,846		1.0%
Lain, T.	64,087		3,653	0	67,740		0.1%
Audia, D. J.	4,021		0	0	4,021		0.0%
Dee, J. D.	132,310		6,238	0	138,548		0.3%
Malloy, B. J.	87,744		4,449	0	92,193		0.2%
Murtagh, M.	15,314		8,547	0	23,861		0.0%
All directors and executive officers as a group (16 persons)	2,003,625	(6)(7)	69,334	304,731	2,377,690	(6)(7)	3.9%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 9, 2019:

Acoff, V. L.	0	Pratt, G. A.	497,288	Lain, T.	52,128
Hart, A. J.	0	Turner, K. C.	15,967	Audia, D. J.	0
Inglis, I. M.	19,104	Wadsworth, J.	15,967	Dee, J. D.	105,078
Karol, S. E.	18,193	Ward, Jr., S. M.	15,967	Malloy, B. J.	74,481
Ligocki, K.	4,000	Thene, T. R.	387,922	Murtagh, M.	10,784
McMaster, R. R.	15,967

All directors and executive officers as a group (16 persons): 1,232,846

(2)

These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative agreement(s) and the plan. The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(3)

These stock units convert to an equivalent number of shares of common stock upon the director’s termination of service as allowed under the plan. The stock unit values are equivalent to Carpenter’s common stock values, but the units have no voting rights.

(4)	Ownership is rounded to the nearest 0.1% and is 0% when less than 0.1%.

(5)

The percentages are calculated based on the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	27

Directors, Nominees and Management Stock Ownership

(6)	Voting and investment power is shared with respect to the following shares of common stock:

Inglis, I. M.	400
Ward, Jr., S. M.	21,528
Karol, S. E.	10,000

(7)	The amount includes shares held by the following institutions, of which Mr. Karol is an affiliate:

SEK Limited	285,530
HMK Enterprises Inc.	50,000

28	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Director Compensation

The Board regularly reviews director compensation with the assistance of its outside advisor to ensure that it is appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. The compensation elements reflect the Board’s view that compensation to the non-employee directors should consist of an appropriate mix of cash and equity awards. Our director compensation approach provides for quarterly vesting of equity awards and allows elective deferral of the delivery of earned shares and cash.

Elements of Annual Director Compensation

Pay Element	2019 Compensation
Annual Retainer (50% Cash/50% Stock Units)	Board Members:	$110,000 Cash/Stock Units
At least 50% of the annual retainer is paid in stock units, which aligns the directors’ personal interests with those of our stockholders.	Board Chair*:	$180,000 Cash/Stock Units
	*The roles of Chairman and CEO are separate, and the Chairman attends Board and committee meetings.
Committee Chair Retainers (Cash)	Audit/Finance Committee:	$25,000
	Compensation Committee:	$17,500
	Corporate Governance, Strategy and Science and Technology Committees:	$12,500
Stock Options (Equity)	Directors receive an annual stock option award subject to the conditions stated below.
Non-Retainer Stock Units (Equity)	Directors receive additional awards of stock units subject to the conditions stated below.

Stock Options and Stock Units

Initial Grant: Directors receive up to 4,000 stock options upon joining the Board.

Annual Stock Option Grant: In addition to any initial grant of stock options, each director is granted a number of stock options annually, on or about the date of Carpenter’s Annual Meeting of Stockholders or on another date as the Board may determine. These options will have a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as determined by the Board).

Annual Non-Retainer Stock Units Grant: In addition to the grant of options or an award of retainer stock units, each director is granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as determined by the Board).

Grant Date: The grant date for the awards described above will be on or about the date of the Annual Meeting of Stockholders, or such other date as determined by the Board. The number of units and options is based on the trading price of Carpenter’s common stock on the date of grant.

Vesting: Subject generally to the director’s continued service, one-quarter of the stock options or stock units vest for every three months of service following the grant date, and are fully vested on the first anniversary of the grant date. All stock options have ten-year terms.

Upon a Change in Control: In the event of a change-in-control, all stock units vest immediately and are payable in shares of common stock, and stock options become immediately exercisable. A director may exercise vested options at any time during the original term. In the event a director is removed for cause, all existing stock options and unvested stock units are forfeited.

Upon Death or Disability: In the event of separation from service due to death or Disability, all stock units and stock options vest immediately.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	29

Director Compensation • Director Stock Ownership Policy

Deferral Policy: Directors may elect to have distribution of all or a portion of their stock units deferred until the later of their separation from service or a specific date/event. Carpenter distributes a participating director’s deferred units, based on the director’s advanced election, in a lump sum or in 10 or 15 annual installments, beginning on the later of the director’s separation from service or the date/event elected.

Dividend Equivalents: Each director’s account is credited with stock units corresponding to dividend equivalents paid on outstanding common stock. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited determined by dividing the dividend dollar amount by the closing price of Carpenter common stock on the NYSE on the dividend equivalent payment date. Stock units that are attributable to dividend equivalents vest on the same basis as the underlying stock unit award. No dividend equivalent rights are granted on shares underlying stock option awards.

Director Stock Ownership Policy

It is our policy that non-employee directors must maintain a reasonable equity interest in order to provide them with a proprietary interest in Carpenter’s growth and performance, to generate an increased incentive to contribute to the company’s future success and prosperity by their personal efforts, and generally to enhance the community of interest between directors and our stockholders.

The current policy requires each director to hold equity in Carpenter with an aggregate fair market value equal to at least six times the annual cash retainer. There is a five-year phase-in period for satisfying the minimum equity holding requirements, and a director is expected to retain the equity for the duration of Board service. All current non-employee directors satisfy the minimum equity holding requirements with the exception of Ms. Ligocki, Dr. Acoff and Dr. Hart, who are each within the phase-in period.

Compensation for Non-Employee Directors

Directors have three options with respect to payment of the cash portion of their annual retainer and 100% of committee chair fees:

▶	receive cash currently;

▶	defer all or a portion until a future date/event and then receive cash under Carpenter’s Deferred Compensation Plan for Non-Management Directors (“Director Cash Deferral Plan”); or

▶

defer all or a portion until the later of their separation from service or a specific date/event and then receive common stock under the Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”).

Under the Director Cash Deferral Plan, interest is credited semi-annually at Carpenter’s “Five-Year Medium-Term Note Borrowing Rate,” a term defined in the Director Cash Deferral Plan. Carpenter distributes a participating director’s deferred cash, at the director’s election, in a lump sum or in 10 or 15 annual installments beginning on a future date or upon the event elected.

30	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Director Compensation • Fiscal Year 2019 Director Compensation Table

Fiscal Year 2019 Director Compensation Table

This table shows the compensation paid or awarded to each non-employee director during fiscal year 2019. Our CEO is not compensated for his Board service.

Name	Fees Earned or Paid in Cash (excludes Chair Retainer) ($)	Committee Chair Retainer ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Change in pension value and nonqualified deferred compensation earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Acoff, Viola L.	$34,528	$ 0	$ 65,921	$56,247	$ 0	$ 292	$156,988
Anderson, Philip M.	$55,000	$ 0	$105,031	$35,014	$ 0	$23,643	$218,688
Hart, A. John	$34,528	$ 0	$ 65,921	$56,247	$ 0	$ 292	$156,988
Inglis, I. Martin	$55,000	$25,000	$105,031	$35,014	$ 0	$32,192	$252,237
Karol, Steven E.	$55,000	$12,500	$105,031	$35,014	$ 0	$14,440	$221,985
Ligocki, Kathleen	$55,000	$ 0	$105,031	$35,014	$ 0	$ 5,294	$200,339
McMaster, Robert R.	$55,000	$ 0	$105,031	$35,014	$ 0	$25,006	$220,051
Pratt, Gregory A.	$90,000	$ 0	$190,002	$60,003	$ 0	$50,667	$390,672
Turner, Kathryn C.	$55,000	$17,500	$105,031	$35,014	$ 66	$43,137	$255,748
Wadsworth, Jeffrey	$55,000	$12,500	$105,031	$35,014	$ 0	$24,558	$232,103
Ward, Jr., Stephen M.	$55,000	$12,500	$105,031	$35,014	$417	$39,906	$247,868

(1)

The grant date fair value of stock units granted to our directors in fiscal year 2019 was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 15 to the financial statements contained in Carpenter’s 2019 Annual Report on Form 10-K. Annual stock units granted and credited to each director’s account are subject to partial forfeiture if the director separates from Board service prior to the first anniversary of the grant date for any reason other than death or Disability.

Each director, with the exception of Messrs. Pratt and Hart, and Ms. Acoff was credited with 1,796 stock units for fiscal year 2019 on October 9, 2018, representing a grant date fair value of $105,031. Retainer stock units credited to each director represent $55,030 of the annual retainer. The remaining stock units credited represent an annual award of additional stock units as described above with a grant date fair value of $50,001.

Mr. Pratt, who serves as Chairman, was credited with 3,249 stock units for fiscal year 2019 on October 9, 2018, representing a grant date fair value of $190,002. Of this total number, 1,539 stock units represent $90,001 of his annual retainer. The remaining stock units credited represent an annual award of additional stock units with a grant date fair value of $100,001.

Mr. Anderson retired from the Board on April 18, 2019.

Ms. Acoff and Mr. Hart joined the Board on February 14, 2019, and were credited with 1,461 stock units for fiscal year 2019 on that date, representing a grant date fair value of $65,921. Of this total number, 765 stock units represent $34,517 of their annual retainer. The remaining stock units credited represent an annual award of additional stock units with a grant date fair value of $31,404.

The total number of stock units credited to each director under Carpenter’s Stock-Based Compensation Plan for Non-Employee Directors as of June 30, 2019, including stock units that were credited with respect to prior fiscal years and reinvested dividend equivalents, was: V. Acoff – 1,467; P. Anderson – 126; A. J. Hart – 1,467; I. M. Inglis – 41,140; S. Karol – 18,703; K. Ligocki – 5,082; R. McMaster – 32,058; G. Pratt – 66,126; K. Turner – 55,737; J. Wadsworth – 32,062; and S. Ward, Jr. – 50,890.

(2)

The grant date fair value of option awards granted to our directors in fiscal year 2019 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 15 to the financial statements contained in Carpenter’s 2019 Annual Report on Form 10-K.

Each director, with the exception of Messrs. Pratt and Hart, and Ms. Acoff, received an annual award of 1,886 stock options for fiscal year 2019 on October 9, 2018, representing a grant date fair value of $35,014. Mr. Pratt received an annual award of 3,232 stock options for fiscal year 2019 on October 9, 2018, representing a grant date fair value of $60,003.

Ms. Acoff and Mr. Hart each received an initial award of 4,000 stock options for fiscal year 2019 on February 14, 2019, representing a grant date fair value of $56,247.

The total number of shares subject to stock options credited to each director that remain outstanding as of June 30, 2019, including stock options that were granted in prior fiscal years, was: V. Acoff – 4,000; P. Anderson –17,853; A. J. Hart – 4,000; I. M. Inglis – 20,990; S. Karol – 20,079; K. Ligocki – 5,886; R. McMaster – 17,853; G. Pratt – 33,335; K. Turner – 17,853; J. Wadsworth – 17,853; and S. Ward, Jr. – 20,211.

(3)	Reflects above-market earnings equal to 24.57% above 120% of the AFR Long-Term Rate on compensation deferred that is not tax qualified.

(4)

Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2019 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2019. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the closing price on the NYSE on the dividend equivalent payment date.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	31

Proposal 2:

Approval of Appointment of Independent

Registered Public Accounting Firm

The Audit/Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to serve as Carpenter’s independent registered public accounting firm for fiscal year 2020. PwC would be engaged to audit and report upon Carpenter’s financial statements and internal controls over financial reporting for fiscal year 2020. PwC, or one of its predecessor firms, has served as Carpenter’s independent registered public accounting firm since 1918. The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity.

A representative of PwC is expected to attend the Annual Meeting of Stockholders. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required for Approval

The affirmative vote of a majority of the votes cast is required to approve the appointment of PwC as the Company’s independent registered public accounting firm.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of Carpenter’s consolidated financial statements and internal controls over financial reporting for fiscal year 2019, the reviews of the financial statements included in Carpenter’s quarterly reports on Form 10-Q, review and assessment of enterprise resource planning system design, audit and attestation services related to statutory or regulatory filings required by certain foreign locations, issuance of comfort letters, and review of registration statements, were $1,760,000, compared to $2,216,700 for fiscal year 2018.

Audit-Related Fees

PwC billed $85,000 in audit-related fees in fiscal year 2019 compared to $112,000 in fiscal year 2018. The fees in both fiscal year 2018 and 2019 principally related to services related to the adoption of new accounting guidance and agreed upon procedures and engagements related to Carpenter’s compliance with certain federal and state environmental reporting requirements.

Tax Fees

The aggregate fees billed by PwC for tax services were $472,396 for fiscal year 2019, compared to $396,100 in fiscal year 2018. Fees in fiscal year 2019 were primarily for domestic and international tax compliance services and other tax projects.

All Other Fees

The aggregate fees billed by PwC for all other services were $4,000 in fiscal year 2019 compared with $3,900 in fiscal year 2018. These services are for subscriptions to certain PwC reference tools.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Policy Statement

The Audit/Finance Committee is required to specifically pre-approve the audit and non-audit services performed by the independent auditor to ensure that such services do not impair the auditor’s independence.

Delegation

The Chairman of the Audit/Finance Committee has the Committee’s delegated authority to pre-approve requests for services that were not approved at a scheduled meeting. The Chairman reports any pre-approval decisions to the Audit/Finance Committee at its next scheduled meeting. All services, regardless of fee amounts, are subject to restrictions to ensure the services will not impair the independence of the auditor. In addition, all fees are subject to ongoing monitoring by the Audit/Finance Committee.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit/Finance Committee. The Committee must approve any changes in terms, conditions and fees resulting from changes in audit

32	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Proposal 2: Approval of Appointment of Independent Registered Public Accounting Firm

scope. In addition to the annual audit services engagement, the Audit/Finance Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of Carpenter’s financial statements as traditionally performed by its independent auditor. The Audit/Finance Committee believes the performance of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit/Finance Committee believes the independent auditor can provide tax services to the Company, such as domestic and international tax consulting and compliance services, without impairing the auditor’s independence.

All Other Services

The Audit/Finance Committee may grant pre-approval of those permissible non-audit services classified as “all other services” that it believes are routine and recurring services that will not impair the independence of the auditor.

FOR	The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2020.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	33

Audit/Finance Committee Report

The Audit/Finance Committee consists of four members, each of whom has been determined by the Board to be an independent director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee. Each member is financially literate as required by NYSE standards, and each of Messrs. Inglis and McMaster qualifies as an “audit committee financial expert” under applicable SEC standards. The Audit/Finance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter’s website at www.carpentertechnology.com.

The Audit/Finance Committee’s primary responsibilities include appointing the independent registered public accounting firm to be retained to audit Carpenter’s consolidated financial statements and recommending to the Board the inclusion of these financial statements in the Annual Report on Form 10-K. The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm. Additionally, the Audit/Finance Committee reviews the adequacy of Carpenter’s financial reporting and internal controls over financial reporting, the integrity of Carpenter’s financial statements, and the independence and performance of Carpenter’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent registered public accounting firm is responsible for performing an independent audit of Carpenter’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on whether those financial statements conform to U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter’s internal control over financial reporting.

The Audit/Finance Committee reviewed and discussed with management and Carpenter’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Carpenter’s audited financial statements and schedules for fiscal year 2019 and the report of PwC. The Committee also discussed other matters with PwC, such as the quality (in addition to acceptability), clarity, consistency and completeness of Carpenter’s financial reporting and including the matters required to be discussed by the applicable requirements of PCAOB and the SEC.

The Audit/Finance Committee met with management periodically during fiscal year 2019 to consider the adequacy of Carpenter’s internal controls, and discussed these matters and the overall scope and plans for the audit with PwC. The Audit/Finance Committee also discussed with management and PwC Carpenter’s disclosure controls and procedures and the certifications by Carpenter’s CEO and CFO. In particular, the Audit/Finance Committee was kept apprised by management of the progress of the evaluation of Carpenter’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit/Finance Committee received periodic updates provided by senior management and PwC at several meetings during the fiscal year. At the conclusion of the process, management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter’s internal control over financial reporting. The Audit/Finance Committee also reviewed PwC’s report on Carpenter’s internal control over financial reporting.

The Audit/Finance Committee has considered whether the independent registered public accounting firm can maintain independence while also providing non-audit services, and has received from PwC written disclosures and a letter concerning the firm’s independence from Carpenter, as required by applicable requirements of the PCAOB. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PwC.

34	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Audit/Finance Committee Report

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter Technology’s audited consolidated financial statements be included in Carpenter’s 2019 Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit/Finance Committee of the Board of Directors,

CHAIR: I. Martin Inglis

Members:

Dr. A. John Hart

Robert R. McMaster

Dr. Jeffrey Wadsworth

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	35

Proposal 3:

Advisory Vote to Approve the Compensation

of Our Named Executive Officers

Each year since 2012, we have asked our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Compensation Tables, and any related material as required pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We expect to continue conducting the say-on-pay vote annually.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value our stockholders’ opinions. If there is a significant vote against the NEO compensation, the Compensation Committee will evaluate whether any actions are necessary to address stockholder concerns.

Our Pay-for-Performance Compensation

Our executive compensation programs are designed to provide compensation levels benchmarked to attract, motivate and retain exceptional managerial talent for the present and future, to reward executives for achieving financial and strategic company goals, and to align their interests with the interests of stockholders.

We believe the compensation of our NEOs is reasonable, competitive and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals.

Through stock ownership requirements and equity incentives, we believe we have aligned the interests of our NEOs with those of our stockholders and the long-term interests of the Company.

We believe that the compensation policies and procedures articulated in this Proxy Statement are effective in achieving Carpenter’s goals, and that the executive compensation reported was appropriate and aligned with fiscal year 2019 results. Before voting, we encourage you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for details about our executive compensation programs and NEO compensation in fiscal year 2019.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. We expect that we will hold a say-on-pay vote again at next year’s annual meeting.

FOR	The Board of Directors recommends that you vote FOR Proposal 3 to approve the compensation of the NEOs as disclosed in this Proxy Statement on an advisory basis.

36	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee consists of five members, each of whom has been determined by the Board to meet the NYSE and SEC requirements for compensation committee members. The Compensation Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter’s website at www.carpentertechnology.com.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management, legal counsel, and its independent compensation consultant. The Committee also considered the results of the 2018 say-on-pay vote and input from stockholder engagement during the last fiscal year when reviewing the CD&A.

Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2019 Annual Report on Form 10-K.

Submitted by the members of the Compensation Committee,

Chair: Kathryn C. Turner

Members:

Dr. Viola L. Acoff

Steven E. Karol

Kathleen Ligocki

Stephen M. Ward, Jr.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	37

Proposal 4:

Approval of the Amended and Restated

Stock-Based Incentive Compensation Plan

for Officers and Key Employees

We are asking stockholders to approve the amended and restated Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Omnibus Plan”). Carpenter’s Board of Directors approved the adoption of the amended and restated Omnibus Plan to be effective October 8, 2019, subject to stockholder approval. The Omnibus Plan also increases the number of shares of Carpenter Common Stock reserved for issuance by 1.775 million shares. As of August 30, 2019, approximately 991,572 shares remained available for issuance under the Omnibus Plan. Also as of August 30, 2019, 4,330,756 shares were subject to outstanding Awards under the Omnibus Plan including 2,037,568 Options with a weighted average exercise price of $44.12 and weighted average remaining term of 6.27 years and 684,511 full-value awards, of which 232,764 are open performance-based awards reserved at their maximum potential payout of 200% of Target. The Omnibus Plan provides for a fungible plan design in determining the number of shares of Common Stock subject to an award, described more fully below.

Purpose of the Omnibus Plan – Why our Board recommends you vote to approve this proposal

The purpose of the Omnibus Plan is to attract and retain valued employees by offering them a greater stake in Carpenter’s success and a closer identity with it, and to encourage ownership of, the Company’s stock. Our Omnibus Plan is designed to motivate our key employees to achieve superior performance as measured by financial and operating metrics as well as stock price appreciation.

We believe that equity granted under the Omnibus Plan is a critical component of our compensation program and pay for performance culture. Equity compensation contributes to long-term sustainable growth and aligns management’s interests with the interests of our stockholders.

The Board believes your vote to approve this proposal will help us to achieve superior performance in the future.

The Omnibus Plan as amended and restated if this proposal is approved is described in more detail below. If this proposal is not approved by our stockholders, the amendment and restatement of the Stock-Based Incentive Compensation Plan for Officers and Key Employees will not become effective, but the Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Original Plan”) will remain in effect in accordance with its present terms, unaffected by this amendment and restatement.

Compensation Governance Highlights of the Omnibus Plan as Amended and Restated

▶	Awards are subject to potential reduction, cancellation or forfeiture in certain circumstances

▶	No tax gross-ups

▶	No discounted options may be granted

▶	No repricing of stock options without stockholder approval

▶	Minimum one-year vesting requirement

▶	Limited discretionary accelerated vesting

▶

Dividends on restricted stock and dividend equivalents on time-based and earned but unvested performance-based restricted stock units for awards granted under the amended and restated plan are paid subject to the vesting and payment terms applicable to the underlying awards

▶	No dividend equivalent rights are granted on shares of Common Stock underlying stock option awards

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Key Elements of the Omnibus Plan

Administration	Compensation Committee, which is made up entirely of independent directors.
Effective Date	The amended and restated version of this plan would become effective upon approval by Carpenter’s stockholders.
Eligible Participants	Awards may be granted to any officer, management director or other key employee of the Company or a subsidiary, who is selected by Carpenter to participate in the Omnibus Plan.
Total Shares Available for Awards Under Plan

1,775,000 shares recently approved by the Board, plus approximately 991,572 shares that remained available for issuance as of August 30, 2019, as well as shares that are subject to awards that are forfeited, canceled or expired unexercised, which may again become available for issuance under the terms of the Plan.

Unavailable for Issuance

The following will not again become available for issuance under the Plan:

▶   any shares tendered or withheld to pay the exercise price of stock options;

▶   any shares withheld in respect of taxes; and

▶   any shares repurchased by the Company from optionee with proceeds from the exercise of stock options.

Award Types	Stock Options, Restricted Stock and Restricted Stock Units; only non-qualified Options may be granted under the Omnibus Plan.
Performance Metrics	Performance Goals may be measured on an absolute or relative basis.
Nontransferability of Awards

In general, during a Participant’s lifetime, Awards are exercisable only by the Participant and are not transferable other than by will or laws of descent and distribution.

However, the Committee may provide for limited lifetime transfers of Awards to certain family members, trusts for the benefit of family members, or partnerships in which such family members are the only partners. In addition, the Committee may provide in any Award Agreement terms and conditions under which the Participant must sell or offer to sell any vested Awards and any Common Stock acquired pursuant to an Award to the Company.

Amendments and Termination

Stockholder approval is required for any amendment which:

▶   increases the number of shares available for Awards under the Omnibus Plan (other than to reflect a change in the Company’s capital structure);

▶   decreases the price at which Awards may be granted; or

▶   as otherwise required by applicable law, regulation, or rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

Unless earlier terminated by the Committee/Board, the Omnibus Plan will terminate and expire on the date which is ten years after the most recent stockholder approval of the Plan or upon the date on which all outstanding Awards have expired, terminated, been paid or otherwise provided for, and no Awards under the Omnibus Plan shall thereafter be granted.

Summary of the Omnibus Plan as Amended and Restated

The following general description of certain features of the Omnibus Plan is qualified in its entirety by reference to the Omnibus Plan, which is attached as Exhibit A. Capitalized terms not otherwise defined in this summary have the meanings given to them in the Omnibus Plan.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

General. The Omnibus Plan authorizes the grant of Options, Restricted Stock, and Restricted Stock Units (collectively, “Awards”). Only non-qualified Options may be granted under the Omnibus Plan.

Number of Shares Reserved. Carpenter’s Board of Directors has reserved an additional 1,775,000 shares of Common Stock, along with approximately 991,572 shares that remained available as of August 30, 2019, for issuance pursuant to Awards granted under the Omnibus Plan. The maximum number of shares that may be granted to any Employee as Awards under the Omnibus Plan during any calendar year shall not exceed 500,000.

The Omnibus Plan provides for a fungible plan design in counting the maximum number of shares that may be issued under the Plan. In determining the number of shares of Common Stock available for Awards under the Plan, a share of Common Stock subject to an award of Restricted Stock, Restricted Stock Unit, or any other full value share award shall count against the number of shares available for Awards under the Plan as two and one-half (2.5) shares of Common Stock, and a share of Common Stock subject to an Option shall count against the number of shares available for Awards under the Plan as one (1) share of Common Stock.

To the extent any shares subject to an Award are forfeited or to the extent an Award otherwise terminates for any reason without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Omnibus Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Omnibus Plan. However, the following will not again become available for issuance under the Omnibus Plan: any shares withheld in respect of taxes; any shares tendered or withheld to pay exercise price of stock options; and any shares repurchased by the Company from optionee with proceeds from the exercise of stock options.

In the event that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Omnibus Plan, then the Committee will, in such manner as it may deem equitable, adjust any or all of the following:

▶	the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards;

▶	the number and kind of shares of Common Stock issuable in respect of outstanding Awards;

▶	the aggregate number and kind of shares of Common Stock available under the Omnibus Plan; and

▶	the exercise or Award-date price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

Administration. The Committee administers the Omnibus Plan. Subject to the other provisions of the Omnibus Plan, the Committee has the authority to:

▶	select the Employees who will receive Awards pursuant to the Omnibus Plan;

▶	determine the type(s) of Awards to be granted to each Participant;

▶

determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Omnibus Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof as described under “Termination of Employment” below, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award;

▶	determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered;

▶	determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied;

▶

correct any defect or supply any omission or reconcile any inconsistency in the Omnibus Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Omnibus Plan; and

▶	make all other determinations as it may deem necessary or advisable for the administration of the Omnibus Plan.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

The Committee may delegate to Carpenter’s CEO its authority under the first four items above, to grant Awards covering a pre-determined aggregate number of shares of Common Stock. Such delegation is limited to the authority to grant and amend Awards to Participants who are not subject to the requirements of Rule 16b-3 of the Exchange Act. Any Awards granted or amended by the CEO are to be subject to the terms of the Omnibus Plan. The CEO shall report to the Committee, in a form and manner to be determined by the Committee, at least annually on the disposition of shares subject to Awards granted or amended by the CEO. Any reference to the Committee hereafter includes the CEO to the extent the Committee has delegated the authority to grant or amend Awards.

Eligibility. Awards may be granted to any officer or other key employee of the Company or a subsidiary including a director who is such an employee, who is selected by the Company to participate in the Omnibus Plan. The maximum number of shares that may be awarded to any Participant as Awards in any calendar year may not exceed 500,000.

As of August 30, 2019, approximately 4,700 employees were eligible to participate in the Original Plan and would be eligible to participate in the Omnibus Plan upon its approval. Of the total employees eligible to participate in the Original Plan, approximately 480 received awards under the Original Plan during fiscal year 2019. Non-employee directors and consultants are not eligible to participate in either plan.

Each Award granted under the Omnibus Plan will be evidenced by a written agreement between the Participant and the Company that describes the Award and states the terms and conditions applicable to such Award. The principal terms and conditions of each particular type of Award are described below.

Performance Goals. The Award Agreements may provide for vesting of the Award based on achievement of Performance Goals during a specified period. Performance Goals may be measured on an absolute or relative basis.

The Performance Goals may be applied to the Company, any affiliate or any business unit, either individually, alternatively or in combination.

Adjustments. The Committee may modify the Performance Goals of all employees, except for NEOs, previously established with respect to a particular grant of an Award to address accounting expenses of equity compensation; amortization of acquired technology and intangibles; asset write-downs; litigation-related events; changes in laws affecting reported results; reorganization and restructuring programs; discontinued operations; and extraordinary or nonrecurring or infrequent events.

Types of Awards. The following table provides details about each type of Award under the Omnibus Plan.

Award Type	Information Detail

Options

An Option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”).

Each Award Agreement will specify the exercise price, the term of the Option, and the date or dates when the Option will become exercisable.

Options shall only be transferable by will or under the laws of descent and distribution, and, during the Participant’s lifetime, may only be exercised by the Participant.

Only Non-Qualified Options may be granted under the Omnibus Plan.

Vesting. Subject to certain exceptions, Options shall not vest and are not exercisable sooner than one (1) year from the grant date of the Award.

Exercise Price. The Committee will determine the exercise price of an Option at the time the Option is granted. The exercise price of a Non-Qualified Option will not be less than 100% of the Fair Market Value of Common Stock on the date the Option is granted. For purposes of the Plan, Fair Market Value is defined as the closing price of a share of Common Stock on the New York Stock Exchange, or, in the absence of a closing price on such date, the closing price on the last trading day preceding such date. However, the Committee may use the closing price as of the indicated date, the average price or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of common stock, or any other method which the Committee determines is reasonably indicative of the Fair Market Value of the Common Stock; provided, however, that for purposes of

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Award Type	Information Detail

granting Options or Restricted Stock Units, Fair Market Value of Common Stock shall be determined in accordance with the requirements of Code Section 409A. Other than in connection with a change in capitalization, the exercise price of an Option may not be reduced without stockholder approval.

Consideration. The means of payment for shares issued upon exercise of an Option will be specified in each Award Agreement and generally may be made by the Participant in cash, by the surrender at Fair Market Value of Common Stock, by any combination of cash and shares of Common Stock, the means or methods of payment, including “cashless exercise” arrangements such as through a broker or by net exercise, to the extent permitted by applicable law, and the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to the Participant upon the exercise of such Option. The Committee may not permit payment through any method that would constitute a prohibited extension of credit to those officers of the Company who are subject to the provisions of the Sarbanes-Oxley Act of 2002.

Term of the Option. The term of an Option granted under the Omnibus Plan will be no longer than ten years from the date of grant.

Reload Grants. Options shall not be granted in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

No dividend equivalent rights. No dividend equivalent rights are granted on shares underlying stock option awards.

Restricted Stock

An Award of Restricted Stock is a grant to the recipient of a specified number of shares of Common Stock that are subject to forfeiture upon specified events during the Restriction Period.

Each grant of Restricted Stock is to specify the duration of the Restriction Period and any other conditions under which the Restricted Stock would be forfeitable to the Company, including any applicable Performance Goals, and will include restrictions on transfer to third parties during the Restriction Period.

Subject to certain exceptions, the Restriction Period for such Awards must be at least:

▶   three years for Awards that vest solely on the passage of time unless otherwise determined by the Committee, and

▶   one year for Awards that are earned in whole or in part upon the attainment of Performance Goals.

During the Restriction Period, the Committee may, but is not required to, authorize the payment of a dividend declared and paid on Carpenter’s Common Stock to any Participant awarded Restricted Stock. Any dividend with respect to Restricted Stock is accumulated and will only be paid upon satisfaction of the performance, employment or other conditions and subject to the payment terms applicable to the Restricted Stock. Payment may be made in cash or deemed reinvested in

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Award Type	Information Detail
Restricted Stock as determined by the Committee in its sole discretion. During the Restriction Period, the Participant will have the right to vote the shares of Restricted Stock.

Restricted Stock Units

A Restricted Stock Unit is a book-entry unit with a value equal to one share of Common Stock.

Awards of Restricted Stock Units may be made under the Omnibus Plan. A grant of Restricted Stock Units will vest and become payable to the Participant upon other future events, including the achievement of Performance Goals established by the Committee or the passage of time.

Each grant of Restricted Stock Units will specify the conditions, including the passage of time and Performance Goals, if applicable, that must be satisfied in order for payment to be made.

Payment of Restricted Stock Units may be made in cash, shares of Common Stock, or a combination of both, equal to the Fair Market Value of the shares of Common Stock to which the Award relates.

The Committee may, but is not required to, authorize the payment of an amount equivalent to a dividend declared and paid on Carpenter’s Common Stock to any Participant awarded Restricted Stock Units. Any dividend equivalent paid with respect to Restricted Stock Units subject to Awards granted under the amended and restated Plan is accumulated and will only be paid upon satisfaction of the terms and conditions and subject to the payment terms applicable to the Restricted Stock Units.

Such dividend equivalent will be in the form of:

▶   cash, or

▶   additional Restricted Stock Units that are subject to the provisions of the Award Agreement governing the Restricted Stock Units upon which the dividend is paid.

A Participant will not have voting rights with respect to Restricted Stock Units prior to payment of Common Stock in satisfaction of such Restricted Stock Units.

General Provisions

Vesting. Awards under the Plan generally have a minimum Restriction Period or minimum vesting period of one year, unless the Award is a part of a pool of Awards representing no more than five percent (5%) of the shares of Common Stock available for Awards under the Plan.

Nontransferability of Awards. In general, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant and shall not be transferable other than by will or laws of descent and distribution. However, the Committee may provide for limited lifetime transfers of Awards to certain family members, trusts for the benefit of family members, or partnerships in which such family members are the only partners.

In addition, the Committee may provide in any Award Agreement terms and conditions under which the Participant must sell or offer to sell any vested Awards and any Common Stock acquired pursuant to an Award to the Company.

Termination of Employment. Each Award Agreement will provide rules for the exercise or vesting of such Award following termination of employment for any reason, which may include, but not be limited to, death, Disability, termination for Cause or Retirement. The Committee may take actions and provide in Award Agreements for such post-termination rights that it believes to be equitable under the circumstances or in the best interests of the Company with respect to Awards that are not fully earned, vested or exercisable, subject to the terms of the Plan. However, in the absence of specific Committee resolution to the contrary, the following terms will apply to Awards following a Participant’s termination:

In the event of the Participant’s death on or after the one-year anniversary of the grant of an Option, the Option will vest immediately and the Participant’s beneficiary may exercise the Option at any time before the expiration of the term of the Option. In the event of the Participant’s termination due to Disability or Retirement (unless the Committee determines otherwise with respect to Retirement) on or after the one-year anniversary of the grant of an Option, the Option will vest immediately and will be exercisable for the remainder of the term. A Participant will have three months following termination for any reason other than death, Disability or Retirement to exercise any Option, to the extent exercisable at the time of such termination.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

In the event of the Participant’s death, Disability, or Retirement prior to the payment of an Award of Restricted Stock or Restricted Stock Units, the Award will vest immediately (unless the Committee determines otherwise with respect to Retirement), except in the case of an Award based upon the Company’s achievement of Performance Goals. In that case, the Award will vest based upon the Company’s achievement of Performance Goals at the time the Award would have otherwise vested had the Participant’s employment continued. If the Participant’s death, Disability, or Retirement occurred prior to the completion of the Performance Period, the Award may be pro-rated (unless the Committee determines otherwise with respect to Retirement).

Notwithstanding the foregoing, the Committee retains the right to revoke or revise the terms of any unearned, unvested, or unexercised Award in the event of a Participant’s termination for Cause.

Change in Control. Any Award may provide that if the outstanding Awards under the Plan are assumed or converted into awards under another plan of a successor entity or business in the event of a Change in Control and the Participant is terminated other than for Cause or resigns for Good Reason within two (2) years after such Change in Control, then the vesting shall fully accelerate, other restrictions applicable to such Award shall terminate, and any performance criteria is deemed met at Target. If the Award is assumed or converted in connection with a Change in Control and the Participant’s employment is not terminated or is terminated by the Company for Cause or by the Participant for reasons other than for Good Reason, then the otherwise applicable terms of this Plan and the Award continue to apply.

Any Award may also provide for full vesting, early exercise rights or termination of a restriction in the event of a Change in Control or similar event if outstanding Awards under this Plan are not assumed or converted into awards under another plan of a successor entity or business in the event of the Change in Control.

For purposes of the Omnibus Plan, “Change in Control” is defined in Section 2.6 of the Omnibus Plan document presented as Exhibit A.

Effective Date, Amendments, and Termination of the Omnibus Plan. The Omnibus Plan will be effective upon its approval by Carpenter stockholders. The Board of Directors or Committee has the authority to amend or terminate the Omnibus Plan at any time. However, stockholder approval is required for any amendment which:

▶	increases the number of shares available for Awards under the Omnibus Plan (other than to reflect a change in the Company’s capital structure);

▶	decreases the price at which Awards may be granted; or

▶	as otherwise required by applicable law, regulation, or rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

Unless earlier terminated by the Board or Committee, the Omnibus Plan will terminate and expire on the date which is ten years after the most recent stockholder approval of the Plan, or upon the date on which all outstanding Awards have expired, terminated, been paid or otherwise provided for, and no Awards under the Omnibus Plan shall thereafter be granted.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to Participants in the Omnibus Plan. The discussion is for general informational purposes only and is not intended to address specific federal income tax considerations that may apply to a Participant based on his or her particular circumstances, nor does it address state or local income tax, or other tax considerations that may be relevant to a Participant.

Participants are urged to consult their own tax advisors with respect to the particular federal income tax consequences to them of participating in the Omnibus Plan, as well as with respect to any applicable state or local income tax or other tax considerations.

Non-Qualified Options

A Participant realizes no taxable income and the Company is not entitled to a deduction when a Non-Qualified Option is granted. Upon exercise of a Non-Qualified Option, a Participant will realize ordinary income equal to the excess of the Fair Market Value of the shares received over the exercise price of the Non-Qualified Option, and, subject to

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A Participant’s tax basis in the shares of Common Stock received upon exercise of a Non-Qualified Option will be equal to the Fair Market Value of such shares on the exercise date, and the Participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a Non-Qualified Option, the Participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the Participant’s tax basis in such shares.

Under the Omnibus Plan, Non-Qualified Options may, with the consent of the Committee, be exercised in whole or in part with shares of Common Stock held by the Participant. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The Fair Market Value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their Fair Market Value on the date of the exercise of the Non-Qualified Option.

Restricted Stock

Restricted Stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a Participant who receives such Restricted Stock does not make the election described below, the Participant realizes no taxable income upon the receipt of Restricted Stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the Restricted Stock lapse, the Participant will realize ordinary income equal to the Fair Market Value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A Participant’s tax basis in Restricted Stock will be equal to the Fair Market Value when the forfeiture restrictions lapse, and the Participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the Participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the Participant’s hands.

Section 83(b) Elections: Participants receiving Restricted Stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the Participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of compensation income will be equal to the Fair Market Value of the shares when the Participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time.

By making a Section 83(b) election, the Participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The Participant’s tax basis in the shares will be equal to their Fair Market Value when received by the Participant, and the Participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the Participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the Participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a Participant must file an appropriate form of election with the Internal Revenue Service and with his or her employer, each within 30 days after shares of Restricted Stock are granted, and the Participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are granted.

Generally, during the restriction period, dividend equivalents and distributions paid with respect to Restricted Stock will be treated as compensation income (not dividend income) received by the Participant. Dividend payments received with respect to shares of Restricted Stock for which a Section 83(b) election has been made will be treated as dividend income, assuming the Company has adequate current or accumulated earnings and profits.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Restricted Stock Units

A Participant typically realizes no taxable income and the Company is not entitled to a deduction when Restricted Stock Units payable in the future and subject to conditions such as the passage of time or achievement of Performance Goals are granted. When Restricted Stock Units vest and become payable as a result of the satisfaction of the terms and conditions on such Award, including, if applicable, achievement of Performance Goals, the Participant will realize ordinary income equal to the amount of cash received or the Fair Market Value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

A Participant’s tax basis in shares of Common Stock received upon payment will be equal to the Fair Market Value of such shares when the Participant receives them. Upon sale of the shares, the Participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the Participant’s hands.

The Committee may, but need not, permit a Participant to defer receipt of payment in satisfaction of Restricted Stock Units, provided that any such deferral shall be administered in compliance with Section 409A of the Code and the guidance thereunder. The Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in Section 409A(a)(1)(B) of the Code to any Award deferred hereunder.

Section 162(m) Limitations

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers.

Withholding

The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld, or may require the Participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award. The Committee may allow a Participant to satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary based on the maximum individual federal and state statutory tax rates in the applicable jurisdiction to satisfy the withholding obligation, or by delivering shares held by the Participant to the Company in an amount necessary to satisfy the withholding obligation.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2019, regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans approved by security holders	2,126,289	$44.06	2,651,218
Equity compensation plans not approved by security holders	-	-	-
Total	2,126,289	$44.06	2,651,218

(1)

Includes 2,132,417 shares available for issuance under the Stock-Based Incentive Compensation Plan for Officers and Key Employees (which provides for the issuance of stock options, restricted stock, and restricted stock units) and 518,801 shares available under the Stock-Based Compensation Plan for Non-Employee Directors (which provides for issuance of stock options, stock and units).

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

New Plan Benefits

Because our Committee has discretion to grant future equity awards of a type and amount determined in its discretion, it is not possible at present to determine the persons to whom awards will be granted under the Omnibus Plan for the fiscal year ending June 30, 2020, or the amounts and types of any such individual grants. Alternatively, because the Omnibus Plan, if approved, would be substantially similar to the Original Plan, the below table instead sets forth the grants made in the fiscal year ended June 30, 2019, under the Original Plan.

Stock-Based Incentive Compensation Plan for Officers and Key Employees

Name and Position	Number of Time-Based Restricted Stock Units	Number of Performance-Based Restricted Stock Units(1)	Number of Stock Options
Thene, Tony R. President and Chief Executive Officer	14,252	47,508	29,930
Lain, Timothy Vice President and Chief Financial Officer (effective September 14, 2018)	2,052	6,844	4,331
Audia, Damon J. Former Senior Vice President and Chief Financial Officer (resigned effective September 14, 2018)	-	-	-
Dee, James D. Vice President, General Counsel and Secretary	2,036	6,788	4,276
Malloy, Brian J. Vice President – Chief Commercial Officer	2,036	6,788	4,276
Murtagh, Michael Vice President and Group President – Specialty Alloys Operations	2,800	9,332	5,880
Executive Group (NEOs)	23,176	77,260	48,693
Non-Executive Director Group	-	-	-
Non-Executive Officer Employee Group	6,295	20,988	13,262
All employees as a group who are not part of the executive group (NEOs) or the non-executive officer employee group	102,950	58,340	36,702

(1)	Represents the maximum (200% of Target) number of units the Participant could receive based upon attainment of Performance Goals.

In accordance with SEC rules, the following table lists all Options granted to the individuals and groups indicated below since the adoption of the Original Plan, through June 30, 2019. The option awards listed below for the covered executives include the Option awards listed in the executive compensation tables beginning on page 74 of this Proxy Statement and are not additional awards. As of June 28, 2019, the closing price of a share of our Common Stock was $47.98 per share.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	47

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Name and Position	Number of Stock Options

Thene, Tony R. President and Chief Executive Officer	467,317

Lain, Timothy Vice President and Chief Financial Officer (effective September 14, 2018)	57,123

Audia, Damon J. Former Senior Vice President and Chief Financial Officer (resigned effective September 14, 2018)	130,022

Dee, James D. Vice President, General Counsel and Secretary	115,816

Malloy, Brian J. Vice President – Chief Commercial Officer	79,166

Murtagh, Michael Vice President and Group President – Specialty Alloys Operations	19,116

Executive Group (NEOs)	868,560

Non-Executive Director Group	-

Non-Executive Officer Employee Group	301,037

All employees as a group who are not part of the executive group (NEOs) or the non-executive officer employee group	9,542,939

Vote Required for Approval

The affirmative vote of a majority of the votes cast is required to approve the proposed amendment and restatement of the Omnibus Plan. If not approved, the Omnibus Plan will continue in its pre-amended form.

FOR	The Board of Directors recommends that you vote FOR Proposal 4 to approve the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees.

48	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and the key criteria the Compensation Committee (“Committee”) uses to set compensation levels, determine actual compensation, and establish future compensation opportunities for our executives. In implementing the fiscal year 2019 executive compensation program, the Committee considered last year’s say-on-pay vote, stockholder feedback, and advice from the Committee’s independent compensation consultant.

Our Named Executive Officers Our Named Executive Officers (“NEOs”) for fiscal year 2019 are:

Tony R. Thene,

President and Chief Executive Officer

Timothy Lain,

Vice President and Chief Financial Officer

(effective September 14, 2018)

Damon J. Audia,

Senior Vice President and Chief Financial Officer

(resignation effective September 14, 2018)

James D. Dee,

Vice President, General Counsel and Secretary

Brian J. Malloy,

Vice President – Chief Commercial Officer

Michael Murtagh,

Vice President and Group President – Specialty Alloys Operations (SAO)

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	49

Executive Summary

The Committee is committed to ensuring the Carpenter executive compensation program promotes the alignment of executives’ and stockholders’ interests. We have designed the program to attract and retain outstanding leaders, to motivate and reward them for achieving specified business and financial goals, and to support the creation of sustainable stockholder value. The Committee believes the fiscal year 2019 executive compensation decisions reward Carpenter executives appropriately for their performance during the fiscal year and encourage them to focus on long-term value creation.

Carpenter’s Board of Directors regularly seeks input from stockholders on corporate governance issues and executive compensation. For fiscal year 2019, the Committee implemented several enhancements to Carpenter’s executive compensation program based upon prior year conversations with stockholders.

A detailed description of our fiscal year 2019 executive compensation program can be found below under “Executive Compensation Philosophy and Framework” and “Fiscal Year 2019 NEO Compensation.”

Summary Fiscal Year 2019 Performance

Carpenter delivered solid operating results in fiscal year 2019. Operating income increased 28% over the prior year and was the highest level of operating income achieved in the past six years. Free cash flow was negative $53.7 million. The free cash flow results reflect strong earnings offset by planned investments in strategic capital projects as well as $79 million of cash used to fund the LPW Technology Ltd. acquisition. Our safety record stood at 1.3 Total Case Incident Rate (“TCIR”), which is the average number of work-related injuries incurred by 100 full-time workers during a one-year period for the year, versus 1.1 over the prior fiscal year.

Strong demand in our end-use markets, and execution against our commercial and manufacturing strategies, were essential components of the improvement in our results. Our solutions-focused approach with our customers drove sales and backlog growth, expanded customer relationships and market share, and unlocked new product opportunities. Our manufacturing teams continue to implement the Carpenter Operating Model across the entire organization to enhance production efficiencies necessary to provide incremental capacity in a rising demand environment.

While maintaining our focus on improving our operating results, we also strengthened our growing leadership position in innovative areas such as Additive Manufacturing and Soft Magnetics. Our healthy liquidity position and strong balance sheet provide the flexibility to invest in our future growth while strengthening our long-term outlook and funding a consistent direct return to our stockholders. Entering fiscal year 2020, we continue to pursue our long-term strategy of being the preferred solutions provider for our customers as we continue to grow in market segments where we can provide differentiated and value-added solutions to complex problems.

50	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Stockholder Engagement

Stockholder Value Creation

Capital Returned to Stockholders	+$39 million in dividends

*	Reflects achievement of fiscal year 2016 through fiscal year 2018 three-year performance period

**	Reflects achievement of fiscal year 2017 through fiscal year 2019 three-year performance period

Stockholder Engagement

Stockholder Engagement on Compensation and Advisory Vote on Executive Compensation (“Say-on-Pay”)

Since 2012, we have provided stockholders an annual say-on-pay advisory vote on the compensation of our NEOs. Additionally, Carpenter has an active stockholder outreach program, and the Board and the Committee have continued to engage with, and to regularly discuss governance and compensation matters with, stockholders. The Committee considers the results of the annual say-on-pay advisory vote, as well as input received from stockholders, when designing our executive compensation program. We seek feedback from our stockholders on compensation and governance matters throughout the fiscal year.

At the 2018 and 2017 Annual Meetings of Stockholders, approximately 99% of the votes cast were in favor of the say-on-pay advisory vote to approve the executive compensation program. As a result of the stockholder feedback received, and in consideration of the 2018 say-on-pay advisory vote results, the Committee approved certain changes to the Company’s compensation programs effective with this fiscal year. While stockholders expressed a wide variety of views about executive compensation, we believe these changes are responsive to the most significant comments we heard from stockholders and are in the best interests of both our stockholders and Carpenter. The chart below summarizes the actions taken by the Committee and when the changes are effective.

Area of Focus	Actions Taken
Fiscal year targets	Targets in fiscal year 2019 were set higher than attained fiscal year 2018 results.
Long-term equity performance period	100% of our Performance-Based Stock Units (“PSUs”) now have a three-year performance period.
CEO salary increases

A base pay increase of 3% was provided to ensure that the CEO’s salary is competitive with market practices and is consistent with our benchmarking practices in relation to both peers and performance for the year.

Clawback policy

Adopted a clawback policy, effective July 1, 2018 (fiscal year 2019), which applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives.

Vesting of equity with change in control	Adopted double-trigger equity vesting with change in control for all future awards, effective July 1, 2018 (fiscal year 2019).

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	51

Compensation Discussion and Analysis • Incentive Program – Changes made for Fiscal Year 2019

At the 2019 Annual Meeting of Stockholders, Carpenter will again hold an annual advisory vote to approve executive compensation. We will continue to engage with our stockholders throughout the year and consider the results from this year’s and future advisory say-on-pay votes on executive compensation, as well as feedback from our stockholders.

Incentive Program – Changes made for Fiscal Year 2019

As described in the section “Elements of our Fiscal Year 2019 Compensation Program,” Carpenter provides a mix of both annual and long-term incentives. Effective July 1, 2018 for fiscal year 2019, the Committee made multiple changes to the Incentive Program in response to stockholder feedback and advice from the Committee’s independent compensation consultant.

▶

The structure of our Long-Term Incentive (“LTI”) Program, including the metrics, performance periods, and vesting requirements, aligns with our business strategy and market practice, and promotes a long-term focus.

▶	We have both a clawback feature for incentive compensation and double-trigger equity vesting in the event of a change in control to align with best corporate governance practices.

▶	Our performance-based Restricted Stock Unit (“RSU”) component of our LTI program is structured as follows:

•

Performance shares are measured on Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted Return on Invested Capital (“ROIC”) over a three-year performance period.

•

The use of EBITDA in the long-term incentive program reinforces the importance of earnings improvement over both the mid-term and long-term. Additionally, the use of ROIC is critical to incent management to invest and manage assets to deliver the greatest return over the long-term.

•

The performance-based RSUs will include a Total Stockholder Return (“TSR”) modifier. The number of shares to be awarded under both EBITDA and ROIC measures may be modified up to twenty percent (20%) either positively or negatively depending on TSR performance relative to the Russell RSCC Materials & Processing Growth Index over the three-year performance period. TSR is used as a modifier to continue to promote alignment with stockholder value.

▶	Our three-year time-based RSU awards provide ratable vesting in one-third increments annually.

▶	The mix of our long-term incentive program is 50% performance-based RSUs, 30% time-based RSUs, and 20% Stock Options.

A summary of LTI changes is listed below:

	Incentive Program	Metric	FY19 Weighting	FY18 Weighting
LTI	Adjusted EBITDA-based RSUs	Adjusted EBITDA vs. target over a three-year period with a TSR modifier of +/- 20%	25%	25%*
	Adjusted ROIC-based RSUs	Adjusted ROIC over a three-year period with a TSR modifier of +/- 20%	25%	25%**
	Time-based RSUs	A three-year time-based restriction period	30%	25%
	Stock Options	Performance-based as they only deliver value if Carpenter stock price increases	20%	25%

*	Adjusted EBITDA vs. Target over a one-year period for fiscal year 2018

**	TSR compared to a growth index over a three-year period for fiscal year 2018

52	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

Executive Compensation Philosophy and Framework

Our Guiding Principles

The overarching goal of our executive compensation program is to drive long-term high performance and stockholder value creation through our pay programs. As a result, there are strong ties to performance in many aspects of the compensation program, including pay levels, incentive payouts and pay opportunities.

The Committee structures the executive compensation program to reward our NEOs when performance achieves or exceeds goals. A significant component of our incentive structure is weighted towards overall leadership team performance against targeted goals (rather than individual performance), so that if we meet or exceed our goals, the team earns target or above awards. Conversely, if the team fails to meet the minimum thresholds, components of performance-based compensation will not be awarded.

In general, the Committee targets total NEO compensation at the median of market practices.

Goals

We design our compensation program to achieve the following:

1 Motivate and reward our executives to achieve or exceed Carpenter’s financial and operating performance objectives.	2 Propel our business forward through a focus on operational excellence and execution of our business strategy.	3 Link executives’ compensation with specific business objectives that are designed to drive stockholder value in both the short and long term.

4 Link executives’ compensation with the interests of our stockholders by tying a significant portion of total compensation opportunity to the value of our stock.	5 Reward individual performance and accomplishments while reinforcing accountability and collaboration.	6 Assure we retain a deep and talented leadership team that can successfully drive and implement our growth and operational excellence strategies.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	53

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

Our Compensation Policies and Practices

Our executive compensation program reflects the Board’s strong commitment to good governance practices with respect to executive compensation. During fiscal year 2019, we continued with the practices described below.

What We Do

Balanced portfolio: The Compensation Committee ensures a balanced mix of cash and equity, annual and long-term incentives, and performance metrics, including operating income, free cash flow, safety, Adjusted ROIC, Adjusted EBITDA and TSR.

Double-trigger benefits: The Compensation Committee has implemented a double-trigger for change-in-control separation benefits. This means that a change in control of Carpenter alone does not trigger any severance obligations to our NEOs under our Change-in-Control Severance Plan or vesting of awards granted after July 18, 2018.

Committee discretion to reduce annual cash incentive: The Compensation Committee retains discretion to reduce, but not increase, annual cash incentive payouts for NEOs in appropriate circumstances.

Key practices: The Compensation Committee analyzes performance against robust and diversified performance metrics, ensures substantial share ownership guidelines, annually reviews compensation peer groups, provides and oversees limited perquisites.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Compensation Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics. The Compensation Committee retains its own compensation consultant.

Risk assessment: The Compensation Committee reviews an annual assessment by an independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

What We Don’t Do

No excise tax gross-ups: The compensation program does not include any change-in-control tax gross-ups to our executives.

No dividend payments on unearned restricted stock units: We do not pay or accrue dividends on unearned restricted stock units. Additionally, no dividend equivalent rights are granted on shares underlying stock option awards.

Limited perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, relocation expenses and parking fee reimbursements at our Philadelphia headquarters.

No hedging/pledging of company stock: Our policy prohibits hedging or pledging of Carpenter stock by NEOs.

No option repricing: Our long-term incentive program does not permit repricing of stock options without stockholder approval. Additionally, the program does not permit Carpenter to offer a cash buyout of underwater options.

No employment contracts: We do not provide any employment contracts to our NEOs.

54	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Elements of our Fiscal Year 2019 Compensation Program

Elements of our Fiscal Year 2019 Compensation Program

Our compensation program is designed to be competitive and to align the interests of our executive officers and other senior leaders with company performance and stockholder returns. For our NEOs, this is accomplished through a mix of base salary and time- and performance-based rewards, including cash incentives and equity awards. We also provide minimal perquisites, retirement plans, and post-employment benefits that are not intended to be the focus of the program. Performance-based compensation (annual and long-term) continues to constitute the largest portion of total compensation. A brief overview of each element of compensation is provided in the chart below, with further details provided later in this CD&A.

Overview of Key Compensation Elements

	Compensation Element	Description	Rationale
	Base Salary	▶ Fixed component of pay targeted at the median of the market.	▶ Provides fixed compensation for executive to perform job functions.
Annual Cash Incentive

▶   Delivered in cash annually.

▶   Tied to achievement of financial and operational goals (operating income, free cash flow and safety metrics).

▶   Executives can earn 0-200% of their target award based on achievement of pre-established targets.

▶ Rewards achievement of key drivers of our annual operating plan. ▶ Provides tangible, achievable goals and reinforces key priorities of the organization.
Adjusted ROIC-Based Restricted Stock Units* (25% of LTI)

▶   Executives can earn 0-200% of their target award based upon Adjusted ROIC achieved vs. target over a three-year period with a TSR modifier of +/- 20%.

▶   Vests at the end of the three-year period, if earned.

▶ Critical to incent management to invest and manage assets to deliver the greatest return. ▶ Vesting period is consistent with market practice and assists with retention.
Adjusted EBITDA-Based Restricted Stock Units* (25% of LTI)

▶   Executives can earn 0-200% of their target award based upon Adjusted EBITDA achieved vs. target over a three-year period with a TSR modifier of +/- 20%.

▶   Vests at the end of the three-year period, if earned.

▶   Focuses executives on achievement of our Adjusted EBITDA goal, which is strongly tied to stockholder value creation.

▶   Provides tangible, achievable goal as senior leaders have the greatest ability to drive Adjusted EBITDA.

▶   Vesting period is consistent with market practice and assists with retention.

	Time-Based Restricted Stock Units (30% of LTI)	▶ Vests in one-third annual increments over three years, subject to continued employment on the vesting date.	▶ Vesting period is consistent with market practice and assists with retention.
Stock Options (20% of LTI)

▶   Granted with an exercise price equal to the fair market value of Carpenter stock on the date of grant.

▶   Vests in one-third annual increments over three years, subject to continued employment on the vesting date.

▶ Provides strong tie to stockholder interests as executives realize value only if the stock price increases. ▶ Vesting period is consistent with market practice and assists with retention.
SHORT-TERM LONG-TERM	* Dividend equivalents are not paid or accrued on these RSUs.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	55

Compensation Discussion and Analysis • Elements of our Fiscal Year 2019 Compensation Program

Target Compensation Strategy and Pay Mix

The developed fiscal year 2019 compensation levels through a framework that aligns the long-term interests of our leadership with those of our stockholders. The Committee benchmarked against the Comparator Group and survey data.

NEO pay is generally targeted to be within a competitive range around market median.

Pay Mix

A substantial portion of target total compensation is delivered through variable performance-based incentives that are at risk. Variable performance-based incentives constitute 62% of our CEO compensation mix and 52% of our compensation mix for our other NEOs.

Target Direct Compensation Mix - CEO

18%Restricted Stock Units(Time) 20%Base Salary 20% Target Bonus 30% Restricted Stock Units(Target Performance) 12% Stock Options

Target Direct Compensation Mix - NEOs*

12%Restricted Stock Units(Time) 36%Base Salary 22% Target Bonus 21% Restricted Stock Units(Target Performance) 9% Stock Options

*	Represents target pay mix for Messrs. Audia, Dee, Lain, Malloy and Murtagh.

CEO Target Total Direct Compensation

The Committee targets NEO total direct compensation (salary plus target annual incentive and target long-term incentives) at the market median. The Committee sets pay taking into account a number of factors, such as experience in the position, Company performance, individual performance, and future potential.

In setting target total direct compensation for the CEO, the Committee considers peer group data and supplements this information with CEO pay data from compensation surveys using revenue and industry comparators appropriate for Carpenter. The Committee believes the blend of proxy data with survey data more accurately reflects CEO market pay levels.

Mr. Thene has completed four fiscal years as our CEO. The Committee has guided Mr. Thene’s target total direct compensation to within the range of the median of the peer group as he has gained experience in the position and demonstrated his abilities in the CEO role.

The Committee took the following actions regarding Mr. Thene’s pay in fiscal year 2019:

•	base salary was increased 3% based on market data and performance;

•	annual bonus under the Executive Bonus Compensation Plan was paid at 101.1% of Target, consistent with operating results and other executives; and

•

annual long-term incentive award was denominated 30% in time-based RSUs, 25% in Adjusted ROIC-based RSUs, 25% in Adjusted EBITDA-based RSUs, and 20% in stock options. This is consistent with other executives and balances the goals of driving retention, absolute operational performance, relative stock price performance, and alignment with stockholders.

56	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Annual Compensation

Target Total Direct Compensation

The Committee believes that a compensation program that targets market median positioning, but delivers the majority of that compensation through performance-based compensation elements, ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below Target) to Company performance. Mr. Thene’s target total direct compensation approximates the market median.

The Committee may further differentiate the compensation of individual NEOs through multiple mechanisms. The Committee retains discretion to reduce, but not increase, performance-based cash and equity payouts, in appropriate circumstances.

Annual Compensation

Base Salaries

The Committee reviews base salaries annually and may also do so in connection with a promotion or other major change in responsibilities. In performing such a review, the Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements, and the level of pay relative to comparable individuals at relevant companies reviewed by the Committee. This review includes our Comparator Group.

Executive Bonus Compensation Plan

Carpenter maintains an Executive Bonus Compensation Plan (“EBCP”) because we believe that a significant portion of our NEOs’ potential compensation should be contingent on Company business results and successful leadership of our business. This is what will ultimately drive long-term value for our stockholders. The Committee oversees the EBCP and establishes the metrics that will be used each year, with input from management and outside compensation consultants. For fiscal year 2019, the metrics, the respective weightings, and the rationale for the selection of each metric for the NEOs are detailed in the following table.

Executive Bonus Compensation Plan Metrics Summary

Metric	Definition	Rationale
Operating Income Weighting: 60%	Net Sales minus Operating Expenses includes: ▶ cost of sales, and selling, general and administrative expenses. excludes: ▶ pension earnings, interest and deferrals portion of net pension expense.

▶   Focuses management on driving top line growth and managing expenses.

▶   Drives tangible goal achievement and focuses on factors most in the organization’s control.

▶   When considered in conjunction with Adjusted EBITDA (used for long-term incentive), focuses management on the overall profitability of the organization.

Free Cash Flow Weighting: 30%

Cash flows provided from operating activities,

less:

▶   cash paid for purchases of property net of insurance recoveries, equipment and software, acquisitions of businesses and dividends paid.

plus:

▶   cash received from the disposal of property and equipment, and cash received from the divestiture of a business and sale of equity method investments.

▶ Focuses management on achievement of positive free cash flow through increased earnings and management of working capital levels and capital expenditures.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	57

Compensation Discussion and Analysis • Annual Compensation

Metric	Definition	Rationale

Safety Metrics Weighting: 10%	▶ Measured using TCIR* and reported in terms of percent improvement over prior fiscal year.	▶ Emphasizes that our employees’ safety is our top priority.

*	TCIR is the average number of work-related injuries incurred by 100 full-time workers during a one-year period.

Executive Bonus Compensation Plan Opportunity

The Committee sets performance goals for each metric at threshold, target, and maximum levels. The NEOs’ potential annual incentive awards for overall achievement toward these goals are expressed as a percentage of their respective base salaries, as follows:

NEOAt ThresholdAt TargetAt MaximumTony R. Thene50%100%200% Timothy Lain (1)27.5%55%110% Damon J. Audia (2)40%80%160% James D. Dee27.5%55%110% Brian J. Malloy27.5%55%110% Michael Murtagh27.5%55%110%

(1)	Reflects threshold, target and maximum levels approved upon his assuming the role of Vice President and Chief Financial Officer, effective September 14, 2018.

(2)	Mr. Audia’s bonus opportunity was forfeited upon resignation effective September 14, 2018.

The overall attainment is based on the total weighted attainment of all of the individual metrics.

In order to verify EBCP awards, the Audit/Finance Committee reviews the performance data relative to Carpenter’s operating results for financial reporting purposes. The Compensation Committee then makes its award determinations.

Executive Bonus Compensation Plan Metrics and Attainment

The primary objective for setting the fiscal year 2019 annual incentive metrics was to encourage earnings performance. The Committee selected these specific targets after an in-depth review of our operating plan and the industry within which Carpenter operates, including certain external analysis as well as peer company practices. After reviewing all available information and analysis, the Committee applied judgment to define appropriate targets to align the relationship between pay and performance.

Targets are based on Carpenter’s fiscal year 2019 annual operating plan, and the annual operating plan is set each year based on certain assumptions. The following assumptions were considered in developing the fiscal year 2019 annual operating plan:

▶

A bottoms-up assessment of market growth potential was considered for each end-use market. Targets were provided for each market related to expectations for price increases, net share gains, and new product sales. As a result of the overall assessment, net sales were expected to increase 17 percent in fiscal year 2019 compared to actual fiscal year 2018 results.

▶

Operating cost savings were targeted in excess of expected inflationary cost increases. The cost reductions were anticipated as a result of aggressive deployment of the Carpenter Operating Model to increase efficiency and productivity and drive capacity enhancements.

▶

Approved spending increases related to certain investments in strategic areas such as commercial, research and development, and information technology that were considered necessary to drive long-term sustainable growth.

▶	An increase in anticipated free cash flow in fiscal year 2019 despite expected higher capital spending driven by targeted reductions in working capital, principally inventory.

58	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Stock Plan

For fiscal year 2019, the achievement targets for the Operating Income, Free Cash Flow, and Safety metrics, and actual year-end attainment adjusted as described below, were as follows:

EBCP Metrics and Attainment ($ in Millions) Operating Income Free Cash Flow Safety Overall Attainment Weight Attainment % Result Attainment

*

Certain unplanned developments throughout the year, including the operating income and free cash flow impacts of the company’s acquisition of LPW Technology Ltd., were considered by the Board’s Audit/Finance Committee to determine adjustments to a particular bonus metric attainment. These adjustments were reviewed and approved by the Committee.

Executive Stock Plan

Long-Term Equity Incentives

We use the Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) to provide equity compensation to NEOs and other key personnel. The Executive Stock Plan uses a combination of time-based and performance-based equity vehicles to attract and retain executives who can drive our performance and to create alignment between our executives and our stockholders. The Committee believes such awards focus executives on Carpenter’s longer-term interests and strategic business decisions and encourage retention.

To determine the mix of equity vehicles for the long-term incentive program, the Committee considered current industry trends, practice among our Comparator Group, and the behaviors the awards are intended to promote. The overall mix of incentive vehicles under the Executive Stock Plan for fiscal year 2019 is shown below:

Summary of the Executive Stock Plan Features for Fiscal Year 2019

Vehicle	Weighting	Description
Performance-based RSUs (Adjusted ROIC)*	25%

▶   Provide executives the opportunity to earn 0-200% of the target award of shares based on Adjusted ROIC achieved vs. target over a three-year period with a TSR modifier of +/- 20%.

▶   Earned shares are immediately vested at the end of the three-year performance period.

Performance-based RSUs (Adjusted EBITDA) *	25%

▶   Provide executives the opportunity to earn 0-200% of the target award of shares based on our Adjusted EBITDA vs. target over a three-year period with a TSR modifier of +/- 20%.

▶   Earned shares are immediately vested at the end of the three-year performance period.

Time-based RSUs	30%	▶ Vest in one-third annual increments over three years, subject to continued employment on the vest date.
Stock Options	20%

▶   Vest in one-third annual increments over three years, subject to continued employment on the vest date.

▶   The exercise price is the closing price of Carpenter common stock on the NYSE on the date of the grant.

▶   Options provide a strong tie to stockholders and are inherently performance-based as they only deliver value if the stock price increases.

*	Dividend equivalents are not accrued or paid on these RSUs.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	59

Compensation Discussion and Analysis • Executive Stock Plan

Fiscal Year 2019 NEO Target LTI Opportunities

For fiscal year 2019, the Committee relied on benchmarking and each executive’s contributions toward corporate goals to determine the following target values of incentives under the LTI program:

NEO	Total LTI Opportunity	Time-Based RSU 30% of LTI	3-Year Performance- Based RSU (Adjusted EBITDA) 25% of LTI	3-Year Performance- Based RSU (Adjusted ROIC) 25% of LTI	Stock Options 20% of LTI
Tony R. Thene	$2,800,000	$840,000	$700,000	$700,000	$560,000
Timothy Lain	$400,000	$120,000	$100,000	$100,000	$80,000
Damon J. Audia*	-	-	-	-	-
James D. Dee	$400,000	$120,000	$100,000	$100,000	$80,000
Brian J. Malloy	$400,000	$120,000	$100,000	$100,000	$80,000
Michael Murtagh	$550,000	$165,000	$137,500	$137,500	$110,000

*	Mr. Audia did not receive incentives under the LTI program for fiscal year 2019 due to his resignation.

Goals for Performance-Based RSUs

We modified the performance-based restricted stock unit component of our LTI program for awards beginning in fiscal year 2019. We have two types of performance-based RSUs: those tied to achievement of Adjusted Return on Invested Capital (“ROIC”) goals over a three-year performance period, and those tied to achievement of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) goals over a three-year performance period. The performance-based RSUs include a Total Stockholder Return (“TSR”) modifier. The goals and attainment results for these fiscal year 2019 awards will conclude at the end of fiscal year 2021.

The Adjusted EBITDA targets are based on a cumulative three-year compound annual growth rate (“CAGR”) based on a bottoms-up assessment of market growth potential for each end-use market over a three-year period, which includes expected price increases, net share gains, and new product sales. The use of Adjusted EBITDA in the LTI program reinforces the importance of earnings improvement over both the mid-term and the long-term and ensures a focus on both growth and improvement.

The Adjusted ROIC targets are based on the accumulative three-year Adjusted EBITDA CAGR noted above with no changes in long-term debt or capital structure. The use of Adjusted ROIC is critical to incent management to invest and manage assets to deliver the greatest return.

The performance-based RSUs will include a TSR modifier. The number of shares to be awarded under both EBITDA and ROIC measures may be modified up to twenty percent either positively or negatively depending on TSR performance relative to the Russell RSCC Materials & Processing Growth Index over the three-year performance period. TSR is used as a modifier to continue to promote alignment with stockholder value.

Results of the Fiscal Year 2017-2019 Program

The goals and attainment results for the three-year TSR performance awards granted in fiscal year 2017, with a three-year performance cycle concluding at the end of fiscal year 2019, are detailed below. The Committee believed that the fiscal year 2017 annual Adjusted EBITDA performance awards coupled with the three-year TSR performance awards provided an appropriate balance to the performance-based awards, driving both short-term operating performance and longer-term stockholder value creation. All annual Adjusted EBITDA performance periods were closed prior to fiscal year 2019.

60	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Stock Plan

The three-year TSR metric resulted in a payout of 186% of target for TSR awards with a cycle concluding in fiscal year 2019. Each of the equity awards carries performance-based criteria, and payouts were commensurate with financial performance. We believe the performance periods are appropriate to motivate longer-term thinking while not so remote as to stagnate performance incentives in the immediate term.

Fiscal Year 2019 Metrics and Attainment-Performance - Based RSUs Threshold Target Actual (49.5% )Maximum FY17-FY19 TSR-based RSUs (Percentile Rank) 25th 50th 71st 75th Payout as % of Target 50% 100% 186% 200%Fiscal Year 2019 Metrics and Attainment - Performance - Based RSUs Threshold Target Actual (49.5%) Maximum FY17 - FY19 TSR-based RSUs (Percentile Rank) 25th 50th 71st 75th Payout as % of Target 50% 100% 186% 200%

*	Reflects achievement of three-year TSR performance targets granted in fiscal year 2017.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	61

Compensation Discussion and Analysis • Compensation Program Risk Assessment

Other Compensation

The Committee did not grant any special off-cycle inducement, recognition or retention awards to either the CEO or other NEOs in fiscal year 2019.

Compensation Program Risk Assessment

The Committee retains an independent compensation consultant to confirm that Carpenter’s compensation policies and practices do not encourage excessive or unnecessary risk taking and assess whether the executive compensation program contains a reasonable amount of risk. In its most recent review of Carpenter’s compensation program, the compensation consultant concluded that it was not reasonably likely that our compensation policies and practices would have a materially adverse effect on the company.

Consultant Analysis of Risk Concepts in Carpenter Compensation Design

Compensation Element	Balanced Approach	Balance Achieved

Performance Metrics	Growth	Profitability	Compensation program does not inappropriately emphasize performance along one metric.
Returns	Stockholders’ Experience
Target Setting	Internal Perspective	External Perspective	Objectives are meaningful and appropriate. Pay outcomes make sense.
Measurement Approach	Absolute Performance	Relative Performance	Enables executive team to unite behind shared absolute goals and performance standards. Recognizes external conditions impacting industry.
Form of Compensation	Cash	Equity	Individual pay mix balances an executive’s (group’s) impact on Company results, link to stockholders’ experience, and risk/reward profile.

Annual	Long-Term

Time Horizon	Short-term (1 year)	Intermediate (2 to 4 years)	Long-term (>5 years)	Less emphasis on attaining short-term goals. Varying time horizons help mitigate risk.

Sustainable Performance

Additionally, the Committee considers the following features of our compensation program and our company generally to be important in discouraging excessive risk:

▶	Code of Business Conduct and Ethics

We are a performance-based company and hold each other accountable to high standards of excellence in all that we do. Our Code of Business Conduct and Ethics reflects our corporate culture. The Committee believes that Carpenter’s values-oriented culture is a key factor in reducing risky behavior.

62	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Fiscal Year 2019 Business Performance

▶	Performance Goals and Variable Pay Mix

We set our performance goals at levels that are high enough to encourage strong performance, but are within reasonably attainable levels to discourage risky business strategies or actions. Consistent with market practices, the NEO total pay program has a heavy emphasis on long-term incentives that encourage our executives to engage in business strategies or actions that promote long-term growth over actions that may produce risky short-term outcomes. In addition, incentive awards are capped.

▶	Stock Ownership Guidelines

Our NEOs are required to hold substantial amounts of equity. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our stockholders.

▶	Peer Group Compensation Benchmarking

Annual benchmarking of compensation program target levels ensures consistency with our peer group.

Fiscal Year 2019 Business Performance

This fiscal year was a successful year, as strong execution of our strategy, the strength of our increasing solutions-focused customer approach and growing market demand resulted in our best operating income performance in six years. Our financial results in fiscal year 2019 demonstrate that our strategy is resonating with customers, and whether it is materials for jet engine parts, to medical implant materials, to 3D printed parts, we offer leading solutions for our customers.

We also made significant advancements in our focus growth areas of Additive Manufacturing and Soft Magnetics. In Additive Manufacturing, we continued to build our leading position by acquiring LPW Technology Ltd. in October 2018, which added powder life cycle management to our growing capabilities. We made significant progress in the construction of our world class Emerging Technology Center in Athens, Alabama. In addition, we entered into a number of key partnerships, including but not limited to, the GE Additive Manufacturing Partner Network. We launched the Carpenter Additive brand and continued to hire top talent in this space. In terms of Soft Magnetics, we made progress on our significant investment in a new precision strip hot rolling mill. The investment in the new strip mill is expected to unlock growth opportunities in aerospace, consumer electronics and electric vehicle applications.

We enter fiscal year 2020 with considerable momentum for our business as our solutions-focused approach is driving market share gains and improved mix, while the Carpenter Operating Model continues to deliver manufacturing efficiencies and capacity gains. Moving forward, we are focused on maintaining a high level of commercial and operating execution and remain committed to investing in the future of our Company while best positioning Carpenter for long-term sustainable value creation for our stockholders.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	63

Compensation Discussion and Analysis • Fiscal Year 2019 NEO Compensation

Financial Metrics

*	Excludes impact of special item ($1.2 million of acquisition related costs)
**	Excludes net pension expense

Fiscal Year 2019 NEO Compensation

Pay-for-Performance Framework

Our executive compensation program includes strong ties between pay and performance, spurring team accomplishment and attracting and retaining executives who can drive overall company performance. Each NEO’s total compensation is targeted to the market median while actual compensation is linked to performance. Carpenter’s performance-driven compensation program has maintained a strong alignment between company performance, as measured by stockholder value creation and key financial metrics, and total direct compensation.

How our Pay Supports our Strategy

Our compensation program is one of the most powerful tools for shaping our executives’, as well as our organization’s, behavior and influencing our Company performance. Our system is designed to drive performance, retain top performers, promote responsible behavior and impact our return to stockholders. Our articulated philosophy provides the ability to react to the changing circumstances of our market and serves as an asset to Carpenter.

Our system promotes the type of executive behavior we need to meet our overall vision in an efficient way. It can contribute to our organizational objectives through our mix of base pay and performance pay and the specific ways we deliver these components. Our pay structure drives behavior consistent with our values and the business challenges we face in our operating environment. It recognizes our rapidly changing business environment with complex technologies and sources that differentiates us from our competitors. The pay program for our executives provides for common goals via a mix of team-based, individual, and company-wide components.

As detailed in other sections, we proactively assess and adjust our reward system to ensure that it continues to support our human resources and business strategies in the most efficient and effective way.

64	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Fiscal Year 2019 NEO Compensation

Individual and Company Pay-for-Performance Criteria

Our incentive programs take into account both individual and Company performance, and actual pay will fluctuate above and below target pay based upon performance.

INDIVIDUAL PERFORMANCE CRITERIA

▶   Successful execution of key strategic goals

▶   Leadership capability

▶   Individual contribution to both short- and long-term business results

▶   Ethical conduct and regulatory compliance

COMPANY PERFORMANCE METRICS ▶ Operating Income ▶ Free Cash Flow ▶ Safety ▶ Adjusted EBITDA ▶ Adjusted ROIC ▶ TSR

Carpenter’s fiscal year 2019 incentive programs were aligned with our operational performance as well as our total stockholder return performance.

Compensation Decisions

Fiscal Year 2019 Base Salary Compensation Decisions

Changes to NEO base salary compensation in fiscal year 2019 consisted of the following:

▶	Mr. Thene’s base salary increased by 3%, based on market data and performance (see explanation under “CEO Target Total Direct Compensation”).

▶	Mr. Lain’s base salary increased by 48.5%, based on market data, performance and his promotion to the role of Vice President and Chief Financial Officer.

▶	Mr. Audia’s base salary increased by 3%, based on market data and performance.

▶	Mr. Dee’s base salary increased by 3%, based on market data and performance.

▶	Mr. Malloy’s base salary increased by 8%, based on his performance and to ensure his salary is competitive with market practices.

▶	Mr. Murtagh’s base salary increased by 3%, based on market data and performance.

Fiscal Year 2019 Annual and Long-Term Incentive Decisions

Pay Element	Fiscal Year 2019 Compensation Decisions
Annual Incentives	Executive Bonus Compensation Plan resulted in attainment at 101.1% of target incentive.
Long-Term Incentives (LTI)	LTI with a performance cycle concluding at the end of fiscal year 2019 resulted in attainment at 186% of target for TSR-based RSUs.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	65

Compensation Discussion and Analysis • Executive Compensation Practices

Executive Compensation Practices

Our Process

We have a rigorous review process for determining executive compensation using both internal and external resources. The various roles in our compensation process are detailed below.

Role of Compensation Committee

The Compensation Committee assists the Board of Directors in its overall responsibility for oversight of compensation matters. To that end, the Compensation Committee:

▶   reviews and approves goals and objectives relevant to compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s compensation level based on such evaluation;

▶   reviews and approves corporate goals, objectives and awards relevant to compensation of the NEOs;

▶   administers Carpenter’s incentive compensation programs and plans;

▶   reviews benchmarking and pay recommendations from the outside compensation consultant(s);

▶   approves compensation plans and related targets for any management-proposed changes in benefits or perquisites;

▶   oversees activities relative to incentive stock plans; and

▶   ensures executive compensation programs are properly coordinated and achieving their intended purpose.

In addition, the Compensation Committee reviews our compensation programs to ensure they do not incorporate practices that would encourage excessive risk.

Role of the Full Board

While the Compensation Committee has the ultimate authority to make all decisions concerning executive compensation, it actively seeks input from and frequently discusses executive compensation matters with the full Board. The Board determines what drives long-term performance, and the Compensation Committee considers input from the Board in linking performance to compensation.

The Compensation Committee considers input from all directors, each of whom has a variety of experience and expertise, and from time-to-time will seek out those with expertise in the industry when determining what will drive long-term high performance or what might encourage excessive risk-taking. The Compensation Committee may consult with one or more directors with particular expertise in certain areas when considering an executive’s performance (i.e., consult with Audit/Finance Committee members when considering CFO performance).

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Compensation Discussion and Analysis • Executive Compensation Practices

Role of Management

As part of its decision-making process, the Compensation Committee invites and considers the input of certain officers (but not with respect to such officer’s own compensation), including the CEO, General Counsel, and Vice President of Human Resources, particularly about how specific metrics and goals might drive high performance without encouraging undue risk-taking, or in negotiating compensation packages with prospective executives other than the CEO.

The Compensation Committee also considers input from the CEO as to the performance of other executives and other executives’ contributions to overall performance. At times, the Compensation Committee may request that senior management obtain information on its behalf to assist with decision-making relating to the compensation program. Pursuant to the Compensation Committee’s charter, it may also delegate authority to members of management in appropriate circumstances.

In formulating recommendations, management reviews information from a variety of sources, including input provided by outside compensation consultants. During fiscal year 2019, Willis Towers Watson served as management’s outside compensation consultant. In this capacity, Willis Towers Watson provided market data and other information, including a pay level assessment for senior executives and a review of incentive plan design practices (overall approach, competitive target levels, and share utilization).

Roles of Compensation Consultants

The Compensation Committee engaged Pearl Meyer, an independent compensation consulting firm, to provide the following services relating to fiscal year 2019 compensation determinations:

▶   conduct a competitive assessment of our compensation program for the NEOs;

▶   make NEO compensation recommendations;

▶   update and review peer group member companies; and

▶   provide ongoing advice as needed to the Compensation Committee, including guidance on our CEO compensation package.

The Committee retained the services of Korn Ferry in January 2019, to conduct the annual risk assessment for our compensation programs, and to provide advice and information on compensation trends and regulatory developments in the market.

Compensation Consultants

For fiscal year 2019 executive compensation determinations, the Committee engaged Pearl Meyer (“PM”), an outside compensation consulting firm, to conduct a competitive assessment of our executive compensation program for the NEOs and to make recommendations for the Committee’s review and approval. In addition, Korn Ferry (“KF”), an outside compensation consulting firm, was retained in January 2019 to update and review peer group member companies and to provide ongoing advice as needed to the Committee, including guidance on our CEO compensation package and our executive compensation program for the NEOs for fiscal year 2020. KF was also engaged to conduct an annual risk assessment of Carpenter’s compensation programs. A representative from the outside compensation consulting firm also regularly attends Committee meetings to provide advice and guidance on Carpenter’s executive compensation program. The Committee’s decision to engage KF in January 2019 was not made or recommended by management.

Additionally, Willis Towers Watson (“WTW”), an outside compensation consulting firm, was engaged by management to provide compensation market data, CEO pay ratio analyses and other information, including a pay level assessment for senior executives and a review of the stock plan and incentive plan design practices (overall approach, competitive target levels, and share utilization). This information was made available to the Committee.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	67

Compensation Discussion and Analysis • Executive Compensation Practices

The Committee and management believe that there was no conflict of interest between Carpenter and either PM, KF or WTW during fiscal year 2019. In reaching this conclusion, the Committee and management considered the factors set forth by the SEC and NYSE regarding compensation advisor independence. Specifically, the Committee analyzed whether the work of KF, PM and WTW as compensation consultants raised any conflict of interest, taking into consideration the following factors:

▶	whether the consultant provides other services to Carpenter;

▶	the amount of fees Carpenter paid to the consultant as a percentage of the consultant’s total revenue;

▶	the policies and procedures of the consultant that are designed to prevent conflicts of interest;

▶	any business or personal relationship of the consultant or its individual compensation advisors with an executive officer of the Company;

▶	any business or personal relationship of the individual compensation advisors with any member of the Committee; and

▶	any Carpenter stock owned by the consultant or its individual compensation advisors.

How We Benchmark Compensation

In developing competitive compensation recommendations with respect to the NEOs, KF established a benchmark match for each position based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

▶	base salary;

▶	annual cash incentive;

▶	total cash compensation;

▶	long-term incentives; and

▶	total direct compensation.

The Committee accepted the consultants’ recommendation to use a comparator group for competitive compensation analysis that consists of eighteen public companies that manufacture and sell specialty metals and related products and that draw upon similar executive talent (the “Comparator Group”). The Comparator Group for fiscal year 2019 consisted of the public companies shown below. These companies operate in various parts of the world and have a median revenue of $2,338 million (compared to Carpenter’s fiscal year 2019 revenue of $2,380 million).

68	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Comparator Group

These companies were selected for inclusion in the Comparator Group based on industry, size, and US-based headquarters, with a particular focus on companies with which Carpenter competes for executive talent, customers, or investor capital.

($ in millions)
Company Name	Revenue*	Market Cap as of June 30, 2019
AK Steel Holding Corporation	$6,791	$ 750
Allegheny Technologies Inc.	$4,143	$3,176
The Timken Company	$3,771	$3,904
PolyOne Corporation	$3,521	$2,414
Cabot Corporation	$3,360	$2,756
Teledyne Technologies Incorporated	$3,001	$9,962
Valmont Industries Inc.	$2,769	$2,743
Kennametal Inc.	$2,375	$3,048
Cleveland-Cliffs, Inc.	$2,338	$2,881
Hexcel Corporation	$2,320	$6,875
W. R. Grace & Co.	$1,998	$5,078
Century Aluminum Company	$1,932	$ 614
Minerals Technologies Inc.	$1,813	$1,876
Wesco Aircraft Holdings Inc.	$1,671	$1,107
Kaiser Aluminum Corporation	$1,553	$1,565
SunCoke Energy Inc.	$1,532	$ 804
Barnes Group Inc.	$1,502	$2,845
Haynes International, Inc.	$ 483	$ 398
Carpenter Technology Corporation	$2,380	$2,278

*Reflects	revenue for the period July 1, 2018, through June 30, 2019.

Peer Group for Fiscal Year 2019

Our peer group consisted of 18 companies who accurately reflect Carpenter’s specialty business.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	69

Compensation Discussion and Analysis • Executive Compensation Practices

Individual Performance Criteria

While the Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions. The Committee also considers each individual’s performance and importance to the organization.

Our individual performance criteria include:

▶	successful execution of key strategic goals;

▶	leadership capability;

▶	contribution to both short- and long-term business results; and

▶	ethical conduct and regulatory compliance.

The market data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels.

Equity Ownership Guidelines

Equity awards earned through Carpenter’s long-term incentive program help NEOs and other executives meet the Company’s equity ownership guidelines. These guidelines require that Corporate Vice Presidents and above hold specific values of equity, expressed as a multiple of the executive’s base salary. Holdings may consist of either earned restricted or unrestricted stock or stock units, including shares held in retirement accounts. There is a five-year phase-in period after a NEO is elected for satisfying the minimum equity holding requirements. All NEOs currently meet their requirements. The Committee, with the input of outside consultants, reviews these requirements regularly and continues to believe these levels are competitive with the market.

Hedging/Pledging Policy

Executive officers (including NEOs) and directors are prohibited from hedging their ownership of Carpenter stock, including short sales (a sale of securities that are not then owned) of Carpenter securities, “a sale against the box” (a sale with delayed delivery of the Carpenter securities), and the purchase of financial instruments (such as prepaid variable forward contracts, collars, equity swaps and exchange funds) that are designed to hedge or offset any decrease in the market value of Carpenter stock. In addition, no NEO or director may trade in “puts” or “calls” (publicly-traded options to sell or buy stock) in Carpenter securities or pledge Company stock as collateral for a loan.

Minimal Perquisites

We provide a limited number of perquisites and other personal benefits to NEOs, which we believe are reasonable and consistent with market practices. Carpenter believes each perquisite offered also provides a benefit to the Company as noted below:

▶	annual tax preparation fees up to $1,500 and annual financial planning and tax planning expenses up to $8,500 encourage NEOs to keep up to date and in compliance with complex regulations;

▶	annual medical examination up to $7,500 for NEOs to encourage proactive health management;

▶	employment relocation expenses to reduce the administrative burden of relocation in order to encourage new executives to focus on their job with us as soon as possible; and

▶	parking fees at our Philadelphia headquarters.

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Compensation Discussion and Analysis • Executive Compensation Practices

Carpenter believes these items are advantageous to our Company and our stockholders, and they keep executives focused on the legitimate interests of the business.

Savings Plans and Deferred Compensation Plan

Carpenter employees and certain affiliates are eligible to participate in our Savings Plan, a tax-qualified profit sharing plan. We also maintain a savings plan for employees of Amega West Services LLC (a wholly-owned subsidiary), and a savings plan for collectively bargained employees of Latrobe Steel Company (a wholly-owned subsidiary).

Pursuant to the Savings Plan, credits are made to the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). Eligible participants may contribute up to an additional 100% of base salary to their individual accounts (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).

Participant contributions could not exceed $19,000 in calendar year 2019. If the participant was or became age 50 or older during calendar year 2019, such limit was $25,000. The Savings Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions.

As further described in the “Tax-Qualified Defined Contribution Pension Plans” section of this proxy, if the Company’s contribution to a Savings Plan for any executive is limited under the Code, the executive will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below.

Carpenter sponsors a non-qualified, deferred compensation plan for executives, including NEOs, to supplement these tax-qualified savings plans. If the Company’s contribution to a savings plan for any executive is limited under the Code, the executive will receive any lost contributions under this deferred compensation plan. Executives, including NEOs, may annually defer up to 35% of their base pay and up to 100% of their cash incentive payout. Executives are fully vested in all amounts deferred under this plan, including any Company contributions. These sums are deliverable to the executive either on a date selected by the participant or upon the occurrence of a specified event.

Health Benefits and Disability Insurance

Carpenter currently provides its executive officers with the same health and disability insurance plans offered to all employees. In addition, effective June 1, 2019, each of our NEOs is entitled to participate in an individual disability income (IDI) protection plan, the premiums of which are paid by Carpenter. Carpenter also encourages each NEO to have a periodic physical examination, and reimburses executives for certain additional out-of-pocket health costs associated with those exams that are not covered by insurance. This reimbursement is tax deductible to the Company.

Severance and Employment Arrangements

Carpenter maintains an executive severance plan to address certain terminations in the absence of a change in control. In addition, the Company also maintains a change-in-control severance plan, which provides certain payments and benefits in the event of a change in control. These plans are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this proxy.

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. Ours are largely legacy programs closed to new participants.

The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”) is a tax-qualified plan that generally provides retirement benefits to employees at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service. For most employees these benefits are based on either:

▶	a fixed monthly rate for each year of service; or

▶	the sum of

•	the employee’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and

•	the employee’s highest average annual earnings multiplied by 1.4% for each year of service over 20.

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Compensation Discussion and Analysis • Tax Policies

This average is calculated from the highest five annual periods (within the last 20 years) ending on the date of retirement. For purposes of this calculation, “earnings” generally includes salary, bonuses and other cash compensation.

The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Audia, Malloy, Murtagh and Thene. Benefits under the GRP, including Messrs. Dee’s and Lain’s benefits, were frozen as of December 31, 2016.

Carpenter had two restoration plans for those participants whose benefits under the GRP are reduced by limitations under the Code.

▶

The Earnings Adjustment Plan of Carpenter Technology Corporation (“EAP”) restored any benefits lost due to Code limitations on compensation that may be considered in the calculation of benefits under the GRP.

▶	The Benefit Equalization Plan of Carpenter Technology Corporation (“BEP”) restored any benefits lost because of Code limitations on the maximum annual benefit that may be payable under the GRP.

In general, benefits under these plans were subject to the same administrative rules as the GRP.

Effective December 31, 2016, all benefit and service accruals were frozen for all EAP and BEP participants.

The Health Protection Account (“HPA”) provides retiree medical benefits for certain employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The benefits are equal to monthly credits that participants can use to pay for qualified medical expenses. The monthly credits are determined at retirement by multiplying a participant’s “earned percentage” by the applicable premiums for the Carpenter-sponsored retiree medical plan in the year of retirement, and vary before and after the age at which a participant or the participant’s dependents are eligible for Medicare. Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage, and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage. The earned percentage is equal to 3% per year of continuous service, but not less than 50% nor more than 90% of the cap. The HPA was closed to new hires effective January 1, 2012, and therefore does not apply to Messrs. Audia, Malloy, Murtagh and Thene.

Carpenter also provides retiree life insurance benefits for some employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The face amount of the retiree life insurance benefit is equal to $5,000.

Benefits for NEOs under the above plans are discussed in detail in the “Executive Compensation” section of this Proxy Statement.

Tax Policies

To the extent the aggregate compensation subject to Code Section 162(m) paid to any NEO (other than our principal financial officer, prior to the amendment discussed below) exceeds $1 million, it is not deductible by Carpenter for federal income tax purposes unless it is grandfathered under the definition of “performance-based” compensation within the transitional provisions of Code Section 162(m) as amended by The Tax Cuts and Jobs Act of 2017 (the “Act”). Stock option awards granted under the Executive Stock Plan on or before November 2, 2017 are treated as grandfathered and continue to constitute performance-based compensation excepted from the $1 million deduction limitation. With the exception of stock option awards, other awards issued under the Executive Stock Plan before November 2, 2017 may not meet the grandfathering requirements because they are subject to reduction by the Compensation Committee. The Act was enacted on December 22, 2017 and included changes to certain provisions of Code Section 162(m), including expanding the executives covered by the limitation to include the principal financial officer, as well as executives covered by the limitation in prior periods.

72	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	73

Executive Compensation • Summary Compensation Table

Summary Compensation Table

The following table contains information concerning the compensation accrued or paid by Carpenter for services rendered during the fiscal years ended June 30, 2019, 2018, and 2017, by Carpenter’s CEO, CFOs and each of the other NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thene, Tony R.	2019	$891,356	$0	$2,240,074	$560,008	$901,161	$0	$157,087	$4,749,686
President and Chief Executive Officer	2018	$867,572	$0	$2,408,717	$699,998	$1,212,884	$0	$124,475	$5,313,646
	2017	$826,731	$0	$3,624,746	$3,141,703	$649,862	$0	$291,821	$8,534,863

Lain, Timothy	2019	$366,399	$0	$320,198	$80,025	$203,736	$50,044	$40,568	$1,060,970
Vice President and Chief Financial Officer	2018	$263,696	$0	$129,103	$37,489	$502,276	$0	$30,094	$962,658
	2017	$241,662	$0	$376,674	$410,770	$274,659	$28,107	$19,741	$1,351,613

Audia, Damon J.	2019	$155,416	$0	$0	$0	$0	$0	$9,198	$164,614
Former Senior Vice President and Chief Financial Officer	2018	$456,445	$0	$602,248	$175,005	$510,496	$0	$58,656	$1,802,850
	2017	$445,877	$0	$1,070,763	$1,119,853	$282,604	$0	$97,358	$3,016,455

Dee, James D.	2019	$423,183	$0	$320,044	$80,007	$235,310	$64,039	$50,071	$1,172,654
Vice President, General Counsel and Secretary	2018	$411,891	$0	$344,182	$100,009	$316,707	$0	$44,781	$1,217,570
	2017	$402,354	$0	$676,500	$771,261	$175,325	$53,061	$41,569	$2,120,070

Malloy, Brian J.	2019	$424,616	$0	$320,044	$80,007	$236,107	$0	$46,968	$1,107,742
Vice President - Chief Commercial Officer	2018	$400,616	$0	$215,080	$62,482	$300,892	$0	$37,897	$1,016,967
	2017	$343,384	$0	$520,263	$680,011	$157,806	$0	$23,329	$1,724,793

Murtagh, Michael	2019	$429,949	$0	$440,046	$110,018	$239,072	$0	$42,285	$1,261,370
Vice President and Group President - Specialty Alloys Operations	2018	$417,885	$0	$215,080	$62,482	$321,771	$0	$29,544	$1,046,762
	2017	$283,846	$250,000	$288,785	$83,773	$124,424	$0	$85,198	$1,116,026

(1)	The grant date fair value of stock awards granted to our NEOs in fiscal year 2019 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.

The values shown for fiscal year 2019 include annual time-based restricted stock unit awards and three-year performance-based stock unit award opportunities. The values shown for fiscal years 2018 and 2017 include annual time-based restricted stock unit awards and both one-and three-year performance-based stock unit award opportunities. For the performance-based stock unit awards, the values in column (e) represent the probable award value on the grant date, which has been determined as if the relevant performance goals were achieved at target. The maximum values of the performance-based stock unit awards (200% of target) on the grant date were:

Fiscal Year 2019
Name	Maximum
Tony R. Thene	$2,800,122
Timothy Lain	$400,335
James D. Dee	$400,085
Brian J. Malloy	$400,085
Michael Murtagh	$550,028

Actual attainment for these awards will be determined at the end of fiscal year 2021.

Mr. Audia did not receive incentives under the long-term incentive program for fiscal year 2019 due to his resignation.

(2)	The grant date fair value of option awards granted to our NEOs in fiscal year 2019 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation.

(3)

Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2019, 2018, and 2017. The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 11 to the financial statements contained in Carpenter’s 2019 Annual Report on Form 10-K. Amounts paid under the plans use assumptions contained in the plans and may be different from those used for financial reporting purposes.

(4)	The amounts shown in this column for fiscal year 2019 are broken down in detail in the “All Other Compensation Table” below.

74	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • All Other Compensation Table

All Other Compensation Table

The following table contains details for the values set forth in Summary Compensation Table Column (i) for all other compensation accrued or paid by Carpenter to the CEO, CFOs and each of the other NEOs for the fiscal year ended June 30, 2019.

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Dividend Equivalents on Restricted Stock Units ($)	Total ($)
Thene, Tony R.	2019	$10,000	(1)	$5,354	$42,980	$98,753	$157,087
President and Chief Executive Officer
Lain, Timothy	2019	$716		$1,309	$29,955	$8,588	$40,568
Vice President and Chief Financial Officer
Audia, Damon J.	2019	$3,582		$587	$5,029	$0	$9,198
Former Senior Vice President and Chief Financial Officer
Dee, James D.	2019	$1,321		$2,263	$29,295	$17,192	$50,071
Vice President, General Counsel and Secretary
Malloy, Brian J.	2019	$1,321		$1,989	$30,199	$13,459	$46,968
Vice President - Chief Commercial Officer
Murtagh, Michael	2019	$4,189		$1,552	$26,964	$9,580	$42,285
Vice President and Group President - Specialty Alloys Operations

(1)	This amount represents reimbursement for financial planning/tax services.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	75

Executive Compensation • Fiscal Year 2019 Grants of Plan-Based Awards Table

Fiscal Year 2019 Grants of Plan-Based Awards Table

The following table contains information about fiscal year 2019 plan-based awards to NEOs under the Company’s equity and non-equity incentive plans, which are the Executive Bonus Compensation Plan (“EBCP”) and Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Executive Stock Plan”) described in the CD&A section of this Proxy Statement.

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($ / Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) ($) (l)
		Approval Date	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Thene, Tony R.	08/06/18	07/18/18	$445,678	$891,356	$1,782,712	11,877	23,754	47,508	(3)					$1,400,061
President	08/06/18	07/18/18								14,252				$840,013
and Chief Executive Officer	08/06/18	07/18/18									29,930	(4)	$58.94	$560,008
Lain, Timothy	08/06/18	07/18/18	$82,588	$165,177	$330,353	637	1,274	2,548	(3)					$75,090
Vice President	08/06/18	07/18/18								764				$45,030
and Chief Financial Officer	08/06/18	07/18/18									1,604	(4)	$58.94	$30,012
	09/14/18	08/06/18	$18,171	$36,342	$72,685	1,074	2,148	4,296	(3)					$125,078
	09/14/18	08/06/18								1,288				$75,000
	09/14/18	08/06/18									2,727	(4)	$58.23	$50,013
Audia, Damon J.	08/06/18	07/18/18	$62,166	$124,333	$248,666	0	0	0		0	0			$0
Former Senior Vice President
and Chief Financial Officer
Dee, James D.	08/06/18	07/18/18	$116,375	$232,750	$465,500	1,697	3,394	6,788	(3)					$200,042
Vice President, General	08/06/18	07/18/18								2,036				$120,002
Counsel and Secretary	08/06/18	07/18/18									4,276	(4)	$58.94	$80,007
Malloy, Brian J.	08/06/18	07/18/18	$116,769	$233,538	$467,076	1,697	3,394	6,788	(3)					$200,042
Vice President -	08/06/18	07/18/18								2,036				$120,002
Chief Commercial Officer	08/06/18	07/18/18									4,276	(4)	$58.94	$80,007
Murtagh, Michael	08/06/18	07/18/18	$118,236	$236,471	$472,942	2,333	4,666	9,332	(3)					$275,014
Vice President and Group President -	08/06/18	07/18/18								2,800				$165,032
Specialty Alloys Operations	08/06/18	07/18/18									5,880	(4)	$58.94	$110,018

(1)

Represents target bonus opportunity established by the Board under the EBCP for a one-year performance period beginning July 1, 2018, and ending June 30, 2019. The threshold is equal to 50% of target and the maximum is equal to 200% of target. For amounts of the actual awards, please see the Summary Compensation Table.

(2)

The grant date fair value of stock awards granted to our NEOs in fiscal year 2019 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The grant date fair value of the equity incentive awards was determined based on the probable outcome at the time of grant.

(3)

Represents target equity opportunity established by the Board for a three-year performance period beginning July 1, 2018, and ending June 30, 2021. The threshold is equal to 50% of target and the maximum is equal to 200% of target.

(4)

Represents stock options granted under the Executive Stock Plan during fiscal year 2019. The options have a ten-year term, become exercisable ratably over a three-year period following the grant date, and will expire 90 days following termination of employment, except in the case of death, Disability or Retirement (as those terms are defined in the Executive Stock Plan). In the event of death or Disability, all options that were granted more than 12 months prior to the event become fully vested and exercisable by the participant or the participant’s estate for the remainder of the original term. In the event of Retirement, all unexercisable options granted more than 12 months before such event become vested, pro rata, based on the number of days in service during the restriction period, and are exercisable by the participant or the participant’s estate for the remainder of the original term unless the Compensation Committee decides otherwise.

76	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2019 Table

Outstanding Equity Awards at End of Fiscal Year 2019 Table

The following table contains information about outstanding equity awards held by the NEOs at the end of fiscal year 2019.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Name	Exercisable	Unexercisable
Thene, Tony R.	8,479	0		0	$52.41	07/30/23	97,605	$4,683,088	58,381	$2,801,120
President	8,463	0		0	$59.15	03/01/21
and Chief Executive Officer	10,524	0		0	$53.95	08/01/24
	19,446	0	(4)	0	$36.82	08/03/25
	43,107	21,553	(5)	0	$39.02	08/01/26
	0	225,273	(6)	0	$39.02	08/01/26
	20,550	41,100	(7)	0	$40.43	07/31/27
	0	29,930	(8)	0	$58.94	08/06/28
Lain, Timothy	225	0		0	$56.52	07/28/21	9,626	$461,855	5,278	$253,238
Vice President	252	0		0	$48.85	08/27/22
and Chief Financial Officer	1,212	0		0	$52.41	07/30/23
	2,255	0		0	$53.95	08/01/24
	6,630	0	(4)	0	$36.82	08/03/25
	2,541	1,270	(5)	0	$39.02	08/01/26
	0	34,097	(6)	0	$39.02	08/01/26
	1,101	2,202	(7)	0	$40.43	07/31/27
	0	1,604	(8)	0	$58.94	08/06/28
	0	2,727	(9)	0	$58.23	09/14/28
Audia, Damon J.	0	0		0			0	$0	0	$0
Former Senior Vice President
and Chief Financial Officer
Dee, James D.	3,144	0		0	$56.52	07/28/21	17,669	$847,759	8,342	$400,249
Vice President, General Counsel and Secretary	3,596	0		0	$47.86	07/31/22
	3,392	0		0	$52.41	07/30/23
	3,511	0		0	$59.15	03/01/21
	4,210	0		0	$53.95	08/01/24
	8,751	0	(4)	0	$36.82	08/03/25
	6,159	3,079	(5)	0	$39.02	08/01/26
	0	61,938	(6)	0	$39.02	08/01/26
	2,936	5,872	(7)	0	$40.43	07/31/27
	0	4,276	(8)	0	$58.94	08/06/28
Malloy, Brian J.	6630	0	(4)	0	$36.82	08/03/25	14,517	$696,526	6,486	$311,198
Vice President -	3850	1,924	(5)	0	$39.02	08/01/26
Chief Commercial Officer	0	56,981	(6)	0	$39.02	08/01/26
	1,835	3,670	(7)	0	$40.43	07/31/27
	0	4,276	(8)	0	$58.94	08/06/28
Murtagh, Michael	5,154	2,577	(10)	0	$31.35	11/01/26	9,481	$454,898	7,758	$372,229
Vice President and Group President - Specialty Alloys Operations	1,835	3,670	(7)	0	$40.43	07/31/27
	0	5,880	(8)	0	$58.94	08/06/28

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	77

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2019 Table

(1)	The table in this footnote provides specific information about the grant and vesting dates for outstanding shares reflected in the above table.

Named Executive	# of Shares Granted		Grant Date	Vest Date	Percentage Vesting

Thene, Tony R.	17,940		08/01/16	08/01/19	100%
	30,785		08/01/16	08/01/19	100%
	17,314		07/31/17	07/31/20	100%
	17,314	*	07/31/17	06/30/20	100%
	4,751		08/06/18	08/06/19	100%
	4,751		08/06/18	08/06/20	100%
	4,750		08/06/18	08/06/21	100%

Lain, Timothy	1,058		08/01/16	08/01/19	100%
	4,660		08/01/16	08/01/19	100%
	928		07/31/17	07/31/20	100%
	928	*	07/31/17	06/30/20	100%
	255		08/06/18	08/06/19	100%
	255		08/06/18	08/06/20	100%
	254		08/06/18	08/06/21	100%
	430		09/14/18	09/14/19	100%
	429		09/14/18	09/14/20	100%
	429		09/14/18	09/14/21	100%
Dee, James D.	2,502		08/01/16	08/01/19	100%
	8,259		08/01/16	08/01/19	100%
	2,441		07/31/17	07/31/20	100%
	2,440	*	07/31/17	06/30/20	100%
	670		08/06/18	08/06/19	100%
	679		08/06/18	08/06/20	100%
	678		08/06/18	08/06/21	100%
Malloy, Brian J.	1,602		08/01/16	08/01/19	100%
	7,787		08/01/16	08/01/19	100%
	1,546		07/31/17	07/31/20	100%
	1,546	*	07/31/17	06/30/20	100%
	679		08/06/18	08/06/19	100%
	679		08/06/18	08/06/20	100%
	678		08/06/18	08/06/21	100%
Murtagh, Michael	1,994		11/01/16	11/01/19	100%
	1,595		11/01/16	11/01/19	100%
	1,546		07/31/17	07/31/20	100%
	1,546	*	07/31/17	06/30/20	100%
	934		08/06/18	08/06/19	100%
	933		08/06/18	08/06/20	100%
	933		08/06/18	08/06/21	100%

*	Represents remaining balance of the original award

Mr. Audia’s awards were forfeited upon his resignation.

(2)	Market value is based on the June 28, 2019, closing price of the Company’s Common Stock ($47.98).

(3)

Represents the maximum opportunity established by the Board for three-year performance awards granted during fiscal year 2018 and target opportunity established by the Board for three-year performance awards granted during fiscal year 2019, based on projected attainment percentages on the last day of fiscal year 2019. The actual number of shares earned, if any, will be determined at the end of the applicable performance period. The threshold is 50% of target and the maximum is 200% of target.

78	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2019 Table

The table in this footnote provides details for the performance-based stock awards reflected in the above table.

Named Executive	Fiscal Year	Number of Unearned Shares	Vest Date	Percentage Vesting

Thene, Tony R.	2018	17,314	06/30/20	100%
	2019	23,754	06/30/21	100%

Lain, Timothy	2018	928	06/30/20	100%
	2019	3,422	06/30/21	100%

Dee, James D.	2018	2,474	06/30/20	100%
	2019	3,394	06/30/21	100%

Malloy, Brian J.	2018	1,546	06/30/20	100%
	2019	3,394	06/30/21	100%

Murtagh, Michael	2018	1,546	06/30/20	100%
	2019	4,666	06/30/21	100%

(4)	Stock options granted on August 3, 2015; one-third vested on each of August 3, 2016, 2017 and 2018.

(5)	Stock options granted on August 1, 2016; one-third vested on each of August 1, 2017 and 2018; the remainder will vest on August 1, 2019.

(6)	A special off-cycle stock option award granted on August 1, 2016; 100% will vest on August 1, 2019.

(7)	Stock options granted on July 31, 2017; one-third vested on July 31, 2018 and one-third will vest on each of July 31, 2019 and 2020.

(8)	Stock options granted on August 6, 2018; one-third will vest on each of August 6, 2019, 2020, and 2021.

(9)	Stock options granted on September 14, 2018; one-third will vest on each of September 14, 2019, 2020, and 2021.

(10)	Stock options granted on November 1, 2016; one-third vested on each of November 1, 2017 and 2018; the remainder will vest on November 1, 2019.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	79

Executive Compensation • Fiscal Year 2019 Option Exercises and Stock Vested Table

Fiscal Year 2019 Option Exercises and Stock Vested Table

The following table contains information about options exercised by, and stock vested for the benefit of, NEOs during fiscal year 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thene, Tony R.			74,143	$3,623,197
President
and Chief Executive Officer

Lain, Timothy			5,097	$257,218
Vice President
and Chief Financial Officer

Audia, Damon J.	7,138	$37,110
Former Senior Vice President
and Chief Financial Officer

Dee, James D.			11,042	$537,811
Vice President, General
Counsel and Secretary

Malloy, Brian J.			6,985	$344,931
Vice President-
Chief Commercial Officer

Murtagh, Michael			6,203	$287,086
Vice President and Group President -
Specialty Alloys Operations

Pension Benefits

Carpenter maintains several pension and related benefit plans in which only Messrs. Dee and Lain are eligible to participate. These plans are described after the notes to the Pension Benefits Table. Messrs. Thene, Audia, Mallloy and Murtagh are not participants in Carpenter’s pension and related benefit plans.

The following table contains information about the value of accumulated benefits and number of years of credited service under each of the defined benefit pension plans and supplemental executive retirement plans available to Messrs. Dee and Lain at the end of fiscal year 2019, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria.

80	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • Pension Benefits Table

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

Dee, James D.	General Retirement Plan (GRP)(2)	6.33	$293,619	$0
Vice President, General	Benefits Restoration Plan (BRP)(3)	6.33	$268,444	$0
Counsel and Secretary

Lain, Timothy	General Retirement Plan (GRP)(2)	9.58	$248,590	$0
Vice President	Benefits Restoration Plan (BRP)(3)	9.58	$8,345	$0
and Chief Financial Officer

(1)

Present Value of Accumulated Benefit. The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes described in Note 11 to the financial statements contained in Carpenter’s 2019 Annual Report on Form 10-K and further assuming that the NEO retires on his earliest possible retirement date. The projected ages of Messrs. Dee and Lain at their earliest retirement date is 60 and 55, respectively. Assumptions regarding the value of survivor benefits are that 85% of executives are married and wives are two years younger than husbands. Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum, and only when the executive is eligible for a monthly GRP annuity in the month following separation.

(2)

The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees. It is described in greater detail in the section titled “Tax- Qualified Defined Benefit Pension Plans.” The GRP was closed to new hires and rehires effective January 1, 2012, and frozen on December 31, 2016.

(3)

The BRP of Carpenter Technology Corporation restores benefits not paid under the GRP because of (a) limitations on the amount of compensation that may be considered under a tax-qualified plan, (b) limitations on the annual benefit that may be paid under tax-qualified plans, or (c) the application of section 415 of the Internal Revenue Code. Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Benefits under the applicable plan or plans are generally paid in the form of an annuity.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	81

Executive Compensation • Tax-Qualified Defined Benefit Pension Plans

Tax-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2019, Mr. Dee and Mr. Lain were the only NEOs eligible to participate in the tax-qualified General Retirement Plan (“GRP”). The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Thene, Audia, Malloy and Murtagh.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that considers a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occurred during the last 240 full calendar months of employment. Average compensation includes cash bonuses, but excludes income attributable to equity-based compensation. These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and the maximum annual benefit that may be paid to any participant by such a plan.

Effective December 31, 2016, Carpenter froze the GRP for benefit and service accrual. Compensation earned and employment after that date will not count toward determining a participant’s pension benefit, but will continue to count toward determining eligibility for early or normal retirement.

GRP Payment

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate (a) whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and (b) whether an immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity. An unreduced immediate annuity is referred to as a “full pension.”

Full Pension: A participant is entitled to a full pension if separation from employment occurs:

▶	at or after age 65 with at least five years of service;

▶	at any age with at least 30 years of service; or

▶	at age 62 with at least ten years of service.

A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or where the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =

Under 55	At least 20 years	65 but not 80

Under 55	At least 15 years	At least 80

55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least ten years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid before the participant reaches age 62), or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid before the participant reaches age 65).

Deferred Vested Pension: A participant with a vested pension who separates from service without being eligible for an immediate annuity is entitled to receive a deferred annuity that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service). A participant with a deferred vested pension who terminates employment prior to age 55 after at least ten years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65. A participant with a deferred vested pension who terminates employment prior to age 55 with less than ten years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

82	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • Non-Qualified Defined Benefit Pension Plans

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the participant or, if longer, the life of the beneficiary. Alternatively, a participant who is eligible for an immediate annuity may elect an immediate or delayed lump sum payment.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2019, Messrs. Dee and Lain participated in the BRP that restores various payments that are restricted under the GRP. Messrs. Thene, Audia, Malloy and Murtagh are not participants in the BRP.

Non-Qualified Plan Calculations

Carpenter sponsors the BRP, which restores benefits that would have been payable under the GRP but for Internal Revenue Code limits on the amount of compensation payable under a tax-qualified plan or that are lost under the GRP due to voluntary deferrals under Carpenter’s non-qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”).

Generally, the BRP provides the following benefits:

▶	restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($280,000 in 2019);

▶	restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax- qualified plan ($225,000 in 2019); and

▶	restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Non-Qualified Payments

All non-qualified payments to an executive or any beneficiary are conditioned upon the participant’s separation from employment or (in some instances) on the occurrence of a Change in Control (as defined in the BRP). The following paragraphs describe the eligibility and commencement timing for benefits under the BRP.

Full Pension: A participant is entitled to a full pension if the participant separates from employment (i) at or after age 62 after at least five years of service, or (ii) at any age after at least 30 years of service. Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount): A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements: (i) attainment of age 55, having provided at least ten years but fewer than 30 years of service, or (ii) attainment of age 60, having provided fewer than 10 years of service. The benefit equals the benefit amount otherwise payable at age 62, discounted to account for the time during which benefits are paid before the participant reaches age 62. A disabled participant may commence early pension payments pursuant to the BRP at any age.

Deferred Vested Pension: A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred annuity, payable beginning in the first month after the participant attains age 55 if the participant provided at least ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 62), or age 60 if the participant provided fewer than ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 65).

With respect to all of the non-qualified plans, payment of benefit amounts for “Specified Employees,” as defined under Internal Revenue Code Section 409A, that are payable upon a separation from service are subject to a six-month delay.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	83

Executive Compensation • Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Form of Non-Qualified Pension Payments

Benefits under the BRP are generally paid in the form of an annuity. Participants may not elect a lump sum payment, although benefits are paid as a lump sum if they become payable because of a Change in Control.

Eligibility of Named Executive Officers at June 30, 2019

As of June 30, 2019, Mr. Dee was eligible for a Full or Early Pension under these plans without special circumstances.

Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution plan), not to exceed 35% of base salary, plus all or a portion of bonuses earned under the EBCP. Accounts under the NQDCP were credited for fiscal year 2019 with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the Internal Revenue Code limitations on compensation that may be taken into account under the Savings Plans ($280,000 in 2019). These contributions vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Savings Plan, except that the NQDCP does not include the Standish Mellon Stable Value Fund, the Prudential Core Plus Bond Fund, Collective Trust, or Carpenter stock investment options. In addition, the NQDCP provides the Prudential Total Return Bond Fund class as an investment option. While the NQDCP is intended to be an unfunded plan, benefits may be payable from a trust established by Carpenter to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events. Participants may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2019 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)

Thene, Tony R.	$0	$18,341	$12,159	$0	$198,587
President
and Chief Executive Officer

Lain, Timothy	$0	$1,082	$168	$0	$1,766
Vice President
and Chief Financial Officer

Audia, Damon J.	$0	$2,099	$210	$(14,254)	$0
Former Senior Vice President
and Chief Financial Officer

Dee, James D.	$0	$4,560	$2,209	$0	$35,119
Vice President, General
Counsel and Secretary

Malloy, Brian J.	$0	$4,309	$743	$0	$11,319
Vice President -
Chief Commercial Officer

Murtagh, Michael	$0	$4,760	$641	$0	$9,998
Vice President and Group President -
Specialty Alloys Operations

(1)	The amounts shown in this column are included in the amounts disclosed for the respective NEOs in column (c) of the Summary Compensation Table.

(2)	Reflects the fiscal year 2019 company contribution to the NQDCP, which amount is also included in column (i) of the Summary Compensation Table.

(3)

The balances shown in this column include amounts disclosed in prior fiscal years for each NEO, as follows: Thene—$168,087; and Dee—$28,350. Mr.  Audia’s balance was distributed upon his separation from service.

Tax-Qualified Defined Contribution Pension Plans

The Savings Plan of Carpenter Technology Corporation (the “Savings Plan”), credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution of up to

84	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • CEO Pay Ratio

6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). In addition, an eligible participant may contribute up to an additional 100% of base salary (subject to the same IRS limit). Participant contributions during a calendar year may not exceed an annual limit of $19,000 for calendar year 2019, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $25,000 for 2019 and $24,500 for 2018. The Savings Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions.

CEO Pay Ratio

As permitted under the SEC rules, to determine our median employee, we chose “base salary, bonus and overtime pay” as our consistently applied compensation measure. Using a determination date of June 30, 2019, our employee population excluding our CEO was comprised of 5,182 employees. The following jurisdictions constituting 255 employees were excluded under the 5% de minimis rule: Canada (59), China (13), France (3), Germany (5), India (1), Korea (2), Singapore (50), Sweden (44), Taiwan (2), UAE (2), and the UK (74).

From the remaining 4,927 employees, we leveraged a valid statistical sampling approach from the prior year to produce a sample of employees who were paid within a 5% range of the estimated median base salary, bonus and overtime pay, and selected an employee from within that group as our median employee. We determined that employee’s 2019 Summary Compensation Table (“SCT”) total compensation was $84,933. The 2019 SCT total compensation for our CEO was $4,749,686. Our estimate of the ratio of CEO pay to median worker pay is 56:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

2019 Summary Compensation Table Total Compensation Breakdown

The compensation of Carpenter’s CEO, Tony R. Thene, and Median Employee is broken down as follows:

Name/ Employee ID	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Thene, Tony R.	2019	$891,356	$0	$2,240,074	$560,008	$901,161	$0	$157,087	$4,749,686

Median Employee	2019	$68,622	$0	$0	$0	$5,239	$0	$11,072	$84,933

CEO Pay Ratio = $4,749,686 / $84,933 = 56:1

Potential Payments Upon Termination of Employment

Severance and Employment Arrangements

Severance Pay Plan for Executives of Carpenter Technology Corporation (“Executive Severance Plan”)

The Executive Severance Plan provides a standard practice of addressing executive severance following a termination without cause or resignation for good reason in the absence of a Change in Control. The plan provides for the continuation of certain elements of compensation and benefits, which are more fully described below. All current NEOs employed with Carpenter as of June 30, 2019, were covered under the Executive Severance Plan.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	85

Executive Compensation • Potential Payments Upon Termination of Employment

The following table shows benefits an executive will receive if the executive’s employment is terminated without cause or the executive resigns with good reason in the absence of a Change in Control.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Severance payment (lump sum or installments at Carpenter’s discretion)	18 months of base salary	12 months of base salary	6 months of base salary

Annual bonus (prorated)	Yes	Yes	Yes

Lump sum payment of cost of medical and prescription coverage	18 months	12 months	6 months

Executive outplacement services	12 months	12 months	6 months

Amended and Restated Carpenter Technology Corporation Change-in-Control Severance Plan (“Change-in-Control Severance Plan”).

The Change-in-Control Severance Plan provides for certain payments and benefits to a covered executive whose employment with Carpenter ceases during the two-year period following a Change in Control of the Company due to a termination without “cause” or a resignation for “good reason,” as more fully described in the Change-in-Control Severance Plan. The Change-in-Control Severance Plan does not provide for any gross-up on excise taxes for any executive and provides that benefits will be reduced to the extent an excise tax would have applied.

Following a Change in Control, if an executive’s employment is terminated without cause or an executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, the executive will receive the benefits outlined below.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Lump sum severance payment	3x base salary 1x target annual bonus	2x base salary 1x target annual bonus	1x base salary 1x target annual bonus

Lump sum payment of cost of medical, prescription and dental coverage	36 months	24 months	12 months

Executive outplacement services	12 months	12 months	12 months

Reimbursement of any reasonable legal fees incurred to enforce the plan	Yes	Yes	Yes

Benefits payable under the Change-in-Control Severance Plan will be reduced to the extent necessary to ensure that those benefits, when added to any other payments, rights or benefits due to the executive in connection with the Change in Control, do not implicate the deductibility limitations of Section 280G of the Internal Revenue Code.

The Potential Payments Upon Termination or Change-in-Control Table illustrates the benefits that would be payable to each of the NEOs in connection with a hypothetical termination of employment or Change in Control on the last day of our most recently completed fiscal year. All current NEOs employed with Carpenter as of June 30, 2019 were covered at fiscal year-end.

For purposes of the Change-in-Control Severance Plan, “Change in Control” includes:

▶	acquisition by a person or group of more than 50% of Carpenter’s outstanding common stock or more than 50% of the combined voting power of Carpenter’s then outstanding securities;

▶	change in the composition of the majority of the Board without the approval of the incumbent directors;

▶	certain mergers, sales of assets or similar transactions where the company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or

▶	stockholder approval of a liquidation or dissolution of the company.

86	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • Fiscal Year 2019 Potential Payments Upon Termination or Change in Control Table

Stock-Based Incentive Compensation Plan

The table below reflects that the company’s Stock-Based Incentive Compensation Plan for Officers and Key Employees provided, upon a Change in Control, for the waiver of performance and vesting conditions otherwise applicable to outstanding equity awards granted prior to July 1, 2018. Carpenter implemented a double-trigger vesting policy for equity awards granted on or after July 1, 2018.

For purposes of the Stock-Based Incentive Compensation Plan for Officers and Key Employees, “Change in Control” includes:

▶	acquisition by a person or group, during any time period, of more than 50% of Carpenter’s outstanding common stock;

▶	acquisition by a person or group, during any 12-month period, of stock representing more than 35% of the combined voting power of Carpenter’s then outstanding securities;

▶	change in the composition of the majority of the Board without the approval of the incumbent directors; or

▶	sale of 50% or more of Carpenter’s assets.

Fiscal Year 2019 Potential Payments Upon Termination or Change in Control Table

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis, previously vested stock awards, or benefits disclosed in the Pension Benefits Table and the Non-Qualified Deferred Compensation Plan Table to the extent payable in the ordinary course (i.e., without enhancement attributable to the severance event or Change in Control). The table in all cases assumes the termination event occurred on June 30, 2019, and values equity awards based on the per share closing price of the Company’s common stock on June 28, 2019 ($47.98). This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or Change in Control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	87

Executive Compensation • Fiscal Year 2019 Potential Payments Upon Termination or Change in Control Table

		Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control(2)	After Change in Control(2)
Named Executive	Benefit	Retirement or Resignation(1)	Death or Disability	Termination by the Company without Cause or Resignation for Good Reason	Without Termination	Termination by the Company without Cause or Resignation for Good Reason

Thene, Tony R. President and Chief Executive Officer	Restricted Stock Unit Award (08/01/16)	$0	$860,761	$0	$860,761	$860,761
	Restricted Stock Unit Award (08/01/16)	$0	$1,477,064	$0	$1,477,064	$1,477,064
	Restricted Stock Unit Award (07/31/17)	$0	$830,726	$0	$830,726	$830,726
	Restricted Stock Unit Award (08/06/18)	$0	$683,811	$0	$0	$683,811
	Performance Share Opportunity (07/31/17)(3)	$0	$1,107,636	$0	$830,726	$830,726
	Performance Share Opportunity (08/06/18)(4)	$0	$379,906	$0	$0	$860,761
	Performance Share Award (07/31/17)	$0	$830,726	$0	$830,726	$830,726
	Stock Option Award (08/01/16)	$0	$193,115	$0	$193,115	$193,115
	Stock Option Award (08/01/16)	$0	$2,018,446	$0	$2,018,446	$2,018,446
	Stock Option Award (07/31/17)	$0	$310,305	$0	$310,305	$310,305
	Severance—Executive Severance Plan(5)	$0	$0	$1,386,752	$0	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$0	$3,647,932
Totals		$0	$8,692,496	$1,386,752	$7,351,869	$12,544,373

Lain, Timothy Vice President and Chief Financial Officer	Restricted Stock Unit Award (08/01/16)	$0	$50,763	$0	$50,763	$50,763
	Restricted Stock Unit Award (08/01/16)	$0	$223,587	$0	$223,587	$223,587
	Restricted Stock Unit Award (07/31/17)	$0	$44,525	$0	$44,525	$44,525
	Restricted Stock Unit Award (08/06/18)	$0	$36,657	$0	$0	$36,657
	Restricted Stock Unit Award (09/14/18)	$0	$61,798	$0	$0	$61,798
	Performance Share Opportunity (07/31/17)(3)	$0	$59,368	$0	$44,525	$44,525
	Performance Share Opportunity (08/06/18)(4)	$0	$20,376	$0	$0	$61,127
	Performance Share Opportunity (09/14/18)(4)	$0	$34,354	$0	$0	$103,061
	Performance Share Award (07/31/17)	$0	$44,525	$0	$44,525	$44,525
	Stock Option Award (08/01/16)	$0	$11,379	$0	$11,379	$11,379
	Stock Option Award (08/01/16)	$0	$305,509	$0	$305,509	$305,509
	Stock Option Award (07/31/17)	$0	$16,625	$0	$16,625	$16,625
	Severance—Executive Severance Plan(5)	$0	$0	$406,211	$0	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$0	$996,477
Totals		$0	$909,466	$406,211	$741,438	$2,000,558
Dee, James D. Vice President, General Counsel and Secretary	Restricted Stock Unit Award (08/01/16)	$120,046	$120,046	$120,046	$120,046	$120,046
	Restricted Stock Unit Award (08/01/16)	$396,267	$396,267	$396,267	$396,267	$396,267
	Restricted Stock Unit Award (07/31/17)	$78,079	$117,119	$78,079	$117,119	$117,119
	Restricted Stock Unit Award (08/06/18)	$32,418	$97,255	$32,418	$32,418	$97,255
	Performance Share Opportunity (07/31/17)(3)	$158,272	$158,272	$158,272	$118,703	$118,703
	Performance Share Opportunity (08/06/18)(4)	$54,282	$54,282	$54,282	$54,282	$162,844
	Performance Share Award (07/31/17)	$78,048	$78,048	$78,048	$117,071	$117,071
	Stock Option Award (08/01/16)	$27,588	$27,588	$27,588	$27,588	$27,588
	Stock Option Award (08/01/16)	$554,964	$554,964	$554,964	$554,964	$554,964
	Stock Option Award (07/31/17)	$29,556	$44,334	$29,556	$44,334	$44,334
	Severance—Executive Severance Plan(5)	$0	$0	$462,995	$0	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$0	$1,140,788
Totals		$1,529,520	$1,648,175	$1,992,516	$1,582,792	$2,896,979

88	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Executive Compensation • Fiscal Year 2019 Potential Payments Upon Termination or Change in Control Table

		Before Change in Control	Before Change in Control	Before Change in Control	After Change in Control(2)	After Change in Control(2)
Named Executive	Benefit	Retirement or Resignation(1)	Death or Disability	Termination by the Company without Cause or Resignation for Good Reason	Without Termination	Termination by the Company without Cause or Resignation for Good Reason
Malloy, Brian J. Vice President— Chief Commercial Officer	Restricted Stock Unit Award (08/01/16)	$0	$76,864	$0	$76,864	$76,864
	Restricted Stock Unit Award (08/01/16)	$0	$373,620	$0	$373,620	$373,620
	Restricted Stock Unit Award (07/31/17)	$0	$74,177	$0	$74,177	$74,177
	Restricted Stock Unit Award (08/06/18)	$0	$97,687	$0	$0	$97,687
	Performance Share Opportunity (07/31/17)(3)	$0	$98,904	$0	$74,177	$0
	Performance Share Opportunity (08/06/18)(4)	$0	$54,282	$0	$0	$162,844
	Performance Share Award (07/31/17)	$0	$74,177	$0	$74,177	$74,177
	Stock Option Award (08/01/16)	$0	$17,239	$0	$17,239	$17,239
	Stock Option Award (08/01/16)	$0	$510,550	$0	$510,550	$510,550
	Stock Option Award (07/31/17)	$0	$27,709	$0	$27,709	$27,709
	Severance—Executive Severance Plan(5)	$0	$0	$464,428	$0	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$0	$1,144,930
Totals		$0	$1,405,209	$464,428	$1,228,513	$2,559,797
Murtagh, Michael Vice President and Group President— Specialty Alloys Operations	Restricted Stock Unit Award (11/01/16)	$0	$172,200	$0	$172,200	$172,200
	Restricted Stock Unit Award (07/31/17)	$0	$74,177	$0	$74,177	$74,177
	Restricted Stock Unit Award (08/06/18)	$0	$134,344	$0	$0	$134,344
	Performance Share Opportunity (07/31/17)(3)	$0	$98,904	$0	$74,177	$74,177
	Performance Share Opportunity (08/06/18)(3)	$0	$74,625	$0	$0	$223,875
	Performance Share Award (07/31/17)	$0	$74,177	$0	$74,177	$74,177
	Stock Option Award (11/01/16)	$0	$23,090	$0	$23,090	$23,090
	Stock Option Award (07/31/17)	$0	$27,709	$0	$27,709	$27,709
	Severance—Executive Severance Plan(5)	$0	$0	$469,761	$0	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$0	$1,158,529
Totals		$0	$679,226	$469,761	$445,530	$1,962,278

(1)

Mr. Dee is the only NEO who was retirement eligible as of June 30, 2019. Values shown as a result of retirement are prorated as applicable based on the number of days in service during each respective performance and/or restriction period.

(2)

Benefits received under the Change-in-Control Severance Plan require a Change in Control and a subsequent severance event. Equity awards granted under the Stock-Based Incentive Compensation Plan for Officers and Key Employees through June 30, 2018, are vested at the time of a Change in Control with or without termination of employment. Carpenter implemented a double-trigger vesting policy for equity awards granted on or after July 1, 2018.

(3)	Values represent two-thirds of the maximum performance opportunity in the case of death or Disability, and one hundred percent of the target performance opportunity in the case of a Change in Control.

(4)	Values represent one-third of the maximum performance opportunity in the case of death or Disability, and one hundred percent of the target performance opportunity in the case of a Change in Control.

(5)

The Board of Directors approved the Executive Severance Plan to create a standard practice of addressing executive severance in certain circumstances. All NEOs are subject to the provisions of this plan. Details of the Executive Severance Plan are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total

Tony R. Thene	$1,337,034	$29,718	$20,000	$1,386,752

Timothy Lain	$366,399	$19,812	$20,000	$406,211

James D. Dee	$423,183	$19,812	$20,000	$462,995

Brian J. Malloy	$424,616	$19,812	$20,000	$464,428

Michael Murtagh	$429,949	$19,812	$20,000	$469,761

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	89

Executive Compensation • Fiscal Year 2019 Potential Payments Upon Termination or Change in Control Table

(6)	All NEOs are subject to the Change-in-Control Severance Plan, the details of which are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total
Tony R. Thene	$3,565,424	$62,508	$20,000	$3,647,932

Timothy Lain	$934,317	$42,160	$20,000	$996,477

James D. Dee	$1,079,116	$41,672	$20,000	$1,140,788

Brian J. Malloy	$1,082,770	$42,160	$20,000	$1,144,930

Michael Murtagh	$1,096,369	$42,160	$20,000	$1,158,529

Messrs. Thene and Lain are subject to reduced benefits because otherwise they would have an aggregate parachute value, consisting of payments or distributions payable pursuant to the Change-in-Control Severance Plan and the Stock-Based Incentive Compensation Plan, that exceeds the threshold amount that would subject them to the excise tax under Section 4999 of the Code. Pursuant to the terms of the Change-in-Control Severance Plan, the following cutbacks would likely be applied to avoid the excise tax: Mr. Thene would have his severance benefits reduced by $103,121 and Mr. Lain would have his severance benefits reduced by $89,220. The amounts shown in this footnote and in the main table above reflect the full value of each NEO’s respective Change-in-Control severance benefits before applying the cutback.

90	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

General Information

Why We Solicit Proxies

Carpenter’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting—even those who cannot attend the Annual Meeting in person. You are being asked to vote on four proposals:

▶	The election of three directors, Viola L. Acoff, I. Martin Inglis, Stephen M. Ward, Jr., each to a three-year term that will expire in 2022;

▶	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter’s independent registered public accounting firm to perform its integrated audit for fiscal year 2020;
▶	Approval of the compensation of Carpenter’s Named Executive Officers, in an advisory vote; and

▶	Approval of an amendment and restatement to the Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees.

Method and Cost of Solicitation

Carpenter will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement, and proxy card. Directors, officers, and other employees of Carpenter may solicit proxies in person or by telephone without additional compensation. The Company has also hired Georgeson Inc. to assist with the solicitation of proxies for a fee of $9,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, Carpenter will reimburse those expenses.

Who Can Vote

Stockholders who were record owners of Carpenter common stock at the close of business on August 9, 2019, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 9, 2019, there were 47,660,522 shares of Carpenter common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Savings Plan of Carpenter Technology Corporation, the Savings Plan of Amega West Services LLC, or the Latrobe Steel Company Voluntary Investment Program may direct The Vanguard Group, as trustee, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. Vanguard must receive voting instructions no later than Thursday, October 3, 2019.

How to Vote

You may vote in one of four ways

VOTE ONLINE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares by accessing the website address given on the proxy card you received from your broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

If your shares are registered in your name: Vote your Carpenter shares by visiting the website www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

VOTE BY TELEPHONE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter shares by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

If your shares are registered in your name: Vote your Carpenter shares by calling toll-free 1-800-690-6903 and following the instructions, which will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	91

General Information • Broker Non-Votes and Abstentions

VOTE BY RETURNING YOUR PROXY CARD

You may vote by signing and returning your proxy card. Stockholders of record receive the proxy materials, including a proxy card, from Carpenter. Stockholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from their bank or broker. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you are a stockholder of record, unless you tell us to vote differently, we plan to vote signed and returned proxies for the nominees for director; to approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020; to approve the compensation of Carpenter’s named executive officers in an advisory vote; and to approve the amendment and restatement of the Carpenter Technology Stock-Based Incentive Compensation Plan for Officers and Key Employees.

Stockholders who hold their shares in street name should refer to “Broker Non-Votes and Abstentions” below for information about how their shares will be voted on any matter for which they do not provide instructions to their bank or broker.

If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

VOTE BY BALLOT AT THE MEETING

You may attend the Annual Meeting and vote by ballot that you will receive at the meeting. Beneficial owners can vote at the meeting by requesting a legal proxy from www.proxyvote.com at least ten calendar days before the meeting. Your admission ticket to the Annual Meeting is either attached to your proxy card or is in the e-mail by which you received your Proxy Statement. If your shares are held in the name of a broker, bank, or other nominee, and you wish to attend the meeting, you should obtain a letter from your broker, bank, or other nominee indicating that you are the beneficial owner of a stated number of shares of Carpenter stock as of the record date August 9, 2019.

Broker Non-Votes and Abstentions

A broker non-vote occurs when the bank or brokerage firm holding shares on behalf of a stockholder does not receive timely voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote those shares on specified matters.

If you are a beneficial owner and hold your shares in street name, and you do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf with respect to those proposals.

Your broker or nominee will be permitted to exercise discretionary authority to vote your shares to ratify our selection of PwC as our independent registered public accounting firm even if you do not give voting instructions with respect to that proposal.

Because each proposal will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of any vote.

Quorum and Required Votes

We need a quorum of stockholders to conduct business at the Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote either attend or are represented by proxy at the Annual Meeting. Broker non-votes and votes withheld (abstentions) are counted as present for the purpose of establishing a quorum.

Carpenter’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, all actions properly presented at the Annual Meeting may be approved by a majority of the total votes cast.

92	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

General Information • If You Change Your Mind After Voting

Abstentions and broker non-votes as to any matter are not included in the vote count for that matter, and will have no impact on the outcome of the approval of that matter.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted at the Annual Meeting. You can write to Carpenter’s Corporate Secretary at 1735 Market Street, 15th Floor, Philadelphia, PA 19103, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote by ballot, which will cancel your previous proxy vote.

Stockholder Nominations to the Board of Directors

Under Carpenter’s By-Laws, in order to nominate a person for election at the 2020 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter’s headquarters, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, between June 10, 2020, and July 10, 2020. Your notice must contain your name, address, and the number of shares of Carpenter stock you own, in addition to the other information required in our By-Laws, together with a signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director. Only individuals nominated in accordance with Carpenter’s By-Laws and applicable Delaware law are eligible for election as a director.

2020 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2020 Annual Meeting of Stockholders, we must receive your written proposal no later than May 20, 2020. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the SEC, the laws of the State of Delaware, and Carpenter’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Under Carpenter’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2020 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between June 10, 2020, and July 10, 2020. For each matter that you wish to bring before the meeting, you must provide the information required in Carpenter’s By-Laws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for Carpenter.

If you prefer, Carpenter will promptly deliver a separate copy of the Proxy Statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, telephone 610-208-2102. If you want to receive separate copies of the Proxy Statement and related materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and phone number above.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	93

General Information • Where You Can Find More Information

Where You Can Find More Information

Carpenter files annual, quarterly and current reports, proxy statements, and other information with the SEC. These SEC filings are also available to the public from the website maintained by the SEC at www.sec.gov or at www.carpentertechnology.com.

Upon request of any stockholder, a copy of Carpenter’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, including a list of the exhibits thereto, may be obtained, without charge, by writing to Carpenter’s Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Other Matters

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on such business in accordance with their judgment.

By order of the Board of Directors,

James D. Dee

Vice President, General Counsel and Secretary

94	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Exhibit A

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

Originally Adopted June 22, 1993

As Amended and Restated October 8, 2019

To be Effective October 8, 2019

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	A-1

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

Section 1.    Purpose of the Plan. The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining valued Employees by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees.

Section 2.    Definitions. As used herein, the following definitions shall apply:

2.1    “Award” means the grant of Restricted Stock, Options or Restricted Stock Units under the Plan.

2.2    “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Cause” means the Employee’s: (a) willful misconduct or gross negligence in connection with the performance of the Employee’s duties for the Company or any Subsidiary; (b) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (c) engagement in any business that directly or indirectly competes with the Company or any Subsidiary; (d) disclosure of trade secrets, customer lists or confidential information of the Company or any Subsidiary to a competitor or unauthorized person; or (e) act or omission that results in a violation of policy of either the Company or any Subsidiary, as reasonably determined by the Board in its sole discretion.

2.5    “Carve-Out Pool” means Awards representing no more than five percent (5%) of the shares of Common Stock available for Awards under this Plan.

2.6    “Change in Control” means and includes each of the following:

(a)    The acquisition by any person, entity, or group of persons (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) more than 50% of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or, (ii) within any 12 month period, 35% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company;

(b)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    the acquisition by any Person during any 12 month period of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to the acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets;

provided, however, that with respect to the payment of Restricted Stock Units, such event must also constitute a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

A-2	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

2.7    “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.8    “Committee” means the committee designated by the Board to administer the Plan under Section 4.

2.9    “Common Stock” means the Common Stock of the Company, par value $5.00 per share.

2.10    “Company” means Carpenter Technology Corporation, a Delaware corporation, or any successor corporation.

2.11    “Disability” means a qualified physician designated by the Company has reviewed and approved the determination that an Employee:

(a)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Subsidiary.

2.12    “Employee” means an officer or other key employee of the Company or a Subsidiary including a director who is such an employee.

2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act or rule promulgated under the Exchange Act shall include reference to any successor provision or rule.

2.14    “Fair Market Value” means on any given date, the closing price of a share of Common Stock on the New York Stock Exchange, or, in the absence of a closing price on such date, the closing price on the last trading day preceding such date. Notwithstanding the foregoing, the Committee may use the closing price as of the indicated date, the average price or value as of the indicated date or for a specified period of not more than 30 days ending on the indicated date (provided that such period begins after the date of grant), the price determined at the time the transaction is processed, the tender offer price for shares of Common Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Common Stock; provided, however, that for purposes of granting Non-Qualified Stock Options or Restricted Stock Units, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A.

2.15    “Non-Employee Director” means a member of the Board who is not an Employee as defined in Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

2.16    “Non-Qualified Option” means an Option or portion thereof not intended to be an “Incentive Stock Option” as defined in section 422 of the Code.

2.17    “Option” means a right granted under the Plan to purchase a specified number of shares of Common Stock at a specified price. All Options available under the Plan are Non-Qualified Options.

2.18    “Participant” means any individual who receives an Award.

2.19    “Performance Goal” means any one or more of the performance goals established by the Committee, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter’s or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award. The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under ASC 718, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.

2.20    “Performance Period” means a period of one or more consecutive fiscal years, or portions thereof, of the Company specified by the Committee during which the performance of the Company, any Subsidiary or any department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal is achieved. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	A-3

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

2.21    “Plan” means the Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees herein set forth, as amended from time to time.

2.22    “Restricted Stock” means Common Stock granted by the Committee under Section 6.1 of the Plan.

2.23    “Restricted Stock Unit” means a book-entry unit with a value equal to one share of Common Stock.

2.24    “Restriction Period” means the period during which Restricted Stock granted under Section 6.1 of the Plan or Restricted Stock Units granted under Section 6.3 of the Plan are subject to forfeiture.

2.25    “Retirement” means the Participant’s termination of employment with the Company with eligibility to receive a monthly retirement benefit payment in the following month under either the General Retirement Plan for Employees of Carpenter Technology Corporation (the “GRP) or the Supplemental Retirement Plan for Executives of Carpenter Technology Corporation (the “SERP”). In the event that the Participant is neither eligible to participate in GRP or the SERP, “Retirement” shall mean the Participant’s termination of employment with the Company having attained the age and with the service that would have otherwise been credited under the GRP or the SERP if the Participant was eligible to participate in such plans, that would have qualified the Participant for a monthly retirement benefit payment in the following month under one or both such plans.

2.26    “Separation from Service” means a “separation from service” within the meaning of section 409A of the Code and the Treasury regulations and other guidance issued thereunder.

2.27    “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

Section 3.    Eligibility. Any Employee may be selected by the Company to receive an Award.

Section 4.    Administration and Implementation of Plan.

4.1    The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their employees, Participants, persons claiming rights from or through Participants and stockholders of the Company.

4.2    Subject to the provisions of the Plan, and specifically including Section 3 hereof, the Committee shall have full and final authority in its discretion (a) to select the Employees who will receive Awards pursuant to the Plan, (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof as set forth in Section 6, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan.

4.3    The Committee may delegate to the Company’s Chief Executive Officer (the “CEO”), its authority under Section 4.2(a)-(d) above, to grant or amend Awards covering a pre-determined aggregate number of shares of Common Stock. Such delegation is limited to the authority to grant and amend Awards to Participants who are not subject to the requirements of Rule 16b-3 of the Exchange Act. Any Awards granted or amended by the CEO shall be subject to the terms of the Plan. The CEO shall report to the Committee, in a form and manner to be determined by the Committee, at least annually on the disposition of shares subject to Awards granted or amended by the CEO.

Section 5.    Shares of Common Stock Subject to the Plan.

5.1    Subject to adjustment as provided in Section 9, the total number of shares of Common Stock available for Awards under the Plan as of October 8, 2019, shall be 1,775,000 shares, increased by any shares of Common Stock that were reserved under the Plan but were either (a) not subject to Awards or (b) subject to Awards which were forfeited, canceled or expired unexercised, in either case prior to this amendment and restatement. Notwithstanding the foregoing, in determining the number of shares of Common Stock available for Awards under the Plan, a share of Common Stock subject to an award of Restricted Stock, Restricted Stock Unit, or any other full value share award shall count against the number of shares available for Awards under the Plan as two and one-half (2.5) shares of

A-4	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

Common Stock and a share of Common Stock subject to an Option shall count against the number of shares available for Awards under the Plan as one (1) share of Common Stock. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (a) any shares of Common Stock withheld in respect of taxes, (b) any shares tendered or withheld to pay the exercise price of stock options, and (c) any shares repurchased by the Company from the optionee with the proceeds from the exercise of stock options.    Common Stock granted under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired and held in the Company’s treasury.

5.2    Subject to adjustment as provided in Section 9, the maximum number of shares that may be granted to any Employee as Awards under the Plan during any calendar year shall not exceed 500,000.

5.3    If any shares subject to an Award are forfeited or such Award otherwise terminates without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award. For the avoidance of doubt, with respect to Awards granted on or after October 8, 2019, (a) any shares of Common Stock tendered or withheld in respect of taxes relating to an Award, (b) any shares of Common Stock tendered or withheld to pay the exercise price of stock options issued under the Plan, whether through “cashless exercise” or net exercise, and (c) any shares of Common Stock repurchased by the Company from the optionee with proceeds from the exercise of stock options shall not be treated as forfeited shares or in settlement of an Award, and shall not again be available for Awards under the Plan.

Section 6.    Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date the Award is granted or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the termination of employment or other relationship with the Company or any Subsidiary by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed as provided for in this Section 6. Except as provided for below in this Section 6, all Awards issued under the Plan on or after October 8, 2019 shall be subject to a minimum Restriction Period or minimum vesting period of at least one (1) year; provided, however, that the Committee shall have full power to grant Awards covering shares of Common Stock not in excess of the Carve-Out Pool that are not subject to such minimum Restriction Period or minimum vesting requirements. Each Award shall be evidenced by an Award Agreement. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.

6.1    Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

(a)    Upon determination of the number of shares of Restricted Stock to be granted to the Participant, the Committee shall direct the Company to see that its transfer agent and registrar for the Common Stock (“Transfer Agent”) establishes a special account representing the number of restricted shares of Common Stock issued to the Participant. Following the Restriction Period, the Company will instruct the Transfer Agent to remove the restriction from such shares of Common Stock held for the Participant in the special account and transfer these shares to an unrestricted account in the Participant’s name.

(b)    From time to time during the Restriction Period, the Committee may, but is not required to, authorize the payment or accrual of an amount equivalent to a dividend declared and paid on the Company’s Common Stock to any Participant awarded Restricted Stock. With respect to Restricted Stock granted on or after October 8, 2019, any amount so accrued may be settled as soon as practicable following, but not later than 30 days after, the end of the Restriction Period applicable to the underlying Restricted Stock, subject to the satisfaction of the performance, employment or other conditions set forth in the Award Agreement. Such payment may be made in cash or deemed reinvested in Restricted Stock as determined by the Committee in its sole discretion. During the Restriction Period, the Participant shall have the right to vote the shares of Restricted Stock.

(c)    The Award Agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions under which the Restricted Stock may be forfeited to the Company. The Restriction Period for

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	A-5

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

such Awards shall be at least (i) three years for Awards that vest solely on the passage of time unless otherwise determined by the Committee, and (ii) one year for Awards that are earned in whole or in part upon the attainment of Performance Goals. At the end of the Restriction Period applicable to all or a portion of the Restricted Stock, as applicable, the restrictions imposed hereunder shall lapse with respect to that number of shares of Restricted Stock and these shares will be transferred to an unrestricted account in the Participant’s name.

6.2    Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed (or other determinable) price. The Award of Options shall be subject to the following terms and conditions:

(a)    Option Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee and set forth in the applicable Award Agreement, but shall not be less than the Fair Market Value of a share of Common Stock on the date the Award is granted. Other than in connection with a change in the Company’s capitalization under Section 9, the exercise price of an Option may not be reduced without approval by the Company’s shareholders.

(b)    Term of Options: The Award Agreement shall specify when an Option may be exercisable and the terms and conditions applicable thereto. The term of an Option shall in no event be greater than ten years and no Option may be exercisable sooner than one year from the date the Award is granted.

(c)    Payment of Option Price: The Committee shall determine the time or times at which an Option may be exercised by the Participant in whole or in part, whether the exercise price for an Option shall be paid in cash, by the surrender at Fair Market Value of Common Stock held by the Participant, by any combination of cash and shares of Common Stock, the means or methods of payment, including “cashless exercise” arrangements such as through a broker or by net exercise, to the extent permitted by applicable law, and the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to the Participant upon the exercise of such Option. Notwithstanding the foregoing, the Committee shall not permit payment through any method that would constitute a prohibited extension of credit to those officers of the Company who are subject to the provisions of the Sarbanes-Oxley Act of 2002.

(d)    No Reload Grants: Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(e)    No Dividend Equivalent Rights: Options shall not be granted with dividend equivalent rights associated with the underlying shares of Common Stock subject to such Options.

6.3    Restricted Stock Units. Restricted Stock Units shall confer on the Participant the right to receive the Fair Market Value of the Restricted Stock Units upon the attainment of Performance Goals, after a Restriction Period, or a combination thereof, as specified by the Committee. The Award of Restricted Stock Units shall be subject to the following terms and conditions:

(a)    A Participant may not receive Awards of Restricted Stock Units totaling more than the limit set forth in Section 5.2 hereof.

(b)    Dividend Equivalents: The Committee may, but is not required to, authorize the payment or accrual of an amount equivalent to a dividend declared and paid on the Company’s Common Stock to any Participant awarded Restricted Stock Units.

(i)    With respect to Restricted Stock Units awarded prior to October 8, 2019, any such payment, if authorized, shall be made within 30 days following the date the dividend was paid to the holders of the Company’s Common Stock and shall be in the form of (i) cash or (ii) additional Restricted Stock Units that shall be subject to the provisions of the Award Agreement governing the Restricted Stock Units upon which the dividend equivalent is paid and added to the number of Restricted Stock Units awarded under such Award Agreement. Notwithstanding the preceding, such a dividend equivalent shall be forfeited if the Participant terminates employment with the Company for any reason prior to the payment date of the dividend equivalent.

(ii)    With respect to Restricted Stock Units awarded on or after October 8, 2019, any such accrual, if authorized, shall be settled as soon as practicable following, but not later than 30 days after, the later of the close of the Performance Period or the close of the Restriction Period applicable to the underlying Restricted Stock Units, and subject to the satisfaction of the terms and conditions applicable to such Restricted Stock Units. Such dividend equivalent shall be settled in the form of (i) cash or (ii) additional Restricted Stock Units that shall be subject to

A-6	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

the provisions of the Award Agreement governing the Restricted Stock Units upon which the dividend equivalent is paid and added to the number of Restricted Stock Units awarded under such Award Agreement.

(c)    Voting Rights: A Participant shall not have voting rights with respect to Restricted Stock Units prior to payment of Common Stock in satisfaction of such Restricted Stock Units.

(d)    Form and Timing of Payment of Restricted Stock Units: Payment of Restricted Stock Units shall be made as soon as practicable but not later than 30 days following the later of the close of the Performance Period or the close of the Restriction Period, as determined by the Committee and specified in the applicable Award Agreement. Payment shall be made in the form specified in the Award Agreement, which may be either in:

(i)    Common Stock which has an aggregate Fair Market Value equal to the Fair Market Value of the Restricted Stock Units at the close of the Performance Period or other applicable period determined at the Committee’s discretion and specified in the applicable Award Agreement; or

(ii)    cash in an amount equal to the aggregate Fair Market Value of the Restricted Stock Units at the close of the Performance Period or other applicable period determined at the Committee’s discretion and specified in the applicable Award Agreement.

The provisions of Section 6.4 below shall apply to any Award that is subject to the application of Code Section 409A.

6.4    Deferral of Restricted Stock Units. The Committee may, but need not, permit a Participant to defer receipt of payment in satisfaction of earned Restricted Stock Units, provided that any such deferral shall be administered in good faith compliance with section 409A of the Code and the guidance thereunder, including the following rules:

(a)    A Participant may elect to defer payment of Restricted Stock Units by making a valid, irrevocable election prior to: (i) in the case of Restricted Stock Units that qualify as “performance based compensation” (within the meaning of Code Section 409A), six months prior to the end of the applicable performance period, provided that such election is made before the amount of the compensation is readily ascertainable, or (ii) in the case of Restricted Stock Units that are not “performance based compensation” (within the meaning of Code Section 409A), 30 days following the grant of Restricted Stock Units provided that the election is made at least 12 months in advance of the earliest date on which the Restricted Stock Units may otherwise vest (disregarding for this purpose any vesting that may occur as a result of death, Disability or Change of Control);

(b)    Unless otherwise provided by the Committee, during the deferral period, the Participant shall have those rights with respect to Restricted Stock Units set forth at Section 6.3(b);

(c)    A Participant may elect to have such Restricted Stock Units paid upon:

(i)    such Participant’s Separation from Service on or after the Participant’s Retirement;

(ii)    a Change in Control;

(iii)    Disability;

(iv)    the earlier to occur of (i), (ii) or (iii) above;

(v)    the occurrence of an “Unforeseeable Emergency” within the meaning of section 409A of the Code and the guidance thereunder; or

(vi)    a date specified by the Participant, provided that such date shall be no earlier than the first day of the fourth month of the Company’s fiscal year following the year during which such Restricted Stock Units are earned or time-vested;

(d)    Notwithstanding the foregoing, with respect to a Participant who, as of the date of the Participant’s Separation from Service, is a “Specified Employee” within the meaning of section 409A of the Code and the Treasury regulations and other guidance thereunder, any payment of deferred Restricted Stock Units on account of the Participant’s Separation from Service in accordance with Section 6.4(c)(i) may not be made earlier than 6 months following such Participant’s Separation from Service, except that in the event of any Participant’s earlier death, such Restricted Stock Units shall be paid within 30 days after the Company receives notice of the Participant’s death; and

(e)    The Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in section 409A(a)(1)(B) of the Code to any Award deferred hereunder.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	A-7

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

(f)    Restricted Stock Units deferred pursuant to this Section 6.4 shall continue to be credited in the number of shares subject to the Award that are being deferred and shall be paid in the same form as provided for in the applicable Award Agreement based on the Fair Market Value of the shares subject to the Award at the time of payment.

6.5    Effect of Termination on Awards. Unless otherwise specified in the Award Agreement applicable to the relevant Award, the following rules shall apply:

(a)    Options: Provided the Participant has remained in service for at least 12 months following the grant of an Option to such Participant, such Participant’s Option will be exercisable following such Participant’s termination of employment as follows:

(i)    If the Participant’s termination of employment is by reason of such Participant’s death or Disability, all Options that were granted more than 12 months before such event shall become fully vested and exercisable by the Participant or his or her estate at any time prior to the expiration of the original term of the Option.

(ii)    If the Participant’s termination of employment is by reason of such Participant’s Retirement, all unexercisable Options that were granted more than 12 months before such Retirement date shall be immediately vested and exercisable by the Participant or his or her estate prior to the expiration of the original term of the Option; provided, however, that the Committee (or the CEO in the case of an Option granted under Section 4.3 hereof) reserves the right to determine that unvested Options are forfeited. Options that were exercisable at the Participant’s Retirement shall continue to be exercisable by the Participant, or his or her estate, prior to the expiration of the original term.

(iii)    If the Participant’s termination of employment is for any reason other than as described in Sections 6.5(a)(i) and 6.5(a)(ii) above, any then unexercisable Option shall expire upon such termination and any then exercisable Option shall expire, and no longer be exercisable, by the Participant or his or her estate as of the earlier of three months following such termination or the original term of the Option.

(b)    Restricted Stock and Restricted Stock Units:

(i)    If the Participant’s termination of employment is by reason of such Participant’s death or Disability, all earned Restricted Stock or Restricted Stock Units shall become immediately vested and payable to the Participant, or his or her estate. The Participant, or his or her estate, shall also be eligible to receive a prorated payout of any unearned performance-based Restricted Stock or Restricted Stock Units, payable at the time such payment would otherwise have been made had the Participant’s employment continued, based upon the extent to which Performance Goals were met during the Performance Period.

(ii)    If the Participant’s termination is by reason of Retirement, all earned Restricted Stock and Restricted Stock Units shall become immediately vested and payable to the Participant, or his or her estate. The Participant, or his or her estate, shall also be eligible to receive a pro-rated payout of any unearned performance-based Restricted Stock or Restricted Stock Units, payable at the time such payment would otherwise have been made had the Participant’s employment continued, based upon the extent to which Performance Goals were met during the Performance Period. Notwithstanding the foregoing, the Committee (or the CEO in the case of an Award granted under Section 4.3 hereof) reserves the right to determine that unvested Restricted Stock and Restricted Stock Units are forfeited.

(iii)    In the event of the Participant’s termination of employment for any reason other than death, Disability or Retirement, any Award of Restricted Stock or Restricted Stock Units subject to Performance Goals or other restrictions or conditions not satisfied at the time of such termination shall be forfeited.

(c)    Termination for Cause: Notwithstanding anything in the Plan to the contrary, in the event a Participant’s employment with the Company or any Subsidiary is terminated for Cause, the Committee (or the CEO in the case of an Award granted under Section 4.3 hereof) may, in its sole discretion, cancel each unexercised or unvested Award granted to such Participant effective upon such termination.

6.6    Additional Provisions Applicable to Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any Award granted under any other plan of the Company or any Subsidiary or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. For the avoidance of doubt, any Awards granted in substitution for any other Award granted under the Plan or any Award granted under any other plan of the Company or any Subsidiary or any business entity acquired

A-8	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

by the Company or any Subsidiary that constitute or have the effect of a repricing shall be required to be subject to the approval of the Company’s stockholders pursuant to Section 10.1(a).

Section 7.    Exchange and Buy Out Provisions. Subject to the restrictions of Section 10 hereof, the Committee may at any time exchange or buy out any previously granted Award other than an Award with an exercise price that is less than Fair Market Value or may provide in any Award Agreement terms and conditions under which the Participant must sell, or offer to sell, to the Company any vested unexercised Award or any Common Stock acquired pursuant to such Award for a payment in cash, Common Stock or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made or as may be set forth in the Award Agreement.

Section 8.    Change in Control.

8.1    With respect to Awards granted prior to July 18, 2018, notwithstanding any provision in this Plan and any Award Agreement to the contrary, upon the occurrence of a Change in Control, (a) each Option then outstanding shall become immediately exercisable to the full extent of any shares of Common Stock subject thereto, (b) any remaining restrictions on shares of Restricted Stock shall immediately lapse, and (c) the Performance Goals or other performance criteria and/or time period or periods applicable to any Restricted Stock or Restricted Stock Units shall be deemed satisfied at the pre-established target level and payment shall be made pursuant to Sections 6.1(c) and 6.3(d), respectively.

8.2    With respect to Awards granted on or after July 18, 2018, notwithstanding any provision in this Plan and any Award Agreement to the contrary,

(a)    if any Awards granted under this Plan are assumed or converted into awards under another plan of a successor entity or business, then the following provisions apply to such Awards:

(i)    if within two (2) years immediately following a Change in Control, a Participant’s employment is terminated by the Company other than for Cause or terminated by the Participant for Good Reason (as defined in this Section 8), (i) each Option then outstanding shall become immediately exercisable to the full extent of any shares of Common Stock subject thereto, (ii) any remaining restrictions on shares of Restricted Stock shall immediately lapse, and (iii) the Performance Goals or other performance criteria and/or time period or periods applicable to any Restricted Stock or Restricted Stock Units shall be deemed satisfied, either on an absolute basis or at the pre-established target level as applicable, and settlement and/or payment shall be made pursuant to Sections 6.1(c) and 6.3(d), respectively; and

(ii)    if Participant’s employment with the Company or a Subsidiary continues after a Change in Control and during the two (2) years immediately following the Change in Control the Participant’s employment is either not terminated or is terminated by the Company for Cause or by the Participant for reasons other than for Good Reason, then the otherwise applicable terms of this Plan and the Award Agreement continue to apply to the Award.

(b)    if any Awards granted under this Plan are not assumed or converted into awards under another plan of a successor entity or business as contemplated under Section 8.2(a), (a) each Option then outstanding shall become immediately exercisable to the full extent of any shares of Common Stock subject thereto, (b) any remaining restrictions on shares of Restricted Stock shall immediately lapse, and (c) the Performance Goals or other performance criteria and/or time period or periods applicable to any Restricted Stock or Restricted Stock Units shall be deemed satisfied, either on an absolute basis or at the pre-established target level as applicable, and settlement and/or payment shall be made pursuant to Sections 6.1(c) and 6.3(d), respectively. However, this provision shall not apply to the extent that this Plan is terminated pursuant Section 10.2(b).

For purposes of this Section 8, ‘Good Reason’ shall mean a Participant’s termination of employment within the ninety (90) day period following the initial existence of one (1) or more of the following conditions arising without the Participant’s consent: (i) a material diminution in the Participant’s base salary; (ii) a material permanent diminution in the Participant’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the Participant must perform services which is at least fifty (50) miles from his or her current principal place of work; (iv) if a Participant holds the title of Chief Executive Officer, a change in such title to a non-Chief Executive Officer title; (v) if a Participant holds the title of Chief Financial Officer, a change in such title to a non-Chief Executive Officer or non-Chief Financial Officer title; or (vi) any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any employment agreement between the Participant and the Company

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	A-9

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

or Subsidiary; and within thirty (30) days following the initial existence of a condition described in subsections (i) through (vi) above, the Participant must provide notice to the Company or Subsidiary of the existence of the condition, and the Company or Subsidiary must fail to remedy the condition within thirty (30) days of receipt of such notice.

Section 9.    Adjustments upon Changes in Capitalization.

9.1    In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (b) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (c) the aggregate number and kind of shares of Common Stock available under the Plan, and (d) the exercise or Award-date price relating to any Award, or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

9.2    In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 15.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

Section 10.    Changes to the Plan and Awards.

10.1    The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (a) such action would (i) increase the number of shares subject to the Plan, except as permitted at Section 9.1 hereof, (ii) constitute a repricing or exchange of any Awards issued hereunder or involve the buy out, whether in cash or otherwise, by the Company of any previously granted Award with an exercise price that is greater than Fair Market Value, or (iii) change the provisions of this Section 10; (b) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted; or (c) the Board determines, in its discretion, to submit other such changes to the Plan to the stockholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless required to comply with any provision of the Code, applicable securities laws, or the rules of any exchange upon which the Company’s Common Stock is listed.

10.2    Upon termination of this Plan, each Participant may receive payment of all outstanding Restricted Stock Unit Awards if and to the extent permitted under Code Section 409A and the related Treasury regulations and other guidance issued under Code Section 409A. Accordingly, payment of a Participant’s Restricted Stock Unit Award may be made hereunder in accordance with one of the following:

(a)    the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(b)    the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or

(c)    the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

A-10	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

(d)    such other events and conditions as the IRS may prescribe in generally applicable published regulatory or other guidance under Code Section 409A.

Section 11.    No Right to Award, Employment or Service. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any Subsidiary. For purposes of this Plan, transfer of employment between the Company and its Subsidiaries and affiliates shall not be deemed a termination of employment.

Section 12.    Taxes. Each Participant must make appropriate arrangements for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock from the profit attributable to the Award shall not occur at a rate that exceeds the maximum individual federal and state statutory tax rates in the applicable jurisdiction.

Section 13.    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or affiliate, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 14.    Foreign Nationals. Without amending the Plan, Awards may be granted to Employees who are foreign nationals or employed outside the United States or both. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures, or sub-plans applicable to particular affiliates or locations.

Section 15.    Securities Law Requirements.

15.1    No Award granted hereunder shall be exercisable if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of the events referred to in clause (a) or clause (b) above, the exercisability of such Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when exercisability has been suspended.

CARPENTER TECHNOLOGY 2019 PROXY STATEMENT	A-11

Exhibit A: Stock-based Incentive Compensation Plan for Officers and Key Employees

15.2    The Committee may require, as a condition to receive or exercise any Award, that the Participant deliver to the Company representations, warranties and agreements to the effect that any shares of Common Stock to be purchased or acquired pursuant to such Award are for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

Section 16.    Termination. The Plan shall terminate and expire on the date which is ten (10) years after the most recent shareholder approval of the Plan.

Section 17.    Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional shares of Common Stock in cash.

Section 18.    Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any affiliate, any stockholder or any other person.

Section 19.    Governing Law. To the extent that Federal laws (such as the Exchange Act or the Code) do not apply, the validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

Section 20.    Adoption of the Plan and Effective Date. This amendment and restatement of the Plan shall become effective upon its approval by the stockholders of the Company, and no Award granted under this restatement shall become exercisable, realizable or vested prior to such approval.

A-12	CARPENTER TECHNOLOGY 2019 PROXY STATEMENT

Our values Zero Injury Workplace We believe that all injuries are preventable and that the safety of all employees is our top priority. Transparency We speak to each other openly and honestly and are proactive in communicating up, down, and across the organization. Above the Line Accountability We require each of us to take personal responsibility to "See It, Own It, and Do It" to obtain desired results. Performance We choose to excel at what we do, and we are intolerant of not meeting or beating expectations, goals, and promises. Professional Confrontation We speak up, and we speak out, but once we make well-informed decisions, supported by reliable data, we move on. Collaboration We are invested in our teammates, success and in cross-functional initiatives in order to make the organization better. Dignity and Respect We value each person as an individual, respect their aspirations, and act honorably in our interactions. Integrity and Ethics We act responsibly and maintain high ethical standards in the way we interact with each other, customers, suppliers, and communities.Our values Zero Injury Workplace We believe that all injuries are preventable and that the safety of all employees is our top priority. Transparency We speak to each other openly and honestly and are proactive in communicating up, down, and across the organization. Above the Line Accountability We require each of us to take personal responsibility to "See It, Own It, Solve It, and Do It" to obtain desired results. Performance We choose to excel at what we do, and we are intolerant of not meeting or beating expectations, goals, and promises. Professional Confrontation We speak up and we speak out, but once we make well-informed decisions, supported by reliable data, we move on. Collaboration We are invested in our teammates success and in cross-functional initiatives in order to make the organization better. Dignity and Respect We value each person as an individual, respect their aspirations, and act honorably in our interactions. Integrity and Ethics We act responsibly and maintain high ethical standards in the way we interact with each other, customers, suppliers, and communities.

Carpenter Technology Corporation (NYSE:CRS) is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, medical, industrial, and consumer electronics markets. Founded in 1889, Carpenter has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter has expanded its AM capabilities to provide a complete "end-to-end" solution to accelerate materials innovation and streamline parts production. www.cartech.com. Carpenter Technology Corporation 1735 Market Street Philadelphia, PA 19103 United StatesCarpenter Technology Corporation (NYSE:CRS) is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, medical, industrial, and consumer electronics markets. Founded in 1889, Carpenter has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter has expanded its AM capabilities to provide a complete "end-to-end" solution to accelerate materials innovation and streamline parts production. Carpenter Technology Corporation 1735 Market Street Philadelphia, PA 19103 United States www.CarpenterTechnology.com

CARPENTER TECHNOLOGY CORPORATION 1735 MARKET STREET PHILADELPHIA, PA 19103

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐

1.	Election of Directors

Nominees

01	Viola L. Acoff 02 I. Martin Inglis 03 Stephen M. Ward, Jr.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain

2.	Approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm.							☐	☐	☐

3.	Advisory approval of the company’s Executive Compensation.							☐	☐	☐

4.	Approval of amended and restated Stock-Based Incentive Compensation Plan for Officers and Key Employees.							☐	☐	☐

NOTE: This proxy, when properly executed, will be voted in the manner directed hereon. If no direction is made, this proxy will be voted FOR election of the nominees for directors in Proposal 1 and FOR Proposals 2, 3 and 4.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Admission Ticket

Annual Meeting

of

Stockholders of Carpenter Technology Corporation

Tuesday, October 8, 2019 - 11:00 AM

If you plan to attend the 2019 Annual Meeting of Stockholders, please mark the appropriate box on the proxy card on the reverse side. Please present this admission ticket to the

Carpenter Technology Corporation representative.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

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CARPENTER TECHNOLOGY CORPORATION

Annual Meeting of Stockholders

October 8, 2019-11:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Carpenter Technology Corporation appoints James D. Dee and Timothy Lain, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournment thereof. The meeting will be held at the Four Seasons Philadelphia at Comcast Center, One North 19th Street, Philadelphia, Pennsylvania, on Tuesday, October 8, 2019, at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side